Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

EATON CORPORATION PLC,

EATON CORPORATION,

MOBILITY (USA) CORPORATION,

ATLAS MOBILITY SUB, INC.

and

DANA INCORPORATED

Dated as of June 10, 2026

i

EXHIBITS

Exhibit A	Separation and Distribution Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Royal Precision Purchase Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2026, is entered into by and among Eaton Corporation plc, an Irish public limited company (“Parent”), Eaton Corporation, a corporation registered in the State of Ohio (“Eaton Ohio”), Mobility (USA) Corporation, a Delaware corporation (“SpinCo”), Atlas Mobility Sub, Inc., a Delaware corporation and newly formed, directly wholly owned Subsidiary of SpinCo (“Merger Sub”), and Dana Incorporated, a Delaware corporation (“Merger Partner”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent, acting through its direct and indirect Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, contemporaneously with the execution of this Agreement, Parent, SpinCo, Eaton Ohio, Eaton HoldCo and Merger Partner are entering into the Separation and Distribution Agreement, pursuant to which Parent will, upon the terms and conditions set forth therein and in accordance with the Restructuring, separate the SpinCo Business such that, as of the Distribution, the SpinCo Business is held by the SpinCo Entities;

WHEREAS, following the consummation of the foregoing Restructuring transactions and on the Distribution Date, upon the terms and subject to the conditions set forth in the Separation and Distribution Agreement, Parent, at its election, shall make a distribution to be effected by either (i) causing SpinCo to issue 100% of the SpinCo Shares to the Parent shareholders on a pro rata basis (the “One-Step Spin-Off”), or (ii) the consummation of an exchange offer whereby Parent redeems Parent Shares held by certain shareholders of Parent electing to participate in such exchange offer in exchange for the issuance of SpinCo Shares by SpinCo to such shareholders (the “Exchange Offer”), which, to the extent necessary, shall be followed by a Clean-Up Spin-Off on the Distribution Date and immediately following the consummation of the Exchange Offer (in each case of clauses (i) and (ii), the “Distribution”), after which 100% of the SpinCo Shares held by Parent will be canceled and extinguished;

WHEREAS, the Restructuring together with the Distribution is referred to as the “Separation”;

WHEREAS, following the Separation, at the Effective Time, the Parties will effect the merger of Merger Sub with and into Merger Partner, with Merger Partner continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, prior to or at the Closing, Parent will cause Eaton Ohio to sell, or cause to be sold, the Royal Precision Equity Interests to Merger Partner (or a member of the Merger Partner Group), and Merger Partner (or a member of the Merger Partner Group) will purchase or cause to be purchased the Royal Precision Equity Interests, in exchange for a cash payment to Eaton Ohio in an aggregate amount equal to the Royal Precision Purchase Price, all in accordance with the terms and subject to the conditions set forth in the Royal Precision Purchase Agreement;

WHEREAS, the board of directors of Merger Partner (the “Merger Partner Board”) has unanimously (a) determined that the Merger and this Agreement, and the transactions contemplated hereby, are advisable, fair to, and in the best interests of, Merger Partner and the holders of Merger Partner Common Stock, (b) approved and adopted this Agreement and approved the execution and delivery of this Agreement by Merger Partner, the performance by Merger Partner of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein and (c) resolved to recommend that the stockholders of the Merger Partner adopt this Agreement and approve the Merger in accordance with the DGCL;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously determined that the Merger and this Agreement are advisable, fair to, and in the best interest of Parent, and approved this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Restructuring, the Distribution and the Merger;

WHEREAS, the board of directors of SpinCo (the “SpinCo Board”) has unanimously (a) determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, SpinCo and the holders of SpinCo Shares and has approved this Agreement and the Separation and Distribution Agreement and the transactions contemplated hereby and thereby, including the Restructuring, the Distribution, the Merger and the issuance of SpinCo Shares pursuant to the Merger (the “SpinCo Share Issuance”), and (b) resolved to recommend the approval by the sole stockholder of SpinCo of the SpinCo Share Issuance;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger and (b) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub; and

WHEREAS, it is the intention of the Parties that, (a) for U.S. federal income Tax purposes: (i) the Distribution qualify as a tax-free “distribution” under Section 355(a) of the Code to holders of Parent Shares, including the non-recognition of gain and income inclusion by such holders under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder, and as tax-free to Parent under Section 355(c) of the Code; (ii) the Merger qualify as a tax-free “reorganization” under Section 368(a) of the Code; and (iii) this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to the Merger; and (b) for Irish Tax purposes, in respect of the Exchange Offer: (i) no liability for dividend withholding Tax arise for Parent or SpinCo; (ii) no Tax on chargeable gains arise for any of Parent, SpinCo, the holders of SpinCo Shares (except with respect to the receipt of cash in lieu of fractional SpinCo Shares pursuant to Section 3.3) or the holders of Parent Shares (other than holders of SpinCo Shares or Parent Shares who are resident or ordinarily resident in Ireland or holders of Parent Shares that hold their shares in connection with a trade or business carried on by such holders in Ireland through a branch or agency) and except with respect to the receipt of cash in lieu of fractional SpinCo Shares, if any; (iii) no stamp duty arise for any of Parent, SpinCo or any of their shareholders; and (iv) any gain for applicable accounting purposes recognized by Parent on the Exchange Offer will qualify as “excluded equity gain” within the meaning of Section 111P of the Taxes Consolidation Act 1997 (as amended).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are at least as restrictive in all material respects as those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of a Competing Proposal.

“Action” means any claim, counterclaim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, mediation, inquiry, audit, assessment, proceeding, investigation or litigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, however, that, from and after the Effective Time, (a) SpinCo and the other members of the SpinCo Group shall not be considered Affiliates of Parent or any of the other members of the Parent Group and (b) Parent and the other members of the Parent Group shall not be considered Affiliates of SpinCo or any of the other members of the SpinCo Group. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, note, bond, instrument, lease, license, sublicense or otherwise. For the avoidance of doubt, following the Effective Time, Affiliates of Merger Partner shall include the SpinCo Entities.

“Agreement” means this Agreement and Plan of Merger, including all Annexes, Exhibits and Schedules hereto (including the SpinCo Disclosure Letter and Merger Partner Disclosure Letter).

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) that apply to SpinCo, Merger Partner or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), the U.K. Bribery Act of 2010, the Criminal Justice (Corruption Offences) Act 2018 of Ireland, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Date” means January 1, 2024.

“Benefit Plan” means any benefit and compensation plan, program, policy, practice, agreement, contract, arrangement (including employment agreements) or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability (whether direct or indirect, actual or contingent, including by reason of being treated as a single employer under Section 414 of the Code with any other Person) is borne by (a) Merger Partner or any of its Subsidiaries or (b) a SpinCo Entity (as the context requires), in each case, including any “employee benefit plans” within the meaning of Section 3(3) of ERISA, employment, consulting, non-compete or non-solicit, retirement, severance, termination or change-in-control agreements, deferred compensation, stock based, incentive bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind (other than any Multiemployer Plan).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions are authorized or obligated by Law to be closed in New York City, New York.

“Clean-Up Spin-Off” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commitment Fees” means Expenses related to the Financing, including (a) any underwriting fee, upfront fee, commitment fee, takedown fee, placement fees or discounts, underwriting fees or discounts, purchase fees or discounts or similar fees or discounts payable in connection with the Financing or any debt securities issued in lieu of the bridge loan facility contemplated in the Debt Commitment Letter, (b) any interest payable with respect to the Financing funded or any debt securities issued in lieu of the bridge loan facility contemplated in the Debt Commitment Letter prior to the Closing Date, (c) prepayment or redemption premiums with respect to the Financing funded or any debt securities issued in lieu of the bridge loan facility contemplated in the Debt Commitment Letter prior to the Closing Date required to be prepaid or redeemed in the event the Closing does not occur and (d) those related to any reimbursement and indemnification obligations set forth in the Financing or any related agreement contemplated in the Debt Commitment Letter (including (i) any underwriting or purchase agreement and (ii) any such Expenses paid prior to the Closing).

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the Merger and the other transactions contemplated by this Agreement, including the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and other similar competition or antitrust laws of the United States or any jurisdiction other than the United States.

“Confidentiality Agreement” means, collectively, that certain Confidentiality Agreement, dated January 30, 2026, by and between Merger Partner and Parent, as amended by that certain Amended and Restated Confidentiality Agreement, dated March 17, 2026, by and between Merger Partner and Parent, and that certain Clean Team Confidentiality Agreement, dated March 19, 2026, by and between Merger Partner and Parent.

“Confirmation of Intellectual Property Assignment” has the meaning set forth in the Separation and Distribution Agreement.

“Contract” means any written, or legally binding oral, contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, insurance policy, benefit plan, deed of trust, lease, sublease, franchise, permit, authorization, license, instrument, binding commitment, obligation or other undertaking.

“Data Protection Laws” means all Laws governing the collection, use, storage, processing and transfer of Personal Data or otherwise relating to privacy, security, or Security Breach notification requirements and applicable to the SpinCo Business, or business of the Merger Partner, as applicable, including, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (the “GDPR”), the Irish Data Protection Acts 1988-2018, the European Communities (Electronic Communications Networks and Services) (Privacy and Electronic Communications) Regulations 2011 (S.I. No. 336 of 2011), as amended, and all implementing, supplementing or replacing legislation and binding regulations issued thereunder, in each case as amended, re-enacted or replaced from time to time.

“DGCL” means the Delaware General Corporation Law.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

“Domain Names” has the meaning set forth in the Separation and Distribution Agreement.

“Eaton HoldCo” means Eaton Capital Unlimited Company, an Irish public unlimited company.

“Eaton Ohio Contribution” has the meaning set forth in the Separation and Distribution Agreement.

“Eaton Ohio Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement, in substantially the form attached as Exhibit A to the Separation and Distribution Agreement, to be entered into by and between Parent, Eaton Ohio, Eaton HoldCo and SpinCo.

“Environment” means soil, soil gas, sediments, land, wastewater, surface water, groundwater, drinking water, navigable waters, subsurface strata, vegetation, wetland, natural resources or indoor or ambient air.

“Environmental Laws” means all Laws relating to the pollution or protection of the Environment, public or worker health and safety (as it relates to exposure to Hazardous Substances), and natural resources, including the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” means Benefit Plans that are “employee benefit plans” within the meaning of Section 3(3) of ERISA and subject to ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Exchange Ratio” means one (1), as may be adjusted pursuant to Section 3.1(a)(iv).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person and its Subsidiaries or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby (including the Restructuring and the Separation), any litigation with respect thereto, the preparation, printing, filing and mailing of the SpinCo Registration Statements, the Proxy Statement and, if applicable, the Schedule TO, the filing of any required notices under the HSR Act or other Competition Law or Foreign Investment Law, or in connection with other regulatory approvals, and all other matters related to the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents.

“Foreign Investment Laws” means any applicable regulations and rules promulgated under applicable Laws outside of the United States that are designed or intended to screen, prohibit, restrict or regulate foreign investments into such jurisdiction or country, including but not limited to on the basis of cultural, public order or safety, privacy, national or economic security grounds.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local, foreign, international or multinational government, political subdivision, governmental, quasi-governmental authority of any nature (including any department, commission, board, bureau, agency, court or tribunal) or other body exercising legislative, judicial, regulatory, administrative or taxing authority, arbitrator or arbitral body (public or private) or official of any of the foregoing.

“Government Official” means (a) any official, officer, employee, representative or any Person acting in an official capacity for or on behalf of any Governmental Authority; (b) any political party or party official or candidate for political office; (c) any public international organization, any department or agency thereof, or any officer, employee or representative thereof; or (d) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (a), (b) or (c) of this definition.

“Governmental Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Authority.

“Hazardous Substance” means any (a) substance, material or waste, or pollutant or contaminant, in each case as defined as hazardous, toxic or words of similar meaning and regulatory effect or regulated by, or for which Liability or standards of conduct may be imposed pursuant to, any Environmental Law, (b) petroleum, gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum product, derivative or by-product, (c) asbestos or asbestos-containing material, or toxic mold and (d) polychlorinated biphenyl, methane, radioactive material or per- and polyfluoroalkyl substance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Import and Export Laws” means (a) all sanctions, export and re-export Laws of the United States, including the U.S. International Traffic in Arms Regulation, the Export Administration Regulations and U.S. sanctions Laws and regulations administered by OFAC, as applicable, and (b) all other applicable import and export control Laws in any countries in which (x) Merger Partner and its Subsidiaries or (y) the SpinCo Entities (as applicable) conduct business.

“Intellectual Property” has the meaning set forth in the Separation and Distribution Agreement.

“Intellectual Property Cross-License Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Intended Tax Treatment” has the meaning set forth in the Tax Matters Agreement.

“Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person.

“Intervening Event” means a material event, fact, development or occurrence with respect to Merger Partner and its Subsidiaries or the business of Merger Partner and its Subsidiaries, in each case taken as a whole, that is neither known, nor reasonably foreseeable by the Merger Partner Board as of the date hereof or, if known and reasonably foreseeable by the Merger Partner Board as of the date hereof, the material consequences of which were neither known nor reasonably foreseeable by the Merger Partner Board as of the date hereof; provided that any event, fact, development or occurrence that involves or relates to a Competing Proposal or a Superior Proposal will not be deemed to constitute an Intervening Event.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means computers, computer software, computer hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, cloud-based systems and platforms, and all other information technology and related equipment, and all data stored therein or processed thereby whether hosted on-premises or by any third party.

“Knowledge” means (a) with respect to Parent, the actual knowledge of the Persons set forth in Section 1.1(a)(i) of the SpinCo Disclosure Letter, (b) with respect to SpinCo, the actual knowledge of the Persons set forth in Section 1.1(a)(ii) of the SpinCo Disclosure Letter and (c) with respect to Merger Partner, the actual knowledge of the Persons set forth in Section 1.1(a) of the Merger Partner Disclosure Letter.

“Law” means any statute, law, act, code, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Order, concession, grant, franchise, license, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Leased Real Property” means, with respect to any Person, all interests in real property leased, licensed or subleased to, or used pursuant to any written agreement by any such Person.

“Lender Related Parties” means any lender, including the Lenders, arranger, bookrunner, administrative agent, syndication agent, underwriter, initial purchaser, placement agent, trustee or other Person that has committed, or been engaged, to provide, arrange or act as agent with respect to any Financing in connection with the transactions contemplated hereby, including the parties named in any joinder agreements, commitment letters, engagement letters, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, their Affiliates, and each current, former or future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate and the successors and permitted assigns of any of the foregoing.

“Liability” means any and all claims, debts, demands, causes of action, suits, damages, fines, penalties, obligations, prohibitions, accruals, accounts payable, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements, and other liabilities, obligations or requirements of any kind or nature, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, or any award of any arbitrator, and those arising under any Contract, including those arising under this Agreement or any Transaction Document, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Lien” means all liens, pledges, licenses, charges, claims, security interests, purchase option, options, restrictions on transfer or other encumbrances.

“Merger Partner Common Stock” means the common stock, par value $0.01 per share, of Merger Partner.

“Merger Partner Datasite” means the virtual data room established by Merger Partner for purposes of due diligence of Merger Partner and the Merger Partner Subsidiaries and their respective businesses.

“Merger Partner Disclosure Letter” means the Disclosure Letter delivered by Merger Partner to Parent, SpinCo and Merger Sub on the date hereof.

“Merger Partner Entities” means Merger Partner and the Merger Partner Subsidiaries.

“Merger Partner Equity Award” means an equity award granted pursuant to a Merger Partner Stock Plan.

“Merger Partner Group” means Merger Partner and each Person that is a direct or indirect Subsidiary of Merger Partner.

“Merger Partner Leased Real Property” means all Leased Real Property of Merger Partner or any of its Subsidiaries.

“Merger Partner Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that, individually or in the aggregate with such other changes, events, occurrences, states of facts, conditions, circumstances, developments or effects has, or would reasonably be expected to have, a material adverse effect on the properties, assets, liabilities, business, operations, results of operations or financial condition of Merger Partner and the Merger Partner Subsidiaries, taken as a whole; provided, however, that, for purposes of the foregoing, none of the following, in and of itself or themselves shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Merger Partner Material Adverse Effect: (a) changes in the economy, commodity, credit or financial markets or political, regulatory or business conditions in the United States or any other countries in which Merger Partner or any of the Merger Partner Subsidiaries has any material operations; (b) changes that are the result of factors generally affecting the industries in which Merger Partner and the Merger Partner Subsidiaries operate; (c) changes in GAAP or in any Law, including the repeal thereof, or in the official interpretation thereof, after the date hereof; (d) any failure by Merger Partner to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing; provided that the exception in this clause (d) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such failure has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Merger Partner Material Adverse Effect; (e) any change, event, occurrence, state of facts, condition, circumstance, development or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage (other than cyberattacks), terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other catastrophic weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person (other than Merger Partner, its Subsidiaries or any of their respective Affiliates or Representatives); (f) any actions taken or omitted to be taken by Parent, Merger Partner or any of their Subsidiaries pursuant to the express requirements of this Agreement or any actions taken or omitted to be taken with Parent’s prior written consent or at Parent’s written request (except for any obligation to operate in the ordinary course or similar obligation) after disclosure to Parent of all material and relevant facts and information known by Merger Partner at such time; (g) the public announcement or pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationship of Merger Partner or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship; provided, however, that the exceptions in this clause (g) shall not apply with respect to representations and warranties set forth in Section 6.4; or (h) a decline in the market price, or change in trading volume, of the shares of Merger Partner Common Stock on the NYSE; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Merger Partner Material Adverse Effect; provided further, that, with respect to clauses (a), (b), (c) and (e), such change, event, occurrence, state of facts, conditions, circumstance, development or effect shall be taken into account in determining whether a “Merger Partner Material Adverse Effect” has occurred if and only to the extent it disproportionately adversely affects Merger Partner and its Subsidiaries compared to other companies of similar size operating in the industries in which Merger Partner and its Subsidiaries conduct their business.

“Merger Partner Notes” means the (i) 3.000% Senior Unsecured Euro Notes due 2029 issued by Dana Financing Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the laws of Grand Duchy of Luxembourg, (ii) 4.250% Senior Unsecured Notes due 2030 issued by Merger Partner, (iii) 8.500% Senior Unsecured Euro Notes due 2031 issued by Dana Financing Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the laws of Grand Duchy of Luxembourg, and (iv) 4.500% Senior Unsecured Notes due 2032 issued by Merger Partner.

“Merger Partner Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Merger Partner or any of the Merger Partner Subsidiaries.

“Merger Partner Owned Real Property” means all Owned Real Property of Merger Partner or any of the Merger Partner Subsidiaries.

“Merger Partner Products” means all products that are, or have been in the last three (3) years, sold, offered for sale, marketed, distributed, licensed or otherwise made commercially available by the businesses of the Merger Partner or any of the Merger Partner Subsidiaries.

“Merger Partner Service Providers” means all current or former employees, consultants, contractors, directors or advisors of Merger Partner or the Merger Partner Subsidiaries.

“Merger Partner Stock Plan” means the Dana Incorporated 2021 Omnibus Incentive Plan, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Merger Partner Subsidiaries” means all direct and indirect Subsidiaries of Merger Partner.

“Merger Partner Tax Counsel” means, with respect to U.S. federal income Tax matters, Kirkland & Ellis LLP, and if Kirkland & Ellis LLP is unable or unwilling to provide the Merger Tax Opinion, such other nationally recognized tax counsel reasonably satisfactory to Merger Partner.

“Merger Representation Letters” means the tax representation letters containing customary representations and covenants reasonably satisfactory in form and substance to Merger Partner Tax Counsel in light of the conclusions to be reached in the Merger Tax Opinion, executed by Merger Partner, Parent and SpinCo and other parties, if required by Merger Partner Tax Counsel.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws; (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance; (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance; and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Open Source Software” means any “free” or “open source” Software, or Software that is otherwise licensed pursuant to any license approved by (a) the Open Source Initiative and listed at http://www.opensource.org/licenses/ or (b) the Free Software Foundation and listed at https://directory.fsf.org/wiki/Main_Page (including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, and the Sun Industry Standards License (SISL)).

“Owned Real Property” means, with respect to any Person, all real property owned in fee by such Person together with all buildings, structures, fixtures and improvements of any kind located thereon, and all easements, covenants and other rights appurtenant thereto and all right, title and interest of such Person, if any, in and to any land lying on the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the applicable real property and to the center line thereof.

“Parent Entities” means Parent and its Subsidiaries, including, prior to the Closing, SpinCo and its Subsidiaries.

“Parent Equity Compensation Award” has the meaning set forth in the Employee Matters Agreement.

“Parent Group” has the meaning set forth in the Separation and Distribution Agreement.

“Parent Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Parent LTIPs” has the meaning set forth in the Employee Matters Agreement.

“Parent Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that would reasonably be expected to prevent, materially impair or materially delay the ability of Parent to perform by the Outside Date its obligations hereunder or under the Separation and Distribution Agreement or to consummate the transactions contemplated hereby and thereby, including the Merger and the Separation, by the Outside Date.

“Parent Reports” means the forms, statements, certifications, reports and other documents filed or furnished to the SEC by Parent, including any amendments thereto.

“Parent Shares” means the ordinary shares, par value $0.01 per share, of Parent.

“Parent Tax Counsel” means, with respect to U.S. federal income Tax matters, Skadden, Arps, Slate, Meagher & Flom LLP and, with respect to Irish Tax matters, Arthur Cox LLP, or if Skadden, Arps, Slate, Meagher & Flom LLP or Arthur Cox LLP is unable or unwilling to provide the Parent Spin-Off Tax Opinion or the Parent Irish Tax Opinion, respectively, such other U.S. or Irish, respectively, nationally recognized tax counsel reasonably satisfactory to Parent.

“Permits” means all licenses, permits, franchises, approvals, registrations, authorizations, consents, certifications or orders of, or filings with, any Governmental Authority.

“Permitted Liens” means (a) mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) purchase money Liens and Liens securing rental payments under capital lease agreements for personal property; (d) pledges or deposits made in the ordinary course under workers’ compensation legislation, unemployment insurance Laws or similar Laws; (e) pledges or deposits to secure public or statutory obligations unrelated to any default or violation of any Law; (f) easements, covenants, conditions, rights of way and similar restrictions on real property that (i) are matters of record or (ii) would be disclosed by a current, accurate survey and, in the case of both (i) and (ii), which do not materially interfere with the present uses of such real property and that are not violated by the current occupation or use of such real property; (g) other Liens arising in the ordinary course of business and not material to the SpinCo Group or Merger Partner, as applicable, and not incurred in connection with the borrowing of money; (h) non-exclusive licenses of Intellectual Property (i) granted in the ordinary course of business or (ii) that would not reasonably be expected to, individually or in the aggregate, be material (as the case may be) to the SpinCo Group, taken as a whole, or Merger Partner and its Subsidiaries, taken as a whole; (i) Liens expressly referred to in the Parent Reports or the Merger Partner Reports; (j) zoning, building codes and other similar land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority that are not violated by the current occupation or use of such real property; (k) Liens arising under the Financing; (l) with respect to any Leased Real Property, any Lien to which the fee or any superior leasehold interest is subject; (m) statutory Liens of landlords for rent due under the applicable lease to the extent such liens are not currently enforceable as a result of a breach or default or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (n) restrictions on transfer resulting from securities Laws; and (o) Liens described on Section 1.1(b) of the SpinCo Disclosure Letter or Section 1.1(b) of the Merger Partner Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Data” means any information defined as “Personal Data,” “Personally Identifiable Information,” “Personal Information,” or similar term by the Data Protection Laws.

“Privacy Requirements” means all Data Protection Laws, binding industry standards, Contracts, policies and procedures, in each case to the extent relating to the processing of Personal Data or otherwise relating to privacy, security, or Security Breach notification requirements and applicable to the SpinCo Business or Merger Partner’s business, as relevant.

“Protected Data” means Personal Data, data subject to the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”), and all data and information which is required by Law, Contract, or privacy policy to safeguard and/or keep confidential or private.

“Proxy Statement” means a proxy statement or similar disclosure document or circular relating to the Merger Partner Stockholders Meeting.

“Qualified SpinCo Shares” means SpinCo Shares received by holders of Parent Shares pursuant to the Distribution, except for any SpinCo Shares that are received in the Distribution by holders of Parent Shares who acquired their Parent Shares as part of a plan (or series of related transactions) that includes the Distribution, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder. This definition (and the application thereof) is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.

“Real Estate Matters Agreement” means the Real Estate Matters Agreement, in substantially the form attached as Exhibit F to the Separation and Distribution Agreement, to be entered into by and between Eaton Ohio, Eaton HoldCo and SpinCo.

“Record Date” means the close of business on the date to be determined by the Parent Board, or a duly authorized committee thereof, as the record date for determination of holders of record of Parent Shares entitled to receive SpinCo Shares in the Distribution, to the extent the Distribution is effected through a One-Step Spin-Off, or in connection with any Clean-Up Spin-Off.

“Registered Intellectual Property” means Intellectual Property that is the subject of registration (or an application for registration) with any Governmental Authority and Domain Names.

“Representative” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, accountants, financial advisors, financing sources, consultants, advisors or other Persons acting on behalf of such Person.

“Requisite Regulatory Approvals” means (i) the expiration or termination of the applicable waiting period under the HSR Act in connection with the Merger (and any extension thereof under the HSR Act), and (ii) all regulatory authorizations, consents, clearances, orders, approvals or expirations of applicable waiting periods under applicable Competition Laws or Foreign Investment Laws which shall include that the relevant Governmental Authorities decline jurisdiction, as applicable, in the case of clause (ii) as set forth on Section 1.1(c) of the SpinCo Disclosure Letter.

“Restructuring” has the meaning set forth in the Separation and Distribution Agreement.

“Royal Precision Equity Interests” has the meaning set forth in the Royal Precision Purchase Agreement.

“Royal Precision Purchase Agreement” means the Stock Purchase Agreement, in substantially the form attached hereto as Exhibit C, to be entered into by and between Eaton Ohio and Merger Partner.

“Royal Precision Purchase Price” has the meaning set forth in the Royal Precision Purchase Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Breach” means any (a) security breach or unauthorized access or unauthorized use of any of the applicable Person’s IT Assets, (b) unauthorized access, acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Protected Data, or (c) unauthorized interference with system operations or security safeguards of the applicable Person’s IT Assets.

“Separation and Distribution Agreement” means that Separation and Distribution Agreement dated as of the date hereof among Parent, Eaton Ohio, Eaton HoldCo, SpinCo and Merger Partner, attached hereto as Exhibit A.

“Separation Tax Representation Letters” means tax representation letters containing customary representations and covenants reasonably satisfactory in form and substance to Parent Tax Counsel in light of the conclusions to be reached in the Parent Spin-Off Tax Opinion and the Parent Irish Tax Opinion, executed by Merger Partner, SpinCo and Parent, and other parties, if required by Parent Tax Counsel.

“Separation Transactions” has the meaning set forth in the Separation and Distribution Agreement.

“Software” has the meaning set forth in the Separation and Distribution Agreement.

“Specified Commercial Arrangements” means the commercial arrangements set forth on Section 7.32 of the SpinCo Disclosure Letter.

“SpinCo Affiliate Contract” means any Contract between (a) any SpinCo Entity, on the one hand, and Parent or any of its Subsidiaries (other than any SpinCo Entity), on the other hand or (b) any SpinCo Entity, on the one hand, and any present or former officer or director of the SpinCo Entities or “immediately family member” thereof (as defined in Rule 16a-1 under the Exchange Act), on the other hand.

“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Datasite” means the virtual data room established by Parent for purposes of due diligence of the SpinCo Entities and the SpinCo Business.

“SpinCo Disclosure Letter” means the Disclosure Letter delivered by Parent and SpinCo to Merger Partner on the date hereof.

“SpinCo Distribution Registration Statement” means the registration statement on Form 10 or on Form S-4/S-1, as applicable, to be filed by SpinCo with the SEC to effect the registration under the Exchange Act or the Securities Act, as applicable, of the SpinCo Shares in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution Time.

“SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.

“SpinCo Entities” means SpinCo and the SpinCo Subsidiaries, after giving effect to the Restructuring, including Merger Sub.

“SpinCo Group” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Intellectual Property” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Leased Real Property” means all Leased Real Property of the SpinCo Entities.

“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that, individually or in the aggregate with such other changes, events, occurrences, states of facts, conditions, circumstances, developments or effects has, or would reasonably be expected to have, a material adverse effect on the properties, assets, liabilities, business, operations, results of operations or financial condition of SpinCo and the SpinCo Subsidiaries, taken as a whole; provided, however, that for purposes of the foregoing, none of the following, in and of itself or themselves shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a SpinCo Material Adverse Effect: (a) changes in the economy, commodity, credit or financial markets or political, regulatory or business conditions in the United States or any other countries in which SpinCo or any of the SpinCo Subsidiaries has any material operations; (b) changes that are the result of factors generally affecting industries in which the SpinCo Entities operate; (c) changes in GAAP or in any Law, including the repeal thereof, or in the official interpretation thereof, after the date hereof; (d) any failure by SpinCo to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing; provided that the exception in this clause (d) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such failure has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a SpinCo Material Adverse Effect; (e) any change, event, occurrence, state of facts, condition, circumstance, development or effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage (other than cyberattacks), terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other catastrophic weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person (other than SpinCo, its Subsidiaries or any of their respective Affiliates or Representatives); (f) any actions taken or omitted to be taken by Parent, SpinCo or any of their Subsidiaries pursuant to the express requirements of this Agreement or any actions taken or omitted to be taken with Merger Partner’s prior written consent or at Merger Partner’s written request (except for any obligation to operate in the ordinary course or similar obligation) after disclosure to Merger Partner of all material and relevant facts and information known by Parent or SpinCo at such time; (g) the public announcement or pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationship of SpinCo or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship; provided, however, that the exceptions in this clause (g) shall not apply with respect to the representations and warranties set forth in Section 5.4; or (h) a decline in the market price, or change in trading volume, of the Parent Shares on the NYSE; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any change, event, occurrence, state of facts, condition, circumstance, development or effect (not otherwise excluded under this definition) underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a SpinCo Material Adverse Effect; provided further, that, with respect to clauses (a), (b), (c), and (e), such change, event, occurrence, state of facts, conditions, circumstance, development or effect shall be taken into account in determining whether a “SpinCo Material Adverse Effect” has occurred if and only to the extent it disproportionately adversely affects SpinCo and its Subsidiaries compared to other companies of similar size operating in the industries in which SpinCo and its Subsidiaries conduct their business.

“SpinCo Merger Registration Statement” means the registration statement on Form S-4 to be filed by SpinCo with the SEC to effect the registration under the Securities Act of the SpinCo Share Issuance, as such registration statement may be amended or supplemented from time to time prior to the Closing.

“SpinCo Owned Real Property” means all Owned Real Property of the SpinCo Entities.

“SpinCo Participants” has the meaning set forth in the Employee Matters Agreement.

“SpinCo Payment” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Products” means all products that are, or have been in the last three (3) years, sold, offered for sale, marketed, distributed, licensed or otherwise made commercially available by the SpinCo Business.

“SpinCo Registration Statements” means the SpinCo Distribution Registration Statement and the SpinCo Merger Registration Statement.

“SpinCo Service Providers” means all SpinCo Employees and all current or former consultants, contractors, directors or advisors of SpinCo.

“SpinCo Share Issuance” has the meaning set forth in the recitals.

“SpinCo Shares” means the shares of common stock, par value $0.01 per share, of SpinCo.

“SpinCo Subsidiaries” means all direct and indirect Subsidiaries of SpinCo, after giving effect to the Restructuring, including Merger Sub.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities or ownership interests of such Person, (ii) the total combined equity or ownership interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote or direct the vote of, either directly or indirectly, sufficient securities or interests to elect a majority of the board of directors or similar governing body.

“Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached as Exhibit E to the Separation and Distribution Agreement, to be entered into by and between Parent, Eaton Ohio, Eaton HoldCo, SpinCo and Merger Partner.

“Tax Returns” has the meaning set forth in the Tax Matters Agreement.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Trademark License Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Transaction Documents” means the Separation and Distribution Agreement, the Royal Precision Purchase Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Real Estate Matters Agreement, the Transition Services Agreement, the Confirmation of Intellectual Property Assignment, the Intellectual Property Cross-License Agreement and the Trademark License Agreements, and including all annexes, Exhibits, Schedules, attachments and appendices thereto, and any certificate, document or other instrument delivered by any Party to any other Party pursuant to this Agreement or any of the foregoing.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached as Exhibit G to the Separation and Distribution Agreement, to be entered into by and between Eaton Ohio, Eaton HoldCo and SpinCo.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

“Willful Breach” means, with respect to any covenant, obligation or agreement of a Party made in this Agreement, an action or omission taken or omitted to be taken by such Party in material breach of such covenant, obligation or agreement that the breaching party intentionally takes (or intentionally fails to take) with actual knowledge that such action or omission would, or would reasonably be expected to, result in a breach of such covenant, obligation or agreement.

SECTION 1.2. Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agent	Section 3.2(a)
Alternative Acquisition Agreement	Section 7.9(b)(i)(2)
Alternative Financing	Section 7.27(b)
Outside Counsel Only Material	Section 7.6(e)
Antitrust Extension Period	Section 9.2(a)
Approvals	Section 7.6(a)
Bankruptcy and Equity Exception	Section 4.2
Certificate of Merger	Section 2.3
Chosen Courts	Section 10.4(b)
Closing	Section 2.2
Closing Date	Section 2.2
Common Shares Trust	Section 3.3(b)
Competing Proposal	Section 7.9(f)(i)
Continuing Employees	Section 7.22(a)
Converted PSU Award	Section 3.5(b)
Converted RSU Award	Section 3.5(a)
Costs	Section 7.27(f)
Debt Commitment Letter	Section 7.27(a)
Distribution	Recitals
Distribution Documents	Section 5.21
Distribution Fund	Section 3.2(a)
Distribution True-Up Adjustment	Section 3.1(d)
DOJ	Section 7.6(e)
Eaton Ohio	Recitals
Eaton Ohio Contribution	Recitals
Eaton Ohio Distribution	Recitals
Effective Time	Section 2.3
Excess Shares	Section 3.3(a)
Exchange Offer	Recitals
Existing Credit Agreement	Section 7.28
Financing	Section 7.27(a)
Financing Agreements	Section 7.27(d)
FTC	Section 7.6(e)
Indemnified Directors and Officers	Section 7.8(a)
Initial SpinCo Audited Financial Statements	Section 7.16(a)
Initial SpinCo Audited Financial Statements Delivery Date	Section 7.16(a)
Interim Financial Period	Section 7.16(b)

Term	Section
IT Separation Activities	Section 7.34(a)
IT Separation and Migration	Section 7.34(a)
IT Separation Costs	Section 7.34(b)
Interim Period	Section 7.1(a)
Lenders	Section 7.27(a)
Merger	Section 2.1
Merger Partner	Preamble
Merger Partner Approvals	Section 6.4(a)
Merger Partner Audited Financial Statements	Section 7.16(c)
Merger Partner Board	Recitals
Merger Partner Change of Recommendation	Section 7.9(b)(i)(1)
Merger Partner Director RSU	Section 3.5(d)
Merger Partner Employee List	Section 3.5(d)
Merger Partner Interim Financial Statements	Section 7.16(d)
Merger Partner IT Assets	Section 5.15(k)
Merger Partner Labor Agreements	Section 6.13
Merger Partner Licenses	Section 6.8(b)
Merger Partner Material Contract	Section 6.9(a)(xii)
Merger Partner Non-U.S. Benefit Plan	Section 6.11(a)
Merger Partner Notes	Section 7.30
Merger Partner Notes Indentures	Section 7.29
Merger Partner Payoff Letter	Section 7.28
Merger Partner PSUs	Section 3.5(c)
Merger Partner Recommendation	Section 6.3(b)
Merger Partner Refinancing	Section 7.27(a)
Merger Partner Reports	Section 6.5(a)
Merger Partner Rollover PSU	Section 3.5(b)
Merger Partner Rollover RSU	Section 3.5(a)
Merger Partner RSUs	Section 3.5(c)
Merger Partner Single-Trigger PSU	Section 3.5(c)
Merger Partner Single-Trigger RSU	Section 3.5(c)
Merger Partner Stockholder Approval	Section 6.3(a)
Merger Partner Stockholders Meeting	Section 7.4(e)
Merger Partner Third-Party Consents	Section 6.4(b)
Merger Sub	Preamble
Merger Sub Approval	Section 5.3(a)
Merger Sub Common Stock	Section 3.1(b)
Merger Tax Opinion	Section 7.3(b)(ii)
Morgan Stanley	Section 4.5
Multiemployer Plan	Section 5.11(f)
Multiple Employer Plan	Section 5.11(f)
Noteholder Action	Section 7.29
Notice Period	Section 7.9(b)(ii)
OFAC	Section 5.8(e)
One-Step Spin-Off	Recitals

Term	Section
Outside Date	Section 9.2(a)
Parent	Preamble
Parent Approvals	Section 4.3(a)
Parent Board	Recitals
Parent Irish Tax Opinion	Section 7.3(b)(i)
Parent Nominees	Section 2.5(c)
Parent Spin-Off Tax Opinion	Section 7.3(b)(i)
Parent Tax Opinions	Section 7.3(b)(i)
Parent Third-Party Consents	Section 4.3(b)
Parties	Preamble
Party	Preamble
Redemption	Section 7.29
Regulatory Litigation	Section 7.6(d)
Remedial Actions	Section 7.6(d)
Required Financial Statements	Section 7.27(d)
Sarbanes-Oxley Act	Section 5.5(e)
Schedule TO	Section 7.4(a)
Securities Filings	Section 7.4(c)
Separation	Recitals
SpinCo	Preamble
SpinCo Audited Financial Statements	Section 7.16(a)
SpinCo Board	Recitals
SpinCo Employee List	Section 5.12(i)
SpinCo Financial Statements	Section 5.5(a)
SpinCo Initial Interim Financial Statements	Section 5.5(b)
SpinCo Interim Financial Statements	Section 7.16(b)
SpinCo IT Assets	Section 5.15(h)
SpinCo Labor Agreements	Section 5.12(a)
SpinCo Licenses	Section 5.8(b)
SpinCo Material Contract	Section 5.9(a)(x)
SpinCo Non-U.S. Benefit Plan	Section 5.11(a)
SpinCo Proposal	Section 7.9
SpinCo Share Issuance	Recitals
SpinCo Shareholder Approval	Section 5.3(a)
SpinCo Third-Party Consents	Section 5.4(b)
Superior Proposal	Section 7.9(f)(ii)
Surviving Corporation	Section 2.1
Takeover Statute	Section 5.17
Termination Fee	Section 9.5(b)(iii)
Threshold Percentage	Section 3.1(d)
Transfer Taxes	Section 7.24
WARN Act	Section 5.12(d)

SECTION 1.3. Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Letter” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Letter of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (G) the word “or” shall be disjunctive but not exclusive;

(ii) references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract, document or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(iii) references to any federal, state, local, foreign or supranational statute or other Law shall include all rules and regulations promulgated thereunder; and

(iv) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP unless the context otherwise requires.

(g) All monetary figures shall be in United States dollars unless otherwise specified.

(h) No reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a SpinCo Material Adverse Effect or Merger Partner Material Adverse Effect, as applicable, or materiality.

(i) Unless otherwise appropriate, specified or necessary for a representation or warranty to be true, each of the representations and warranties of the Parties set forth herein shall be deemed to be made as if the Restructuring and the transactions contemplated under the Royal Precision Purchase Agreement have been consummated as of the date such representation and warranty is made hereunder.

(j) The phrases “filed,” “furnished,” “provided,” “delivered” or “made available” when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant Party (and includes that such information or documents have been furnished to its Representatives acting on its behalf or posted to the Merger Partner Datasite or the SpinCo Datasite, as applicable, or are otherwise publicly available on the SEC website and thereby provided to such Party).

ARTICLE II

THE MERGER

SECTION 2.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Merger Partner (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and Merger Partner shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. As a result of the Merger, Merger Partner shall become a wholly owned Subsidiary of SpinCo. References herein to “Merger Partner” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

SECTION 2.2. Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 9.1, Section 9.2, Section 9.3 or Section 9.4, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place on the Distribution Date and promptly following the Distribution Time after the conditions set forth in Article VIII (other than those conditions, including the consummation of the Distribution, that are to be satisfied or by their nature may only be satisfied at or immediately prior to the Closing, but subject to the satisfaction of all such conditions by or at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, unless another date, time or place is agreed to in writing by Parent and Merger Partner. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

SECTION 2.3. Effective Time. On the Closing Date, SpinCo and Merger Sub shall file a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later time as Merger Partner and SpinCo shall agree and specify in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

SECTION 2.4. Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Without limiting the obligations in Section 7.8, the certificate of incorporation of Merger Partner shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Exhibit B to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation, this Agreement and applicable Law.

(b) Without limiting the obligations in Section 7.8, the Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Merger Partner, until thereafter amended, restated or amended and restated in accordance therewith or by applicable Law.

SECTION 2.5. Governance Matters.

(a) The Parties shall take all action necessary such that, at the Effective Time, (i) the name of SpinCo is “Dana Incorporated” and (ii) the trading symbol for SpinCo Shares shall be “DAN.”

(b) As of the Effective Time, the members of management of SpinCo shall include the persons and positions set forth on Schedule 2.5(b); provided that in the event that the parties become aware prior to the Effective Time that any such person is unwilling or unable to serve as a member of management of SpinCo as of the Effective Time, then Parent and Merger Partner shall in good faith agree upon a mutually acceptable replacement. Other members of management of SpinCo may be selected by the Parties in accordance with the principles and procedures set forth on Schedule 2.5(b).

(c) As of the Effective Time, the SpinCo Board shall consist of the following directors: (i) all then current Merger Partner directors as of the Effective Time; (ii) one (1) current executive officer of Parent designated by Parent prior to the Effective Time; and (iii) two (2) current Parent directors that are designated by Parent prior to the Effective Time, in the case of individuals in clauses (ii) and (iii), which persons shall meet the requirements under the rules and regulations of NYSE to be considered independent directors of the SpinCo Board and shall have skills that are complementary to those of the existing Merger Partner directors and which shall otherwise be subject to Merger Partner’s prior approval, which shall not be unreasonably withheld, conditioned or delayed (the individuals in clauses (ii) and (iii) collectively, the “Parent Nominees”). The Parties shall take all action necessary such that, from and after the Effective Time, SpinCo shall nominate the Parent Nominees to stand for election to the SpinCo Board at each annual meeting held through the second annual meeting of the SpinCo shareholders following the Closing Date and SpinCo shall recommend that its stockholders vote in favor of the election of the Parent Nominees at each such annual meeting.

(d) Bruce McDonald shall serve as Executive Chairman of the SpinCo Board following the Effective Time; provided that in the event the parties become aware prior to the Effective Time that Bruce McDonald is no longer serving as, or is unwilling or unable to serve as, Executive Chairman of the Merger Partner Board as of the Effective Time, Parent and Merger Partner shall in good faith agree upon a mutually acceptable replacement.

(e) As soon as practicable following the Effective Time, the SpinCo Board shall form an Integration & Synergy Realization Committee, which shall be chaired by a director of the SpinCo Board designated by Parent prior to or as of the Effective Time.

(f) The Parties shall take all action necessary such that, as of the Effective Time, the directors and officers of the Surviving Corporation shall be such individuals as designated in writing by Merger Partner prior to the Effective Time.

ARTICLE III

CONVERSION OF SHARES

SECTION 3.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, SpinCo, Merger Sub or Merger Partner or any holder of the capital stock of Parent, SpinCo, Merger Sub or Merger Partner:

(a) Conversion of Merger Partner Capital Stock.

(i) Each share of Merger Partner Common Stock issued and outstanding as of the Effective Time (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive a number of SpinCo Shares equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv).

(ii) Each share of Merger Partner Common Stock held by Merger Partner as treasury stock or by Parent or any Subsidiary of Parent, including SpinCo and Merger Sub, in each case, immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

(iii) Each share of Merger Partner Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the SpinCo Shares as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(c).

(iv) The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Merger Partner Common Stock, SpinCo Shares, Parent Shares or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to Merger Partner Common Stock, SpinCo Shares or Parent Shares having a record date occurring on or after the date of this Agreement and prior to the Effective Time, other than the Restructuring; provided that nothing in this Section 3.1(a)(iv) shall be construed to permit Parent, SpinCo or Merger Partner to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(v) Notwithstanding anything to the contrary in this Agreement, if Merger Partner declares a dividend or other distribution on Merger Partner Common Stock in accordance with the terms and conditions of this Agreement and for which the record date precedes the Effective Time and the payment date occurs on or after the Effective Time, then (A) the holders of Merger Partner Common Stock as of such record date shall remain entitled to receive such dividend or distribution on the applicable payment date and (B) the Surviving Corporation shall be responsible for the payment of any such dividend or distribution that has not been paid prior to the Effective Time.

(b) Merger Sub Common Stock. At the Effective Time, each share of common stock, at no par value per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) SpinCo Shares. Each SpinCo Share that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

(d) Distribution Ratio True-Up. If the condition set forth in Section 7.3(b)(i) would be unable to be satisfied because immediately after the Effective Time, the percentage of outstanding Qualified SpinCo Shares held by holders of Parent Shares would be less than 50.1% (the “Threshold Percentage”) of all the stock of SpinCo (including (i) any instruments that are treated as stock for U.S. federal income Tax purposes and (ii) any stock that may be issued after the Effective Time, pursuant to the exercise or settlement of an option or other Contract acquired or entered into on or before the Effective Time that may be regarded as having been acquired or entered into on or before the Effective Time as part of a “plan” or “series of related transactions” of which the Distribution is a part within the meaning of Section 355(e) of the Code (for the avoidance of doubt, taking into account the safe harbors under Treasury Regulations Section 1.355-7(d)), determined without regard to the adjustments under this Section 3.1(d)), then (x) Parent shall promptly provide notice to Merger Partner setting forth in detail the reasons the condition set forth in Section 7.3(b)(i) would be unable to be satisfied, (y) Parent shall consider in good faith any comments provided by Merger Partner and (z) the aggregate number of SpinCo Shares to be issued and allocated or exchanged (as applicable) to the holders of Parent Shares pursuant to Section 4.3 of the Separation and Distribution Agreement shall be increased such that the number of Qualified SpinCo Shares held by holders of Parent Shares equals the Threshold Percentage, if and to the extent necessary after considering Merger Partner’s comments pursuant to clause (y) of this Section 3.1(d); provided, notwithstanding anything herein to the contrary, if the aggregate number of SpinCo Shares to be issued and allocated or exchanged (as applicable) to the holders of Parent Shares pursuant to Section 4.3 of the Separation and Distribution Agreement is increased pursuant to this Section 3.1(d), then the amount of the SpinCo Payment distributed pursuant to the Separation and Distribution Agreement shall be decreased by an amount equal to the product of (1) an amount equal to the closing price per share of Merger Partner Common Stock on the trading day immediately prior to the Distribution, multiplied by (2) the number of additional

SpinCo Shares required to be issued pursuant to the adjustment set forth in this Section 3.1(d) (the “Distribution True-Up Adjustment”); provided, further, that notwithstanding anything to the contrary herein, there shall be no decrease in the amount of the SpinCo Payment to the extent any increase pursuant to this Section 3.1(d) in aggregate number of SpinCo Shares to be issued and allocated or exchanged (as applicable) to the holders of Parent Shares pursuant to Section 4.3 of the Separation and Distribution Agreement is required by reason of any actions taken by Merger Partner or any of its Affiliates (for the avoidance of doubt, excluding SpinCo and any other member of the SpinCo Group) (other than any such actions expressly required by the Transaction Documents (including the Restructuring Plan)).

SECTION 3.2. Distribution of Merger Partner Common Stock.

(a) Agent. Prior to the Effective Time, Merger Partner will appoint a bank or trust company reasonably acceptable to Parent as distribution agent (the “Agent”). Prior to or substantially concurrently with the Effective Time, SpinCo shall deposit or cause to be deposited with the Agent, for the benefit of the holders of Merger Partner Common Stock and for distribution in accordance with this Article III, through the Agent, book-entry authorizations representing the SpinCo Shares (such SpinCo Shares, together with any dividends or distributions and other amounts payable in accordance with Section 3.2(c), being hereinafter referred to as the “Distribution Fund”) issuable pursuant to Section 3.1 upon conversion of outstanding shares of Merger Partner Common Stock. The Agent shall, pursuant to irrevocable instructions, deliver the SpinCo Shares contemplated to be issued pursuant to Section 3.1 from the SpinCo Shares held in the Distribution Fund. If SpinCo deposits such shares into the Distribution Fund prior to the Effective Time and the Merger is not consummated, the Agent shall promptly return such shares to SpinCo. The Distribution Fund shall not be used for any other purpose.

(b) Distribution Procedures. Promptly after the Effective Time, the Agent shall, and SpinCo shall cause the Agent to, deliver to each Person who was the record holder of shares of Merger Partner Common Stock following the Distribution and immediately prior to the Effective Time the number of whole SpinCo Shares, from the Distribution Fund, that such holder has the right to receive pursuant to the provisions of Section 3.1(a)(i) (and cash in lieu of any fractional share of SpinCo Shares pursuant to Section 3.3 and any dividends or other distributions pursuant to Section 3.2(c)). The Agent shall not be entitled to vote or exercise any rights of ownership with respect to SpinCo Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of the Persons entitled thereto.

(c) Distributions with Respect to Undistributed Shares. No dividends or other distributions declared or made with respect to SpinCo Shares with a record date after the Effective Time shall be paid or otherwise delivered to the former holders of Merger Partner Common Stock with respect to any SpinCo Shares that are not able to be distributed by the Agent to such holder promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed SpinCo Shares after the Effective Time, there shall be paid to the record holder of such SpinCo Shares, without interest, (i) at the time of the distribution, to the extent not previously paid, the amount of cash payable in lieu of fractional SpinCo Shares to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole SpinCo Shares and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such SpinCo Shares and a payment date subsequent to the distribution of such SpinCo Shares payable with respect to such whole SpinCo Shares. SpinCo shall deposit in the Distribution Fund all such dividends and distributions.

(d) No Further Ownership Rights in SpinCo Shares. All SpinCo Shares issued in respect of shares of Merger Partner Common Stock in accordance with the terms of Section 3.1(a)(i) and this Section 3.2 (including any cash paid in lieu of fractional shares pursuant to Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Merger Partner Common Stock.

(e) Termination of Distribution Fund. Any portion of the Distribution Fund made available to the Agent that remains undistributed to the former holders of Merger Partner Common Stock on the one-year anniversary of the Effective Time shall be delivered to SpinCo, and any former holders of Merger Partner Common Stock who as of such time have not received SpinCo Shares in accordance with this Article III shall thereafter look only to SpinCo for payment of their claim for SpinCo Shares and any dividends, distributions or cash in lieu of fractional shares with respect to SpinCo Shares (subject to any applicable abandoned property, escheat or similar Law).

(f) No Liability. Neither Parent, the Surviving Corporation, Merger Partner, Merger Sub, the Agent nor any other Person shall be liable to any holder of Merger Partner Common Stock for SpinCo Shares (or dividends or distributions with respect thereto or with respect to SpinCo Shares) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Merger Partner shall be closed and no transfer shall be made of any shares of capital stock of Merger Partner that were outstanding immediately prior to the Effective Time.

(h) Tax Withholding. Parent, SpinCo, Merger Partner, Merger Sub, the Surviving Corporation, the Agent or any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration or any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Governmental Authority, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable recipient.

(i) No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Merger Partner Common Stock in connection with the Merger.

SECTION 3.3. Fractional Shares.

(a) No fractional SpinCo Shares shall be issued in connection with the Merger, and no certificates or scrip or book-entry credit of the same for any such fractional shares shall be issued. Any holder of Merger Partner Common Stock who would otherwise be entitled to fractional SpinCo Shares shall, in lieu of such fraction of a share, be entitled to receive, from the Agent in accordance with the provisions of this Section 3.3, a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Agent (reduced by any fees of the Agent attributable to such sale) in one or more transactions of SpinCo Shares equal to the excess of (i) the aggregate number of SpinCo Shares to be delivered to the Agent by SpinCo pursuant to Section 3.2(a) over (ii) the aggregate number of whole SpinCo Shares to be distributed to the holders of shares of Merger Partner Common Stock pursuant to Section 3.2(b) (such excess, the “Excess Shares”). Parent, SpinCo, Merger Partner and Merger Sub acknowledge that payment of the cash consideration in lieu of issuing fractional SpinCo Shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to SpinCo that would otherwise be caused by the issuance of fractional SpinCo Shares. As soon as practicable after the Effective Time and in no case later than ten (10) Business Days after the Effective Time, the Agent, as agent for the holders of Merger Partner Common Stock that would otherwise receive fractional SpinCo Shares, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Agent, as agent for the holders of Merger Partner Common Stock that would otherwise receive fractional SpinCo Shares, shall be executed on the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of Merger Partner Common Stock, the Agent shall hold such proceeds in trust for the holders of Merger Partner Common Stock that would otherwise receive fractional SpinCo Shares (the “Common Shares Trust”). The Agent shall determine the portion of the Common Shares Trust to which each holder of Merger Partner Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Merger Partner Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Merger Partner Common Stock would otherwise be entitled.

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Merger Partner Common Stock in lieu of any fractional SpinCo Shares, the Agent shall make available such amounts to such holders of shares of Merger Partner Common Stock, without interest, subject to and in accordance with Section 3.2.

SECTION 3.4. Parent Equity Compensation Awards. Each Parent Equity Compensation Award held by a SpinCo Service Provider as of the Effective Time shall be treated as set forth in the Employee Matters Agreement; provided that, at or prior to the Effective Time, to effectuate the treatment of Parent Equity Compensation Awards held by any SpinCo Participants as set forth in the Employee Matters Agreement, Merger Partner shall either (i) establish or adopt an equity compensation plan or (ii) utilize Merger Partner’s existing equity compensation plan.

SECTION 3.5. Merger Partner Equity Awards.

(a) Treatment of Merger Partner Rollover RSUs. At the Effective Time, each restricted stock unit granted under any Merger Partner Stock Plan that vests solely based on continued service that was granted after 2024 (each, a “Merger Partner Rollover RSU”) and is outstanding as of immediately prior to the Effective Time, other than Merger Partner Director RSUs (which are not Merger Partner Rollover RSUs), shall, automatically and without any action on the part of the holder thereof, be converted into an award of restricted stock units corresponding to a number of SpinCo Shares (each, a “Converted RSU Award”) (rounded down to the nearest whole number of shares) equal to (1) the applicable number of shares of Merger Partner Common Stock subject to such Merger Partner Rollover RSU immediately prior to the Effective Time multiplied by (2) the Exchange Ratio. Except as otherwise provided in this Section 3.5(a), each such Converted RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Merger Partner Rollover RSU immediately prior to the Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions (if any) and any “double-trigger” vesting provisions applicable to such Merger Partner Rollover RSUs).

(b) Treatment of Merger Partner Rollover PSUs. At the Effective Time, each restricted stock unit granted under any Merger Partner Stock Plan that has performance-based vesting conditions and that was granted after 2024 (each, a “Merger Partner Rollover PSU”) that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into an award of performance-based restricted stock units that vests based on continued service and achievement of relevant performance metrics, adjusted as described in Section 3.5(b) of the Merger Partner Disclosure Letter (each, a “Converted PSU Award”) corresponding to a target number of SpinCo Shares (rounded down to the nearest whole number of shares) equal to (1) the applicable target number of shares of Merger Partner Common Stock subject to such Merger Partner Rollover PSU immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio. Except as otherwise provided in this Section 3.5(b), each such Converted PSU Award shall continue to have, and shall be subject to, the same terms and conditions (other than performance-based vesting conditions, which shall be modified as set forth on Section 3.5(b) of the Merger Partner Disclosure Letter) as applied to the corresponding Merger Partner Rollover PSU immediately prior to the Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions and any “double-trigger” vesting provisions applicable to such Merger Partner Rollover PSUs).

(c) Treatment of Merger Partner Single-Trigger RSUs and Merger Partner Single-Trigger PSUs. At the Effective Time, each (1) restricted stock unit granted under any Merger Partner Stock Plan that vests solely based on continued service, other than Merger Partner Director RSUs and that was granted in or prior to 2024 (each, a “Merger Partner Single-Trigger RSU” and together with the Merger Partner Rollover RSUs, the “Merger Partner RSUs”) and (2) restricted stock unit granted under any Merger Partner Stock Plan that has performance-based vesting conditions and that was granted in or prior to 2024 (each, a “Merger Partner Single-Trigger PSU” and together with the Merger Partner Rollover PSUs, the “Merger Partner PSUs”), that is outstanding as of immediately prior to the Effective Time shall, in each case, automatically and without any action on the part of the holder thereof, be fully vested as of immediately prior to the Effective Time, and all rights in respect thereof shall be cancelled and automatically converted into a number of shares of Merger Partner Common Stock equal to the number of shares of Merger Partner Common Stock underlying such Merger Partner Single-Trigger RSU or Merger Partner Single-Trigger PSU, as applicable, with performance (as applicable) measured based on (x) the greater of target or actual performance for any completed portion of the relevant performance period and (y) the greater of target or actual performance as measured as of the Effective Time for any Merger Partner Single-Trigger PSUs with an open performance period, and, in each case, such Merger Partner Common Stock shall be treated as set forth in Section 3.1 of this Agreement.

(d) Treatment of Merger Partner Non-Employee Director RSUs. At the Effective Time, each restricted stock unit held by a current or former non-employee director of the Merger Partner Board granted under any Merger Partner Stock Plan (each, a “Merger Partner Director RSU”) that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be fully vested as of immediately prior to the Effective Time, and all rights in respect thereof shall be cancelled and automatically converted into a number of shares of Merger Partner Common Stock equal to the number of shares of Merger Partner Common Stock underlying such Merger Partner Director RSU award, and such Merger Partner Common Stock shall be treated as set forth in Section 3.1 of this Agreement.

(e) Merger Partner Dividend Equivalent Rights. Any Merger Partner dividend equivalent rights associated with any Merger Partner RSU, Merger Partner PSU or Merger Partner Director RSU shall be treated in the same manner as the award to which such dividend equivalent rights relate in accordance with this Section 3.5, in each case, pursuant to the terms of the relevant Merger Partner Stock Plan immediately prior to the Effective Time, after giving effect to any “change in control” provisions under the applicable award agreement, Merger Partner Stock Plan or other document governing such right or award.

(f) Merger Partner Actions. Prior to the Effective Time, Merger Partner and the Merger Partner Board (and the Merger Partner Compensation Committee), as applicable, shall pass resolutions and take such other actions as are necessary or appropriate to effectuate the treatment of the Merger Partner RSUs, Merger Partner PSUs and Merger Partner Director RSUs as contemplated by this Section 3.5.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT RELATING TO PARENT

Except (i) as set forth in the publicly available Parent Reports filed with the SEC on or after the Applicable Date and prior to the date hereof (excluding, in each case, any disclosures (other than statements of historical fact) contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature); provided, this exception (i) shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is readily apparent on its face or (ii) as set forth in the corresponding sections or subsections of the SpinCo Disclosure Letter (it being agreed that, for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the SpinCo Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), Parent hereby represents and warrants to Merger Partner as of the date hereof and as of the Closing Date that:

SECTION 4.1. Organization, Good Standing. Parent is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of organization.

SECTION 4.2. Corporate Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, except for such further action of the Parent Board required, if applicable, to establish the Record Date and the Distribution Date, the effectiveness of the declaration of the Distribution by the Parent Board, or a duly authorized committee thereof (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by Parent of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of Parent is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party as of the Effective Time, except for such further action of the Parent Board, or a duly authorized committee thereof, required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Parent Board or a duly authorized committee thereof (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). Each of this Agreement and the Transaction Documents to which Parent is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by it and (assuming that each of this Agreement and the applicable Transaction Documents to which each of Merger Partner and Merger Sub is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Merger Partner and Merger Sub (as applicable)) constitutes or will constitute the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

SECTION 4.3. Governmental Filings; No Violations.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Exchange Act and the Securities Act, (iii) the HSR Act, (iv) those set forth in Section 4.3(a)(iv) of the SpinCo Disclosure Letter, (v) the rules and regulations of the NYSE, (vi) applicable provisions of Irish Law to the extent required to effect the Restructuring or the Distribution and (vii) the state securities, takeover and “blue sky” Laws (the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations contemplated by the foregoing clauses (i) through (vii), the “Parent Approvals”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Parent from or to be given by Parent to, or to be made by Parent with, any Governmental Authority in connection with the execution, delivery and performance by Parent of this Agreement and the Transaction Documents to which Parent is or will be a party as of the Effective Time and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, except those the failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations set forth in Section 4.3(b) of the SpinCo Disclosure Letter (the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations set forth therein, the “Parent Third-Party Consents”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations that are related to or used in connection with the businesses or any of the operations of the SpinCo Business, as currently operated, are required to be obtained by Parent from, or to be given by Parent to, or to be made by Parent with, any Person that is not a Governmental Authority in connection with the execution, delivery and performance by Parent of this Agreement and the Transaction Documents to which it is or will be a party as of Effective Time and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, or in connection with the continuing operation of the SpinCo Business after the Effective Time, except those the failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the SpinCo Business pursuant to any Contract binding upon Parent or, assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents) compliance with the matters referred to in Section 4.3(a) and receipt of all Parent Third-Party Consents, under any applicable Law to which Parent is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon Parent, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4. Litigation. There are no Actions pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and the Transaction Documents, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.5. Brokers and Finders. Other than Morgan Stanley & Co. LLC (“Morgan Stanley”) (the Expenses of which will be paid by Parent), no agent, broker, finder, investment banker, financial advisor or other similar Person is entitled to any brokerage fee, finders’ fee or other similar fee or commission for which Merger Partner, Merger Sub, the Surviving Corporation or any SpinCo Entity would be liable in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

SECTION 4.6. No Other Merger Partner Representation or Warranties. Parent acknowledges and agrees that, except for the representations and warranties of Merger Partner expressly set forth in this Agreement or any Transaction Document, neither Merger Partner nor any of its Subsidiaries nor any other Person acting on behalf of Merger Partner or any of its Subsidiaries makes any representation or warranty, express or implied and Parent is not relying on any representation or warranty, express or implied, other than the representations and warranties expressly set forth in Article VI. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to Merger Partner and the Merger Partner Subsidiaries that may have been made available to Parent, SpinCo or any of their Representatives by Merger Partner or its Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT RELATING TO SPINCO

Except (i) as set forth in the publicly available Parent Reports filed with the SEC on or after the Applicable Date and prior to the date hereof (excluding, in each case, any disclosures (other than statements of historical fact) contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature); provided, this exception (i) shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is readily apparent on its face, or (ii) as set forth in the corresponding sections or subsections of the SpinCo Disclosure Letter (it being agreed that, for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the SpinCo Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), Parent hereby represents and warrants to Merger Partner as of the date hereof and as of the Closing Date that:

SECTION 5.1. Organization; Good Standing and Qualification.

(a) Each of SpinCo and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of organization.

(b) Each SpinCo Subsidiary is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and each SpinCo Entity (including Merger Sub) has all requisite corporate or similar power and authority to own, lease and operate the properties, rights and assets that will be contributed to such SpinCo Entity pursuant to the Separation and Distribution Agreement and to carry on its business as presently conducted (or, as of the Effective Time, as will be conducted) and is duly licensed and qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties that will be contributed to such SpinCo Entity pursuant to the Separation and Distribution Agreement or conduct of its business requires such licensing or qualification, except where the failure to be so organized, licensed or qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a material adverse effect on or prevent, materially delay or materially impair the ability of Parent and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby. Parent has made available to Merger Partner prior to the date hereof (or, in case of each SpinCo Entity other than SpinCo and Merger Sub, will make available to Merger Partner prior to the Closing) complete and correct copies of the Organizational Documents, each as amended, restated or amended and restated to the date hereof or, in the case of a SpinCo Entity other than SpinCo and Merger Sub, to the Closing Date of SpinCo and each SpinCo Entity, and each as so delivered, is (or, with respect to SpinCo Entities other than SpinCo and Merger Sub, will prior to the Closing be) in full force and effect.

(c) Section 5.1(c) of the SpinCo Disclosure Letter contains a complete and correct list of each SpinCo Entity existing as of the date hereof, including the equity of such SpinCo Entity and the jurisdiction where each SpinCo Entity is organized. Parent has made available to Merger Partner true and complete copies of the Organizational Documents of SpinCo and Merger Sub as in effect on the date hereof.

SECTION 5.2. Capital Structure.

(a) As of the date hereof, the authorized capital stock of SpinCo consists of 1,000 SpinCo Shares and the issued and outstanding capital stock of SpinCo consists of 1,000 SpinCo Shares, all of which are owned, and will be owned immediately prior to the Distribution, by Parent or an Affiliate of Parent. Except for the SpinCo Shares, there are no shares of common stock, preferred stock or other equity interests of SpinCo issued or outstanding. As of immediately following the Distribution and prior to the Effective Time of the Merger, there shall be no shares of common stock, preferred stock or other equity interests in SpinCo issued or outstanding except the SpinCo Shares issued in connection with the Distribution pursuant to and in accordance with the Separation and Distribution Agreement, following which, the holders of Parent Shares (as of the record date for the Distribution) will own 100% of the SpinCo Shares. All of the outstanding SpinCo Shares have been, and all of the SpinCo Shares that may be issued prior to the Effective Time as contemplated by this Agreement and the Separation and Distribution Agreement and all shares issued pursuant to the SpinCo Share Issuance will be when issued, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive right or other similar right. No bonds, debentures, notes or other indebtedness of any SpinCo Entity having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of SpinCo (including SpinCo Shares) may vote are, or as of the Effective Time will be, issued or outstanding. As of the date hereof, SpinCo has no SpinCo Shares reserved for issuance. Section 5.2(a) of the SpinCo Disclosure Letter contains a complete and correct list of all outstanding Parent Equity Compensation Awards held by a SpinCo Service Provider (identified as a SpinCo Service Provider as of the date hereof) under the Parent LTIPs as of June 9, 2026, including the number of Parent Shares subject to each Parent Equity Compensation Award (at target and maximum performance)

and the date of grant, vesting schedule (including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment following consummation of the Merger) and, where applicable, exercise price with respect to each Parent Equity Compensation Award. Immediately prior to the Effective Time, there will be outstanding a number of SpinCo Shares determined in accordance with Section 7.14 (which, for the avoidance of doubt, immediately prior to the Effective Time, shall not include SpinCo Shares to be received in exchange for Merger Partner Common Stock in connection with the Merger). No shares of Parent Common Stock are held by any Subsidiary of Parent.

(b) Except as set forth in Section 5.2(b) of the SpinCo Disclosure Letter, all of the outstanding shares of capital stock or other equity securities of each of SpinCo’s Subsidiaries is (or as of the Closing, will be) duly authorized, validly issued, fully paid and nonassessable and owned by SpinCo or a SpinCo Subsidiary, free and clear of any Lien other than those arising under its Organizational Documents or applicable securities Laws.

(c) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights, obligations or contracts of any kind that obligate any SpinCo Entity to issue or sell any shares of its capital stock or other securities or any securities or obligations convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of such SpinCo Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of SpinCo.

(d) Except as set forth in Section 5.2(d) of the SpinCo Disclosure Letter, each SpinCo Subsidiary will, as of the Distribution, be wholly owned, directly or indirectly, by SpinCo.

(e) The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, at no par value per share, 10,000 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by SpinCo. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Section 5.2(e) of the SpinCo Disclosure Letter sets forth (i) each of the SpinCo Entities and the ownership interest of Parent or its Subsidiaries in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and (ii) each SpinCo Entities’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.

SECTION 5.3. Corporate Authority; Approval.

(a) Each of SpinCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to (i) the adoption of this Agreement by SpinCo, as sole stockholder of Merger Sub, which will occur within twenty-four (24) hours after execution of this Agreement (the “Merger Sub Approval”) and (ii) (x) the approval of the SpinCo Share Issuance by Parent, as sole stockholder of SpinCo, and (y) the adoption of this Agreement by Parent, as sole stockholder of SpinCo, for which this clause (ii) will occur within twenty-four (24) hours after execution of this Agreement (the “SpinCo Shareholder Approval”), and except for such further action of the Parent Board, or a duly authorized committee thereof, required, if applicable, to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Parent Board, or a duly authorized committee thereof (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement). The execution and delivery by SpinCo and the holders of SpinCo Shares of this Agreement and the Transaction Documents to which they are or will be a party as of the Effective Time and the consummation by SpinCo and Merger Sub of the transactions contemplated hereby and thereby have been, or will be as of the Effective Time, duly and validly authorized and approved by all necessary and proper corporate action on their part. Except for the Merger Sub Approval and the SpinCo Shareholder Approval, no other corporate action on the part of SpinCo, any other SpinCo Entity or any member of the Parent Group is necessary to authorize this Agreement or the Transaction Documents to which SpinCo or Merger Sub is or will be a party at the Effective Time or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Transaction Documents to which SpinCo or Merger Sub is or will be a party as of the Effective Time has been or will be duly and validly executed and delivered by SpinCo and (assuming that each of this Agreement and the applicable Transaction Documents to which it is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of Merger Partner) constitutes or will constitute a legal, valid and binding obligation of SpinCo and Merger Sub, enforceable against SpinCo in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The SpinCo Board has unanimously (A) approved and declared advisable this Agreement, the Transaction Documents and the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, upon the terms and conditions set forth in this Agreement and the Transaction Documents, (B) determined that this Agreement, the Transaction Documents and the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, are fair to, and in the best interests of, SpinCo and the holders of SpinCo Shares and (C) resolved to recommend that the holders of SpinCo Shares approve the SpinCo Share Issuance. The board of directors of Merger Sub (x) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger, and (y) has resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub.

(c) No later than twenty-four (24) hours after the execution of this Agreement, (i) the sole stockholder of Merger Sub will deliver the Merger Sub Approval and (ii) the sole stockholder of SpinCo will deliver the SpinCo Shareholder Approval. Upon obtaining the SpinCo Shareholder Approval, the approval of SpinCo’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date and such stockholder approval of such amendment is required under applicable Law.

(d) Each of the Parent Board, or a duly authorized committee thereof, and the SpinCo Board, at meetings duly called, has unanimously approved and declared advisable this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, upon the terms and conditions set forth in this Agreement and such Transaction Documents. As of the date hereof, the sole stockholder of SpinCo is a Subsidiary of Parent.

SECTION 5.4. Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to the Parent Approvals, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by SpinCo or Merger Sub from, or to be given by SpinCo or Merger Sub to, or be made by SpinCo or Merger Sub with, any Governmental Authority, in connection with the execution, delivery and performance by SpinCo and Merger Sub of this Agreement and the Transaction Documents to which SpinCo will be a party to as of the Effective Time and the consummation of the Merger and the other transactions contemplated hereby and thereby, or in connection with the continuing operation of the business of the SpinCo Entities after the Effective Time, except those the failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(b) Except for the Merger Sub Approval and the SpinCo Shareholder Approval and other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations set forth in Section 5.4(b) of the SpinCo Disclosure Letter (the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations set forth therein, the “SpinCo Third-Party Consents”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations that are related to or used in connection with the businesses included in, or any of the operations of, the SpinCo Business, as currently conducted, are required to be obtained by any SpinCo Entity from, or to be given by any SpinCo Entity to, or to be made by any SpinCo Entity with, any Person that is not a Governmental Authority in connection with the execution, delivery and performance by SpinCo of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, or in connection with the continuing operation of the business of the SpinCo Entities after the Effective Time, except those failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(c) The execution, delivery and performance by SpinCo and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of any SpinCo Entity, (ii) with or without notice, lapse of time or both, a breach or violation of, require a consent under or constitute a default under, the loss of any benefit under, or give rise to any right of termination, amendment, cancellation, payment obligation, acceleration of any obligations under, or the creation of a Lien on any of the properties, rights or assets of any SpinCo Entity pursuant to any Contract binding upon any SpinCo Entity or, assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents) compliance with the matters referred to in Section 5.4(a) and receipt of all SpinCo Third-Party Consents, under any applicable Law to which a SpinCo Entity is subject, (iii) any change in the rights or obligations of any party under any Contract legally binding upon any SpinCo Entity, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the SpinCo Assets; except, in the case of clauses (ii), (iii) or (iv) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

SECTION 5.5. SpinCo Reports; Financial Statements.

(a) Set forth on Section 5.5(a) of the SpinCo Disclosure Letter are copies of the unaudited combined carveout statement of net assets (i.e., balance sheets) of the SpinCo Business as of December 31, 2024 and December 31, 2025, and the related draft unaudited combined management’s carveout statement of income of the SpinCo Business for the fiscal years ended December 31, 2024 and December 31, 2025 (collectively, the “SpinCo Financial Statements”). The SpinCo Financial Statements were derived from the books and records of the Parent Entities and were prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of footnotes as at the dates and for the periods presented, and, except as set forth on Section 5.5(a) of the SpinCo Disclosure Letter, present fairly in all material respects the financial position and pre-tax results of operations of the SpinCo Business as at the dates and for the periods presented. The SpinCo Financial Statements are presented on a carve-out basis and do not necessarily reflect the conditions or results that would have existed or that would have been achieved if operating as a standalone entity.

(b) Set forth on Section 5.5(b) of the SpinCo Disclosure Letter are copies of the unaudited unconsolidated management statement of net assets (i.e., balance sheets) as of March 31, 2026, and the related unaudited unconsolidated management statement of income for the period ended of the Parent Entities’ Mobility Segment (“SpinCo Initial Interim Financial Statements”). The SpinCo Initial Interim Financial Statements were derived from the books and records of the Parent Entities and were prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments, the absence of footnotes as at the dates and for the periods presented, and, except as set forth on Section 5.5(b) of the SpinCo Disclosure Letter, present fairly in all material respects the financial position and, results of operations of the Mobility Segment operating profit and identifiable net assets as at the dates and for the periods presented. The SpinCo Initial Interim Financial Statements are presented on an unconsolidated basis and do not reflect the conditions or results that would have existed or that would have been achieved if operating as a standalone entity.

(c) When delivered pursuant to Section 7.16, the SpinCo Audited Financial Statements and the SpinCo Interim Financial Statements, as applicable, shall have been prepared on a carve-out basis, in accordance with GAAP, consistently applied, and shall present fairly in all material respects the financial position, results of operations and cash flows of the SpinCo Business as at the dates and for the periods presented (subject to year-end adjustments, in the case of the SpinCo Interim Financial Statements) and have been prepared in conformity in all material respects to the rules and regulations of the SEC applicable to the annual and quarterly, as applicable, financial statements of the SpinCo Business required to be included in the SpinCo Registration Statements, the Proxy Statement and, if applicable, the Schedule TO. The SpinCo Audited Financial Statements and the SpinCo Interim Financial Statements, as applicable, once prepared, shall be presented on a carve-out basis and do not necessarily reflect the conditions or results that would have existed or that would have been achieved if operating as a standalone entity.

(d) As of the date hereof, no SpinCo Entity is required to file any form, report, registration statement, prospectus or other document with the SEC.

(e) Parent has established and maintains a system of internal controls and procedures that complies in all material respects with applicable Law (including, without limitation, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to the SpinCo Business). Such internal controls and procedures are effective to ensure that all information required to be disclosed by Parent, including with respect to the SpinCo Business, is reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) for the fiscal year ended December 31, 2025, and such assessment concluded that such internal control system was effective. Parent’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2025. Parent’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.

(f) There are no, and since the Applicable Date there have been no, (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information with respect to the SpinCo Business or (ii) fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting with respect to the SpinCo Business.

(g) No member of the SpinCo Group is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K promulgated by the SEC) that is material to the SpinCo Group, taken as a whole. No member of the SpinCo Group has incurred any indebtedness, or issued or sold any debt securities or rights to acquire any debt security of any other member of the SpinCo Group, the terms of which require the public listing of such indebtedness, debt securities or rights or the maintenance by such member of the SpinCo Group of registration under the Exchange Act.

SECTION 5.6. Absence of Certain Changes.

(a) Except as expressly contemplated by this Agreement and the Transaction Documents, since December 31, 2025, the Parent Entities have (i) conducted the SpinCo Business only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practice and (ii) not taken any action that would require the consent of Merger Partner after the date hereof pursuant to clauses Section 7.2(a)(ii), Section 7.2(a)(iv), Section 7.2(a)(v), Section 7.2(a)(vii), Section 7.2(a)(viii), Section 7.2(a)(ix), Section 7.2(a)(xii) and Section 7.2(a)(xx).

(b) Since December 31, 2025, there has not been any change, event, occurrence, state of facts, condition, circumstance or effect that, individually or in the aggregate with such other changes, events, occurrences, state of facts, conditions, circumstances or effects, has resulted in or would reasonably be expected to result in a SpinCo Material Adverse Effect.

SECTION 5.7. Litigation and Liabilities.

(a) There are no, and since the Applicable Date there has been no, Actions pending or, to Parent’s or SpinCo’s Knowledge, threatened against Parent or its Subsidiaries (including any SpinCo Entity) relating to the SpinCo Business, except for those that would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole. No SpinCo Entity is a party to or subject to the provisions of any Governmental Order that restricts in any material respect the manner in which the SpinCo Entities conduct the SpinCo Business, that otherwise is material to the SpinCo Business or that would, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(b) Except (i) as reflected or reserved for in the SpinCo Business Balance Sheet (as defined in the Separation and Distribution Agreement) (including the related notes and schedules thereto) prior to the date hereof, (ii) for obligations or liabilities incurred in the ordinary course of business consistent with Parent’s past practice since the date of such consolidated balance sheet (other than liabilities for breaches of contract, breach of warranty, tort or violation of applicable Law or Action), (iii) liabilities and obligations arising out of or in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (iv) Liabilities that would be Parent Liabilities pursuant to the Separation and Distribution Agreement or (v) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect, no SpinCo Entity has any liabilities or obligations of any nature (whether accrued, absolute, matured, unmatured, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent or SpinCo.

SECTION 5.8. Compliance with Laws; Licenses; Anti-Corruption Laws; Import and Export Laws.

(a) Since the Applicable Date the SpinCo Business has not been, and the SpinCo Business is not being, conducted in violation of any Laws or Permits, in each case, except for violations that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a SpinCo Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(b) Each SpinCo Entity and with respect to the SpinCo Business, each Parent Entity has obtained and is in compliance with all Permits necessary to conduct the SpinCo Business as presently conducted (the “SpinCo Licenses”), except those the absence of which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a SpinCo Material Adverse Effect. The operation of the SpinCo Business as presently conducted is not, and has not been since the Applicable Date, in violation of, nor is any SpinCo Entity or any Parent Entity in default or violation under, any SpinCo License, and, to Parent’s or SpinCo’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any SpinCo License, except where such default or violation of such SpinCo License, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a SpinCo Material Adverse Effect. There are no Actions pending or, to Parent’s or SpinCo’s Knowledge, threatened, that seek the revocation, cancellation or adverse modification of any SpinCo License, except where such revocation, cancellation or adverse modification would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect. Since the Applicable Date, neither Parent nor any of its Subsidiaries has received any notice or communication of any noncompliance or alleged noncompliance with any SpinCo Licenses, except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.

(c) Since the Applicable Date, (i) no SpinCo Entity, or, to Parent’s or SpinCo’s Knowledge, any Person associated with or acting on behalf of the SpinCo Business (including a Parent Entity), including any officer, director, employee, agent and Affiliate thereof has granted, paid, offered or promised to grant, pay, or authorized or ratified the granting of payment, directly or indirectly, of any rebates, monies or anything of value to any Government Official or any political party or candidate for political office, or to any other Person under circumstances where any SpinCo Entity, or any Person associated with or acting on behalf of any SpinCo Entity or the SpinCo Business, including any officer, director, employee, agent and Affiliate thereof, knew or had reason to know that all or a portion of such rebates, monies or things of value would be offered, promised, or given, directly or indirectly, to any Government Official, for the purpose of

(A) influencing any act or decision of such Government Official in his or her official capacity; (B) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist any SpinCo Entity or any Person associated with or acting on behalf of any SpinCo Entity or the SpinCo Business, including any officer, director, employee, agent and Affiliate thereof, in obtaining or retaining business for or with, or directing business to, any Person or to secure any other improper benefit or advantage, (ii) each SpinCo Entity and, to Parent’s or SpinCo’s Knowledge, each Person associated with or acting on behalf of a SpinCo Entity or the SpinCo Business, including any officer, director, employee, agent and Affiliate thereof, have complied with the Anti-Corruption Laws and (iii) the SpinCo Entities (A) have instituted policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws in all material respects, (B) have maintained such policies and procedures in full force and effect, (C) have not been subject to any pending Action or, to Parent’s or SpinCo’s Knowledge, threatened with any Action that alleges any material violation of any of the Anti-Corruption Laws, (D) have not received from any Governmental Authority or any other Person any notice, inquiry or internal or external allegation, (E) have not made a voluntary or involuntary disclosure to a Governmental Authority and (F) have not conducted any internal investigation or audit, in each case of clauses (D) through (F), concerning any actual or potential violation or wrongdoing in respect of any of the Anti-Corruption Laws.

(d) Since the Applicable Date, the SpinCo Entities and, with respect to the SpinCo Business, the Parent Entities, and, to Parent’s or SpinCo’s Knowledge, any Person associated with or acting on behalf of the SpinCo Business (including a Parent Entity), including any officer, director, employee, agent and Affiliate thereof have at all times conducted their export and import and related transactions in material compliance with all applicable Import and Export Laws or U.S. anti-boycott Laws.

(e) Since the Applicable Date, neither any SpinCo Entity nor with respect to the SpinCo Business, any Parent Entity, nor, to Parent’s or SpinCo’s Knowledge, any Person associated with or acting on behalf of the SpinCo Business (including a Parent Entity), including any officer, director, employee, agent and Affiliate thereof has engaged in, nor is now knowingly engaging in, any unlawful dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or (ii) any Person in Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine.

(f) Without limiting the foregoing subsections (d) and (e) directly above, there have been no Actions, there are no pending Actions and, to Parent’s or SpinCo’s Knowledge, there are no threatened Actions, by any Governmental Authority of potential violations with respect to compliance with Import and Export Laws against any SpinCo Entity or, with respect to the SpinCo Business, any Parent Entity.

(g) Neither any SpinCo Entity nor, with respect to the SpinCo Business, any Parent Entity is subject to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement or consent decree with or imposed by any Governmental Authority, and to Parent’s or SpinCo’s Knowledge (i) the imposition of any such agreement or decree is not currently pending, and (ii) neither any SpinCo Entity nor, with respect to the SpinCo Business, any Parent Entity has received written notice that the imposition of any such agreement or decree is currently contemplated or proposed.

SECTION 5.9. SpinCo Material Contracts.

(a) Except for this Agreement and the Transaction Documents and except for the Contracts set forth in Section 5.9 of the SpinCo Disclosure Letter, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract primarily related to the SpinCo Business (or, in each case, any group of related Contracts with respect to a single transaction or series of related transactions):

(i) for the purchase of products or raw materials or the receipt of services pursuant to Contracts relating to (A) indirect procurement, (B) information technology services or systems, (C) direct materials supply arrangements or (D) logistics, transportation or warehousing services, that, in each such category, constitute one of the twenty (20) largest such Contracts, measured by aggregate spend of the SpinCo Business for the calendar year ended December 31, 2025;

(ii) for the sale of products or services pursuant to Contracts that constitute one of the twenty (20) largest such Contracts of the SpinCo Entities, measured by aggregate revenues received by the SpinCo Business for the calendar year ended December 31, 2025;

(iii) that (A) purports to limit in any respect either the type of business in which the SpinCo Entities may engage or the manner or locations in which any of them may so engage in any business, (B) requires (or grants any right that would, if exercised, require) the disposition of any material assets or material line of business of the SpinCo Entities or the SpinCo Business (taken as a whole), (C) grants “most favored nation” status or contains “exclusivity,” requirements obligations or similar provisions that would purport to apply to the SpinCo Entities or SpinCo Business (or, after the Effective Time, Merger Partner or any of its Subsidiaries), or (D) includes “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, in each case of (A), (C) and (D), that are material to the SpinCo Business;

(iv) relating to the acquisition or disposition of any business, product line, equity interests or a material amount of assets (whether by merger, sale of stock, sale of assets or otherwise) for total consideration (including assumption of debt and any indemnification, earn-out, deferred or contingent payment obligations) in excess of $10,000,000 pursuant to which any potential indemnification, earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties for which no claims have been made) or otherwise survive as of the date hereof;

(v) relating to any material partnership, joint venture, profit sharing, joint development, strategic alliance or other similar agreement or arrangement;

(vi) between a SpinCo Entity, on the one hand, and any director or officer of Parent, SpinCo or any Person beneficially owning five percent (5%) or more of the outstanding Parent Shares or any of their respective Affiliates (other than a Parent Entity or a SpinCo Entity), on the other hand, that would bind a SpinCo Entity following the Distribution Time;

(vii) relating to or evidencing indebtedness for borrowed money or the deferred purchase price of property (in either case, whether or not incurred, assumed, guaranteed or secured by any asset), in either case, in excess of $10,000,000;

(viii) that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any SpinCo Entity to sell, transfer, pledge or otherwise dispose of any assets material to the SpinCo Business;

(ix) evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements or brokerage statements or similar Contract, in each case that require payments in amounts in excess of $5,000,000;

(x) (A) that grants an inbound or outbound license to, right to use, or covenant not to sue with respect to, Intellectual Property, which license, right to use or covenant not to sue would, individually or in the aggregate, reasonably be expected to be material to the SpinCo Business, taken as a whole, in each case, excluding non-exclusive licenses (1) granted to a SpinCo Entity or in respect of the SpinCo Business for commercially available Software or Open Source Software, (2) granted by or to a SpinCo Entity that do not involve the payment or receipt of royalties or other amounts of more than $20,000,000 annually, (3) in nondisclosure agreements that do not contain any licenses of Intellectual Property other than limited rights to use confidential information for the purposes stated therein, (4) in Contracts with customers, employees, consultants, contractors, distributors, contract manufacturers, suppliers or service providers entered in the ordinary course of business, or (5) that are incidental to the primary purpose of the applicable Agreement, or constitute feedback licenses; (B) that provide for the divestiture of any material SpinCo Intellectual Property which divestiture would, individually or in the aggregate, reasonably be expected to be material to the SpinCo Business, taken as a whole; or (C) that restrict the ability of any SpinCo Entity to own, transfer, use, license or disclose any material SpinCo Intellectual Property, in each case, which restriction would, individually or in the aggregate, reasonably be expected to be material to the SpinCo Business, taken as a whole;

(xi) that prohibits the payment of dividends or distributions in respect of the capital stock of any SpinCo Entity, the pledging of the capital stock of any SpinCo Entity or the incurrence of indebtedness for borrowed money or guarantees by any SpinCo Entity; or

(xii) any settlement, conciliation or similar Contract relating to any actual or threatened Action (including any disputes with commercial parties) entered into since the Applicable Date that had a value at the time of such Contract in excess of $10,000,000 or pursuant to which any SpinCo Entity has material ongoing obligations after the Closing.

Each such Contract described in subsections (i) through (xii) of this Section 5.9(a) and each Contract set forth in Section 5.9 of the SpinCo Disclosure Letter (which schedule shall not require the listing of any SpinCo Material Contract that is a purchase order or statement of work) is referred to herein as a “SpinCo Material Contract.”

(b) A complete and correct copy of each SpinCo Material Contract (other than any applicable purchase order or statement of work) has been made available to Merger Partner in an electronic data room prior to the date hereof. Each of the SpinCo Material Contracts is valid and binding on the SpinCo Entity or SpinCo Entities (as applicable) and, to Parent’s and SpinCo’s Knowledge, each other party thereto, is in full force and effect, except for such failures to be valid and binding or to be in full force and effect or enforceable as would not, or would not reasonably be expected to, individually or in the aggregate, result in a SpinCo Material Adverse Effect. There exists no breach or event of default with respect to any SpinCo Material Contracts on the part of any SpinCo Entity or, to Parent’s or SpinCo’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by any SpinCo Entity or, to Parent’s or SpinCo’s Knowledge, any other party thereto, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect. As of the date hereof, no party to any SpinCo Material Contract has exercised any termination rights with respect thereto (or provided written notice of intent to exercise such termination rights or written notice that such party intends to adversely amend, modify or elect not to renew or perform such SpinCo Material Contract) or has given written notice of any material dispute with respect to any SpinCo Material Contract, except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.

(c) As of the date hereof, none of the top twenty (20) vendors or suppliers (by aggregate spend), the top twenty (20) customers (by revenue) or the top twenty (20) distributors (by revenue), in each case, of the SpinCo Business for the calendar year ended December 31, 2025 has (i) expressed in writing to any Parent Entity or SpinCo Entity its intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the SpinCo Business or (ii) given written notice of any material breach under any Contract with such vendor, supplier, customer or distributor.

SECTION 5.10. Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect, (i) SpinCo or one of the SpinCo Subsidiaries, as applicable, has good and marketable indefeasible fee simple (or jurisdictionally comparable) title to the SpinCo Owned Real Property, free and clear of any Lien other than Permitted Liens, (ii) there are no outstanding options or rights of first refusal to purchase the SpinCo Owned Real Property, or any portion of the SpinCo Owned Real Property or interest therein, (iii) no SpinCo Entity has granted to any Person (other than the Parent Entities) the right to use or occupy any SpinCo Owned Real Property, (iv) no SpinCo Entity is in breach or default under any restrictive or other covenant encumbering any SpinCo Owned Real Property, and (v) no event has occurred that with the lapse of time or the giving of notice or both would constitute such a default by any SpinCo Entity under any such restrictive covenants or easements. There are no parties other than the SpinCo Entities in possession of the SpinCo Owned Real Property (other than the Parent Entities). The SpinCo Owned Real Property and all buildings, structures, improvements, and fixtures located thereon have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are currently used, except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.

(b) With respect to the SpinCo Leased Real Property, (i) SpinCo or one of the SpinCo Subsidiaries, as applicable, has a valid leasehold or subleasehold interest in the SpinCo Leased Real Property, free and clear of any Lien other than the Permitted Liens, and the agreements for such property are valid, legally binding, enforceable and in full force and effect in accordance with their terms, (ii) no SpinCo Entity, or to the Knowledge of SpinCo, any third party is in breach of or default under such agreement, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any SpinCo Entity, or to the Knowledge of Parent, any third party or permit termination, modification or acceleration by any third party thereunder, (iii) no SpinCo Entity has subleased, assigned, licensed, transferred or conveyed any interest in such leasehold or subleasehold interest, and (iv) there are no Contracts or written concessions granting to any Person other than a SpinCo Entity the right to use or occupy any material SpinCo Leased Real Property, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole. The SpinCo Leased Real Property and all buildings, structures, improvements, and fixtures located on the SpinCo Leased Real Property are suitable for the purposes for which they are currently used, except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, the SpinCo Entities own good and valid title to, or hold a valid leasehold interest in, all of the tangible personal property used by them in the conduct of the SpinCo business, free and clear of all Liens, except for Permitted Liens.

(d) No SpinCo Entity has received any notice of any pending or threatened condemnation of any SpinCo Owned Real Property or any SpinCo Leased Real Property by any Governmental Authority, nor, to Parent’s or SpinCo’s Knowledge, are there any public improvements or re-zoning measures proposed or in progress that would reasonably be expected to result in a SpinCo Material Adverse Effect.

(e) The SpinCo Owned Real Property, the SpinCo Leased Real Property, all buildings, structures, improvements, fixtures and all tangible personal property constituting SpinCo Assets (excluding, for the avoidance of doubt, Intellectual Property) have been maintained in accordance with normal industry practice and are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are presently used, except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

SECTION 5.11. Employee Benefits.

(a) Section 5.11(a) of the SpinCo Disclosure Letter sets forth a complete and correct list of each material Benefit Plan and separately identifies each material Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “SpinCo Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan required to be scheduled on Section 5.11(a) of the SpinCo Disclosure Letter, SpinCo has, prior to the date hereof, made available to Merger Partner (or with respect to a given SpinCo Service Provider designated on or after the date hereof, will make available to Merger Partner as soon as practicable following the date on which such SpinCo Service Provider is designated in the manner contemplated by the Parties’ agreement for identifying SpinCo Service Providers as set forth in the Employee Matters Agreement and in any event no later than thirty (30) Business Days prior to the Closing Date) complete and correct copies of (i) the Benefit Plan document, including any amendments or supplements thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Authority received in the last three years with respect to such Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect, (i) each Benefit Plan (including any related trusts), other than SpinCo Non-U.S. Benefit Plans, has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by any SpinCo Entity with respect to each Benefit Plan have been paid or, to the extent required under GAAP, accrued in accordance with GAAP and (iii) there are no pending or, to Parent’s or SpinCo’s Knowledge, threatened claims (other than routine claims for benefits) or Actions by a Governmental Authority by, on behalf of or against any Benefit Plan or any trust related thereto.

(d) With respect to each ERISA Plan, SpinCo has, prior to the date hereof, made available to Merger Partner (or with respect to a given SpinCo Service Provider designated on or after the date hereof, will make available to Merger Partner as soon as practicable following the date on which such SpinCo Service Provider is designated in the manner contemplated by the Parties’ agreement for identifying SpinCo Service Providers as set forth in the Employee Matters Agreement, and in any event no later than thirty (30) Business Days prior to the Closing Date), complete and correct copies of, as applicable, (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto and any amendments or supplements thereto).

(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code and, to Parent’s or SpinCo’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan. With respect to any ERISA Plan, no SpinCo Entity has engaged in a transaction in connection with which any SpinCo Entity reasonably would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed by either Section 4975 or 4976 of the Code.

(f) Neither SpinCo nor any Person that is a member of a “controlled group of corporations” (as defined in Section 414(b) of the Code), is under “common control” (as defined in Section 414(c) of the Code), or is a member of the same “affiliated service group” (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with SpinCo has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any material obligation or liability (including any contingent liability) under, (i) a plan that is subject to Section 412 of the Code or Section 302 or title IV of ERISA or (ii) any “multiemployer plans” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), in each case, in the last six years. No Benefit Plan is, and neither SpinCo nor any Person that is a member of a “controlled group of corporations” (as defined in Section 414(b) of the Code), is under “common control” (as defined in Section 414(c) of the Code), or is a member of the same “affiliated service group” (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with SpinCo has any liability under, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a “single employer plan” (as defined in Section 4001(a)(15) of ERISA) that is maintained by two or more employers not related under Section 414(b), (c), or (m) of the Code (a “Multiple Employer Plan”).

(g) With respect to any ERISA Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then-current value of assets of such ERISA Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of Parent or the SpinCo Entity, (iii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation and ordinary claims for benefits) under Title IV of ERISA has been, or is expected to be, incurred by SpinCo, (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such ERISA Plan and neither SpinCo nor Parent has received notice from the Pension Benefit Guaranty Corporation of its intent to terminate a plan or appoint a trustee, (v) no application for a waiver of premiums is pending with the Pension Benefit Guaranty Corporation, (vi) except as would not reasonably be expected to be material to the SpinCo Business, taken as a whole, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred and (vii) neither SpinCo nor Parent has engaged in a transaction a principal purpose of which was to evade liability under ERISA as contemplated by Section 4069 of ERISA.

(h) Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no SpinCo Entity has any obligation to provide such benefits.

(i) Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in material compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(j) Neither the execution, delivery or performance of this Agreement, stockholder adoption or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of any SpinCo Entity to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting or materially increase the amount of compensation due to any such employee, director, officer, or independent contractor or (iii) directly or indirectly require SpinCo to transfer or set aside any assets to fund any payments or benefits under any Benefit Plan.

(k) Neither the execution, delivery or performance of this Agreement, stockholder adoption or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement or the Transaction Documents could, either alone or in combination with another event, result in the payment of any amount to any current or former employee, director, officer or independent contractor of any SpinCo Entity that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(l) No SpinCo Entity has any obligation to provide, and no Benefit Plan or other agreement provides any current or former employee, director, officer or independent contractor of any SpinCo Entity with the right to, a gross-up, indemnification, reimbursement, make-whole or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(m) Except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect, (i) all SpinCo Non-U.S. Benefit Plans comply in all respects with applicable local Law, and all such plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions determined by qualified actuaries, and (ii) as of the date hereof, there is no pending or threatened litigation relating to SpinCo Non-U.S. Benefit Plans.

SECTION 5.12. Labor Matters.

(a) Section 5.12(a) of the SpinCo Disclosure Letter sets forth a complete and correct list of any collective bargaining agreement or other agreement with a labor union, works council, employee representative or other labor organization that a Parent Entity or SpinCo Entity is a party to or otherwise bound by in respect of SpinCo Service Providers (collectively, the “SpinCo Labor Agreements”). Except as set forth in Section 5.12(a) of the SpinCo Disclosure Letter, no Parent Entity or SpinCo Entity is party to or bound by any SpinCo Labor Agreement and none are being negotiated, and there are no other labor-related agreements or arrangements that pertain to any SpinCo Service Providers. To Parent’s or SpinCo’s Knowledge, there are no activities or Actions by any individual or group of individuals, including representatives of any labor organizations, trade unions, work councils or labor unions, to organize any SpinCo Service Providers, and there have been no such activities or Actions since the Applicable Date.

(b) There are no labor unions, trade unions, works councils, employee representatives or other labor organizations that represent SpinCo Service Providers. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement or the Transaction Documents, either alone or in combination with another event, will not (i) entitle any third party (including any labor union, trade union, works council, employee representative or other labor organization or Governmental Authority) to any payments under any of the SpinCo Labor Agreements or (ii) require the consent of, or advance notification to, or advance consultation with, any labor union, trade union, works council or labor organization with respect to SpinCo Service Providers.

(c) There is no, and since the Applicable Date there has been no, material strike, lockout, slowdown, work stoppage, picketing, hand billing, organizing activities, labor arbitration, unfair labor practice charge or other material labor dispute, or Actions or grievance pending or, to Parent’s or SpinCo’s Knowledge, threatened against any Parent Entity involving the SpinCo Business or any SpinCo Entity. Each of the SpinCo Entities and Parent Entities with respect to the SpinCo Service Providers is in compliance in all material respects with the SpinCo Labor Agreements.

(d) No Parent Entity with respect to the SpinCo Business or SpinCo Entity has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied (collectively, the “WARN Act”). No mass layoffs or plant closings are currently contemplated, planned or announced.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect, the SpinCo Entities and the Parent Entities with respect to the SpinCo Business or SpinCo Entity are, and since the Applicable Date, have been, in material compliance with all applicable Laws, Contracts, policies, plans and programs relating to employment, employment practices, compensation, the classification of employees as exempt/non-exempt, the classification of individuals as employees or independent contractors, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employee leave, benefits, hours, terms and conditions of employment, and the termination of employment and unemployment insurance, occupational health and safety, employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee trainings and notices, affirmative action and automated employment decision tools and other artificial intelligence.

(f) Each Parent Entity with respect to the SpinCo Business or SpinCo Entity has reasonably investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against current or former officers, directors, or SpinCo Employees (i) above the level of Vice President or (ii) that would reasonably be expected to result in material liability or, if known to the public, would bring any Parent Entity with respect to the SpinCo Business or SpinCo Entity into material disrepute, in each case of clauses (i) and (ii), that have been reported to any Parent Entity or SpinCo Entity or of which any Parent Entity or SpinCo Entity was otherwise aware since the Applicable Date. With respect to each such allegation (except those the applicable Parent or SpinCo Entity reasonably deemed to not have merit), the applicable Parent or SpinCo Entity has taken prompt corrective action reasonably calculated to prevent further improper action and does not expect any material liability with respect to any such matters. To

Parent’s or SpinCo’s Knowledge, there are no such allegations of harassment, retaliation or discrimination against current or former officers, directors or SpinCo Employees (i) above the level of Vice President or (ii) that could result in material liability or, if known to the public, would bring any Parent Entity with respect to the SpinCo Business or SpinCo Entity into material disrepute.

(g) To Parent’s or SpinCo’s Knowledge, as of the date hereof, no SpinCo Employee with annualized base salary at or above $200,000 intends to terminate his or her employment with any SpinCo Entity prior to the one-year anniversary of the Closing.

(h) To Parent’s or SpinCo’s Knowledge, no current or former employee or independent contractor of any Parent Entity with respect to the SpinCo Business or SpinCo Entity is in violation of any term of any noncompetition agreement or other material restrictive covenant obligation owed to any Parent Entity with respect to the SpinCo Business or SpinCo Entity or owed to any third party with respect to such person’s right to be employed or engaged by any Parent Entity with respect to the SpinCo Business or SpinCo Entity, except as would not be material to the SpinCo Entities, taken as a whole.

(i) Section 5.12(i) of the SpinCo Disclosure Letter sets forth each SpinCo Employee, and for each: (i) employee ID; (ii) job title; (iii) primary work location (by country, state, city); (iv) exempt or non-exempt status (for U.S. employees); (v) active or inactive status; (vi) full-time or part-time status; (vii) last date of hire; (viii) employing entity and (ix) years of service (the “SpinCo Employee List”).

SECTION 5.13. Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a SpinCo Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent and the SpinCo Entities to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole: (A) the SpinCo Entities are and have at all times since the Applicable Date been in compliance with all, and have not violated any, Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits required pursuant to Environmental Law for the occupation of the SpinCo Owned Real Property or SpinCo Leased Real Property or the operation of the SpinCo Business; (B) no SpinCo Owned Real Property or SpinCo Leased Real Property or any other real property (including soils, groundwater, surface water, buildings or other structures), currently or formerly owned, leased or operated by a SpinCo Entity, contains any Hazardous Substance under conditions or circumstances or in concentrations that would result in Liability to any of the SpinCo Entities; (C) none of the SpinCo Entities is subject to Liability for any Hazardous Substance present at, under or on any third-party property or is otherwise subject to any Liability regarding any manufacture, distribution, storage, treatment, disposal of or arrangement for the disposal of, transport, handling, or release of, contamination by, or exposure of any person to, any Hazardous Substance, including any product containing any Hazardous Substance; (D) no SpinCo Entity has since the Applicable Date received any notice, demand, letter, claim or request for information or is a party to or the subject of any pending or, to Parent’s or SpinCo’s Knowledge, threatened Actions alleging that the SpinCo Business may be in violation of or subject to Liability under any Environmental Law or regarding any Hazardous Substance; and (E) no SpinCo Entity is subject to any Governmental Order or other arrangement with any Governmental Authority, or has assumed any Liability of, or is subject to any indemnity in an agreement with, any third party, in each case relating to currently unresolved or outstanding Liabilities or obligations arising under any Environmental Law or regarding any Hazardous Substance.

SECTION 5.14. Taxes.

(a) Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a SpinCo Material Adverse Effect:

(i) The SpinCo Entities (A) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and correct, (B) have paid all Taxes, whether or not shown as due on such Tax Returns, and have withheld all Taxes that the SpinCo Entities are obligated to withhold from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or other third party, and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes, in each case in writing, which waiver or extension is currently in effect;

(ii) There are no Tax Liens upon any property or assets of any of the SpinCo Entities except Permitted Liens;

(iii) As of the date hereof, (A) no deficiencies for Taxes have been proposed or assessed in writing against or with respect to any of the SpinCo Entities, (B) there are no pending audits, examinations, investigations or other Actions in respect of any Taxes or Tax Returns of any SpinCo Entity and no such audit, examination, investigation or other Action has been threatened in writing, and (C) no claim has been made by a Governmental Authority in any jurisdiction where any of the SpinCo Entities does not file Tax Returns that any SpinCo Entity is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction, which claim has not been fully resolved;

(iv) As of the date hereof, none of the SpinCo Entities (A) has been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is Parent or any of its Subsidiaries), (B) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement or arrangement (other than (x) commercial agreements or arrangements entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes, (y) the Tax Matters Agreement, and (z) agreements or arrangements exclusively between or among the SpinCo Entities), or (C) has liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor;

(v) Other than as part of the Separation, during the last two years, none of the SpinCo Entities has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify under Section 355 of the Code; and

(vi) None of the SpinCo Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(b) Neither Parent nor any SpinCo Entity has taken any action or knows of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent or impede (i) the Intended Tax Treatment or (ii) Parent and SpinCo from delivering the Separation Tax Representation Letters and the Merger Tax Representation Letters.

SECTION 5.15. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to result in a SpinCo Material Adverse Effect:

(a) Section 5.15(a) of the SpinCo Disclosure Letter sets forth a true, accurate, and complete list of all Registered Intellectual Property included in the SpinCo Intellectual Property;

(b) All of the Registered Intellectual Property included in the SpinCo Intellectual Property is valid, subsisting and unexpired, if applicable, and, to Parent’s or SpinCo’s Knowledge, enforceable;

(c) The SpinCo Entities (i) exclusively own or, after giving effect to the Separation (and subject to the execution and delivery of the Confirmation of Intellectual Property Assignment, each Local Transfer Agreement and each other agreement or instrument executed by one or more members of the Parent Group and one or more members of the SpinCo Group for the purpose of transferring or conveying equity interests, Assets or Liabilities in order to effect the transactions contemplated by the Separation and Distribution Agreement) will exclusively own, free and clear of any and all Liens (other than Permitted Liens), all SpinCo Intellectual Property, and (ii) have a valid right and, to Parent’s or SpinCo’s Knowledge, enforceable written license to use all other Intellectual Property that is used in or necessary for the operation of the SpinCo Business as currently conducted (“SpinCo Business Intellectual Property”);

(d) No Parent Entity or SpinCo Entity has since the Applicable Date received any written claim from any other Person challenging the validity, enforceability or ownership of the SpinCo Intellectual Property. At the Closing, after giving effect to the Restructuring (and subject to the execution and delivery of the Confirmation of Intellectual Property Assignment, each Local Transfer Agreement, any necessary third-party consents, and each other agreement or instrument executed by one or more members of the Parent Group and one or more members of the SpinCo Group for the purpose of transferring or conveying equity interests, Assets or Liabilities in order to effect the transactions contemplated by the Separation and Distribution Agreement), and taking into account the Royal Precision Equity Interests and together with the services provided under the Transition Services Agreement and the rights granted pursuant to the other Transaction Documents or any agreement entered into between one or more members of the Parent Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, governing commercial relationships between the two Groups (as defined in the Separation and Distribution Agreement) following the Closing Date, all SpinCo Business Intellectual Property shall be owned or available for use (in substantially the same manner as of immediately prior to the Closing by Parent and its Subsidiaries) by the SpinCo Entities immediately after the Closing on terms and conditions substantially similar to those under which Parent and its Subsidiaries owned or used such Intellectual Property immediately prior to the Closing. No member of the Parent Group will own any Intellectual Property that is used in or necessary for the conduct of the SpinCo Business as conducted immediately prior to the Closing by Parent and its Subsidiaries, in each case, other than Intellectual Property provided under the Transition Services Agreement, Trademark License

Agreements, Intellectual Property Cross-License Agreement, any agreement entered into between one or more members of the Parent Group, on the one hand, and one or more members of the SpinCo Group, on the other hand, governing commercial relationships between the two Groups (as defined in the Separation and Distribution Agreement) following the Closing Date, or other Transaction Documents;

(e) Neither Parent, its Subsidiaries nor the SpinCo Entities are under any obligation whether written or otherwise, to develop any Intellectual Property for any third party (except for (i) enhancements, modifications, adaptations or improvements for customers in the ordinary course of business or (ii) pursuant to joint venture or joint development Contracts);

(f) Since the Applicable Date, all employees and independent contractors of a Parent Entity or SpinCo Entity who have contributed to, developed, authored, or conceived any SpinCo Intellectual Property have executed a valid and enforceable agreement that protects the confidential information of the SpinCo Entities and assigns to a Parent Entity or the applicable SpinCo Entity exclusive ownership of such SpinCo Intellectual Property, to the extent such SpinCo Intellectual Property is not otherwise assigned to such Parent Entity or SpinCo Entity, as applicable, pursuant to applicable Law;

(g) In the past six (6) years, (i) the operation of the SpinCo Business (including the sale or licensing of the SpinCo Products by the SpinCo Business) has not infringed, misappropriated or otherwise violated, and is not currently infringing, misappropriating or otherwise violating, the Intellectual Property of any other Person, and (ii) no Parent Entity or SpinCo Entity has received any written claim from any other Person alleging the same;

(h) Since the Applicable Date, no Action is pending, or to Parent’s or SpinCo’s Knowledge, threatened in writing, against Parent or the SpinCo Business (x) alleging the infringement, misappropriation or other violation of third-party Intellectual Property by the conduct of the SpinCo Business or (y) challenging the validity, enforceability, ownership or use of any material SpinCo Intellectual Property (other than ordinary course proceedings related to the application for any item of SpinCo Intellectual Property);

(i) To Parent’s or SpinCo’s Knowledge, no Person is infringing, misappropriating or otherwise violating any SpinCo Intellectual Property;

(j) Since the Applicable Date, Parent and its Subsidiaries have taken commercially reasonable actions and have implemented reasonable policies and procedures designed to maintain and protect the SpinCo Intellectual Property, including the secrecy, confidentiality and value of all trade secrets and confidential information included in the SpinCo Intellectual Property therein. No SpinCo Entity has disclosed or provided access to, or has a duty or obligation (whether present, contingent or otherwise) to disclose or provide access to, any confidential SpinCo Intellectual Property (including proprietary source code) to any third party other than pursuant to a valid, written, and, to Parent’s or SpinCo’s Knowledge, enforceable confidentiality agreement entered into in the ordinary course of business, pursuant to which such third party agrees to protect such confidential information, and no SpinCo Entity has, to Parent’s or SpinCo’s Knowledge, received or otherwise been provided any trade secrets or other confidential information of any Person in violation of any obligation of confidentiality;

(k) The SpinCo Entities own, lease, license, or otherwise have the right to use all IT Assets necessary for the operation of the SpinCo Business as currently conducted (“SpinCo IT Assets”), and such IT Assets are sufficient for the operation of the SpinCo Business as it is currently conducted;

(l) Parent and its Subsidiaries have taken commercially reasonable measures designed to protect: (i) any Personal Data collected, stored, used, disclosed, transmitted, processed or disposed of by, or on behalf of, the SpinCo Business; and (ii) the integrity, operation and security of the SpinCo IT Assets that are owned or controlled by a Parent Entity or SpinCo Entity, including by maintaining commercially reasonable disaster recovery and business continuity plans;

(m) Since the Applicable Date, there has been no Security Breach nor failures of the SpinCo IT Assets that have not been remedied or replaced in all material respects; and

(n) Parent and its Subsidiaries comply and, since the Applicable Date, have been in compliance with all applicable Privacy Requirements, and neither Parent nor its Subsidiaries have been the target of any Action, including by any Governmental Authority, in relation to any Security Breach or Privacy Requirement since the Applicable Date. The transaction contemplated by this Agreement will not result in any material violations of any Privacy Requirements.

SECTION 5.16. Insurance. The SpinCo Entities are, as of the date hereof, covered by insurance policies and self-insurance programs and arrangements of Parent that (a) are in full force and effect, (b) to the Knowledge of Parent, have been issued by licensed insurers and (c) are sufficient for compliance with all applicable Laws and Contracts to which a SpinCo Entity is a party or by which it is bound and as is customary in the industries in which the SpinCo Entities operate. All premiums due and payable under such insurance policies and self-insurance programs and arrangements have been paid, and no notice of cancellation or termination has been received with respect to any such insurance policies, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

SECTION 5.17. Takeover Statutes. The SpinCo Board has taken all necessary action to exempt this Agreement, the other Transaction Documents and the transactions contemplated hereby (including the Merger) and thereby from the restrictions set forth in Section 203 of the DGCL. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, including Section 203 of the DGCL (each, a “Takeover Statute”) or any anti-takeover provision in Parent’s or SpinCo’s Organizational Documents is applicable to the Merger or the other transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents.

SECTION 5.18. Brokers and Finders. Other than Morgan Stanley (the Expenses of which will be paid by Parent), no agent, broker, finder, investment banker, financial advisor or other similar Person is entitled to any brokerage fee, finders’ fee or other similar fee or commission for which Merger Partner, Merger Sub, the Surviving Corporation or any SpinCo Entity would be liable in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby based on arrangements made by or on behalf of Parent or its Affiliates.

SECTION 5.19. Sufficiency of the SpinCo Assets. At the Closing, after giving effect to the Restructuring (and subject to the execution and delivery of the Confirmation of Intellectual Property Assignment, each Local Transfer Agreement, any necessary third-party consents, and each other agreement or instrument executed by one or more members of the Parent Group and one or more members of the SpinCo Group for the purpose of transferring or conveying equity interests, Assets or Liabilities in order to effect the transactions contemplated by the Separation and Distribution Agreement), and taking into account the Royal Precision Equity Interests and together with the services available under the Transition Services Agreement and the rights granted pursuant to the other Transaction Documents, the SpinCo Assets constitute and will constitute, in all material respects, all of the assets, rights and properties used in or necessary for the conduct of the SpinCo Business immediately following the Closing in substantially the same manner as conducted as of the date hereof and as of immediately prior to the Closing by Parent and its Subsidiaries; provided, however, that nothing in this Section 5.19 shall be deemed to constitute a representation or warranty as to (x) infringement, misappropriation or other violation of Intellectual Property or (y) any service or functions expressly excluded from services to be provided under the Transition Services Agreement as listed on Schedule E thereto.

SECTION 5.20. Affiliate Matters. Except for (a) Contracts relating to employment and labor matters set forth on Section 5.11(a) of the SpinCo Disclosure Letter, (b) Contracts set forth on Section 5.20 of the SpinCo Disclosure Letter, (c) Contracts that by the terms of the Separation and Distribution Agreement or any other Transaction Document are contemplated to survive after the Distribution Time, (d) Contracts that would be Parent Liabilities and (e) Contracts that will be solely between or among the SpinCo Entities upon completion of the Restructuring, no SpinCo Entity is party to any SpinCo Affiliate Contract that would be material to the SpinCo Business, taken as a whole.

SECTION 5.21. Proxy Statement; SpinCo Registration Statements. None of the information regarding any of the Parent Entities (including the SpinCo Entities), the SpinCo Business, or the transactions contemplated by this Agreement or the Transaction Documents provided by Parent, SpinCo or any other Parent Entity (including the SpinCo Entities) specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the SpinCo Registration Statements or the documents relating to the Distribution that are filed with the SEC or distributed to Parent stockholders (the “Distribution Documents”) will, in the case of the definitive Proxy Statement and the Distribution Documents or any amendment or supplement thereto, at the time of the first mailing of the definitive Proxy Statement and the Distribution Documents and any amendment or supplement thereto, or, in the case of the SpinCo Registration Statements, at the time such registration statement becomes effective, at the Distribution Date or on the settlement date of the Exchange Offer (if applicable) or at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The SpinCo Registration Statements will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Parent or SpinCo with respect to information provided by Merger Partner specifically for inclusion in, or incorporation by reference into, the SpinCo Registration Statements.

SECTION 5.22. Financing. As of the date of this Agreement, (a) the Debt Commitment Letter has been duly executed and delivered by SpinCo (or, if applicable, any of SpinCo’s Subsidiaries party thereto) and has not been amended, restated, amended and restated, supplemented, waived or otherwise modified in any respect and, to the Knowledge of Parent and SpinCo, no such amendment, waiver or modification is contemplated (other than amendments or modifications to the Debt Commitment Letter solely (i) to add lenders, lead arrangers, bookrunners, syndication agents and similar entities or (ii) in connection with the implementation of any “market flex” provisions contained in the Debt Commitment Letter), (b) to Parent’s and SpinCo’s Knowledge, the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect (other than as permitted in the immediately preceding clause (a)(i)) and (c) the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of SpinCo (or, if applicable, any SpinCo Subsidiary party thereto) and, to Parent’s and SpinCo’s Knowledge, the other parties thereto (other than Merger Partner), enforceable against SpinCo (or, if applicable, any SpinCo Subsidiary party thereto), and to Parent’s and SpinCo’s Knowledge, each of the other parties thereto (other than Merger Partner) in accordance with its terms, except insofar as such enforceability is subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, except for the Debt Commitment Letter, to Parent’s and SpinCo’s Knowledge there are no side letters or other Contracts to which SpinCo or any of its Affiliates is a party containing conditions precedent to or otherwise relating to any portion of the funding of the Financing, other than as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, no event has occurred or circumstance exists, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of SpinCo, its Affiliates or, to Parent’s and SpinCo’s Knowledge, any other party to the Debt Commitment Letter (other than Merger Partner), under the Debt Commitment Letter, or, to Parent’s and SpinCo’s Knowledge, would result in any portion of the Financing being unavailable or delayed.

SECTION 5.23. Product Liability. Except as would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect, (a) since the Applicable Date, no SpinCo Entity nor, with respect to the SpinCo Business, any Parent Entity has received written or, to Parent’s or SpinCo’s Knowledge, oral notice of, or has been a party or subject to, any Action relating to bodily or personal injury, death, or property or economic damages, any Action for punitive or exemplary damages, any Action for contribution or indemnification, or any Action for injunctive relief, in each such case, in connection with any SpinCo Product or any service provided by any SpinCo Entity or any Parent Entity with respect to the SpinCo Business, (b) no SpinCo Entity nor, with respect to the SpinCo Business, any Parent Entity has been required to file any notification or other report with, or provide information to, any Governmental Authority or product safety standards group concerning actual or potential defects or hazards with respect to any SpinCo Product manufactured, modified, maintained, marketed, sold or distributed in connection with the SpinCo Business, (c) since the Applicable Date, no SpinCo Entity nor, with respect to the SpinCo Business, any Parent Entity has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, or other notice or action to wholesalers, distributors, retailers or customers relating to an alleged lack of safety, efficacy or regulatory compliance of any SpinCo Product, or is currently considering initiating, conducting or issuing any recall of any SpinCo Product, and (d) no SpinCo Entity nor, with respect to the SpinCo Business, any Parent Entity has committed any act or omission that would reasonably be expected to result in, and no facts or circumstances exist that would reasonably be expected to give rise to, (i) any product liability, whether or not covered by insurance or any third-party indemnity, or (ii) any costs to cure any breach of warranty or failure to meet or exceed product or service specifications.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Except (i) as set forth in the publicly available Merger Partner Reports filed with or furnished to the SEC on or after the Applicable Date and prior to the date hereof (excluding, in each case, any disclosures (other than statements of historical fact) contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature); provided, this exception (i) shall apply only to the extent that the relevance of such disclosure to the applicable representation and warranty is readily apparent on its face, or (ii) as set forth in the corresponding sections or subsections of the Merger Partner Disclosure Letter (it being agreed that, for purposes of the representations and warranties set forth in this Article VI, disclosure of any item in any section or subsection of the Merger Partner Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), Merger Partner hereby represents and warrants to Parent, SpinCo and Merger Sub as of the date hereof and as of the Closing Date that:

SECTION 6.1. Organization, Good Standing and Qualification.

(a) Merger Partner is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization.

(b) Each Subsidiary of Merger Partner is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and Merger Partner and each Subsidiary of Merger Partner has all requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets and to carry on its business as presently conducted and is duly licensed and qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such licensing or qualification, except where the failure to be so organized, licensed or qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Merger Partner Material Adverse Effect or prevent, materially delay or materially impair the ability of Merger Partner to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(c) Section 6.1(c) of the Merger Partner Disclosure Letter contains a complete and correct list of each jurisdiction where Merger Partner and any of its Subsidiaries that would be a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated pursuant to the Exchange Act are organized. Merger Partner has made available to Parent true and complete copies of the Organizational Documents of Merger Partner as in effect on the date hereof.

SECTION 6.2. Capital Structure.

(a) The authorized capital stock of Merger Partner consists of 500,000,000 shares, consisting of (i) 450,000,000 shares of Merger Partner Common Stock, and (ii) 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which (x) 107,574,701 shares of Merger Partner Common Stock were outstanding and (y) no shares of Preferred Stock were outstanding, in each case, as of the close of business on June 9, 2026. No shares of Merger Partner Common Stock are held by any Subsidiary of Merger Partner. All of the outstanding shares of Merger Partner Common Stock have been duly authorized, validly issued, fully paid and nonassessable. As of June 9, 2026, other than 6,776,633 shares of Merger Partner Common Stock reserved for issuance under the Merger Partner Stock Plans, Merger Partner has no shares of Merger Partner Common Stock reserved for issuance. Each of the outstanding shares of capital stock or other securities of each of Merger Partner’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Merger Partner or by a direct or indirect wholly owned Subsidiary of Merger Partner, free and clear of any Lien other than those arising under its Organizational Documents or applicable securities Laws. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights, obligations or contracts of any kind that obligate Merger Partner or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Merger Partner or any of its Subsidiaries or any securities or obligations convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Merger Partner or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any shares of Merger Partner Common Stock in accordance with the terms of the Merger Partner Stock Plans, such shares of Merger Partner Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Merger Partner does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Merger Partner on any matter.

(b) Section 6.2(b) of the Merger Partner Disclosure Letter contains a complete and correct list of all outstanding Merger Partner Equity Awards held by a Merger Partner Service Provider under the Merger Partner Stock Plan as of June 9, 2026, including the number of shares of Merger Partner Common Stock subject to each Merger Partner Equity Award (at target and maximum performance) and the date of grant, vesting schedule (including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment following consummation of the Merger) and, where applicable, exercise price with respect to each Merger Partner Equity Award.

(c) Section 6.2(c) of the Merger Partner Disclosure Letter sets forth (i) each of Merger Partner’s Subsidiaries and the ownership interest of Merger Partner in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and (ii) Merger Partner’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.

SECTION 6.3. Corporate Authority; Approval and Fairness.

(a) Merger Partner has authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party as of the Effective Time and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, only to the adoption of this Agreement and approval of the Merger by Merger Partner by the affirmative vote of holders of a majority of the outstanding shares of Merger Partner Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Merger Partner Stockholder Approval”). The execution and delivery by Merger Partner of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by Merger Partner of the transactions contemplated hereby and thereby have been, or will be as of the Effective Time, duly and validly authorized and approved by all necessary and proper corporate action on their part. Except for the Merger Partner Stockholder Approval, no other corporate action on the part of Merger Partner is necessary to authorize this Agreement or the Transaction Documents to which Merger Partner is or will be a party at the Effective Time or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Transaction Documents to which Merger Partner is or will be a party at the Effective Time has been or will be duly and validly executed and delivered by them and (assuming that each of this Agreement and the applicable Transaction Documents to which Merger Partner is or will be a party as of the Effective Time constitutes a legal, valid and binding obligation of each of Parent, SpinCo and Merger Sub (as applicable)) constitutes or will constitute a legal, valid and binding obligation of Merger Partner, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Merger Partner Board has (i) unanimously (A) approved and declared advisable this Agreement, the Transaction Documents and the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, upon the terms and conditions set forth in this Agreement and the Transaction Documents, (B) determined that this Agreement, the Transaction Documents and the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, are fair to, and in the best interests of, Merger Partner and the holders of Merger Partner Common Stock and (C) resolved to recommend that the holders of shares of Merger Partner Common Stock adopt this Agreement and approve the Merger (the “Merger Partner Recommendation”), (ii) directed that the adoption of this Agreement and approval of the Merger be submitted to the holders of shares of Merger Partner Common Stock for their approval and (iii) received the oral opinion of its financial advisor Goldman Sachs & Co. LLC, to be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders (other than Parent and its affiliates) of Merger Partner Common Stock, a copy of which written opinion will be delivered to Parent.

SECTION 6.4. Governmental Filings; No Violations; Certain Contracts.

(a) Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Securities Act and the Exchange Act, (iii) the HSR Act, (iv) the rules and regulations of the NYSE, (v) the state securities, takeover and “blue sky” Laws and (vi) those set forth in Section 6.4(a) of the Merger Partner Disclosure Letter (the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations contemplated by the foregoing clauses (i) through (vi), the “Merger Partner Approvals”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Merger Partner from, or to be given by Merger Partner to, or to be made by Merger Partner with, any Governmental Authority, in connection with the execution, delivery and performance by Merger Partner of this Agreement and the Transaction Documents to which it is, or will be a party to as of the Effective Time and the consummation of the Merger and the other transactions contemplated hereby and thereby, or in connection with the continuing operation of the business of Merger Partner and its Subsidiaries after the Effective Time, except those the failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect or prevent, materially delay or materially impair the ability of Merger Partner to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(b) Other than the filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, or in connection with, in compliance or required to be made with, (i) the Merger Partner Stockholder Approval and (ii) except for those set forth in Section 6.4(b) of the Merger Partner Disclosure Letter (such filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations in clauses (i) and (ii), the “Merger Partner Third-Party Consents”), no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations that are related to or used in connection with the businesses or any of the operations of Merger Partner or its Subsidiaries, as currently conducted, are required to be obtained by Merger Partner or any of its Subsidiaries from, or to be given by Merger Partner or any of their Subsidiaries to, or to be made by Merger Partner or any of its Subsidiaries with, any Person that is not a Governmental Authority in connection with the execution, delivery and performance by Merger Partner of this Agreement and the Transaction Documents to which Merger Partner is or will be party to as of the Effective Time and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents, or in connection with the continuing operation of the business of Merger Partner and its Subsidiaries after the Effective Time, except those failure to make, give or obtain would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect or prevent, materially delay or materially impair the ability of Merger Partner to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(c) The execution, delivery and performance by Merger Partner of this Agreement and the Transaction Documents to which each is or will be a party as of the Effective Time do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Merger Partner or any Subsidiaries of Merger Partner, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of Merger Partner or any of its Subsidiaries pursuant to any Contract binding upon Merger Partner or any of such Subsidiaries or, assuming (solely with respect to performance of this Agreement and the Transaction Documents and consummation of the Merger and the other transactions contemplated by this Agreement and the Transaction Documents) compliance with the matters referred to in Section 6.4(a) and receipt of all Merger Partner Third-Party Consents, under any applicable Law to which Merger Partner or any of its Subsidiaries is subject, (iii) any change in the rights or obligations of any party under any Contract legally binding upon Merger Partner or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the assets of Merger Partner or any of its Subsidiaries; except, in the case of clauses (ii), (iii) or (iv) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect or prevent, materially delay or materially impair the ability of Merger Partner to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

SECTION 6.5. Merger Partner Reports; Financial Statements.

(a) Merger Partner has filed with or furnished to, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required by it to be filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, certifications, reports and other documents filed or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date hereof and prior to the Effective Time, including any amendments thereto, the “Merger Partner Reports”). Each of the Merger Partner Reports, at the time of its filing with or being furnished to the SEC, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act applicable to the Merger Partner Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Merger Partner Reports did not, and any Merger Partner Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since the Applicable Date, neither Merger Partner nor any of its Subsidiaries has consummated any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act. None of the Subsidiaries of Merger Partner are subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) Merger Partner is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), or the rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither Merger Partner nor any of its Affiliates has made, arranged or modified (in any material respect) any extensions of credit in the form of a personal loan to any executive officer or director of Merger Partner.

(c) Merger Partner has established and maintains a system of internal controls and procedures that complies in all material respects with applicable Law (including, without limitation, disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to Merger Partner and its Subsidiaries). Such internal controls and procedures are effective to ensure that all information required to be disclosed by Merger Partner is reported on a timely basis to the individuals responsible for the preparation of Merger Partner’s filings with the SEC and other public disclosure documents. Merger Partner’s management has completed an assessment of the effectiveness of Merger Partner’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2025, and such assessment concluded that such internal control system was effective. Merger Partner’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Merger Partner maintained effective internal control over financial reporting as of December 31, 2025. Merger Partner’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that are in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Merger Partner, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Merger Partner are being made only in accordance with authorizations of management and directors of Merger Partner and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Merger Partner’s assets that could have a material effect on its financial statements.

(d) There are no, and since the Applicable Date there have been no, (i) significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Merger Partner’s ability to record, process, summarize and report financial information and (ii) fraud, whether or not material, that involves management or other employees who have a significant role in Merger Partner’s internal control over financial reporting.

(e) Each of the consolidated balance sheets included in or incorporated by reference into the Merger Partner Reports (including the related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows of Merger Partner and its consolidated Subsidiaries as of its date and each of the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows included in, or incorporated by reference into, the Merger Partner Reports (including any related notes and schedules) fairly presents in all material respects the financial position, results of operations and cash flows of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect in accordance with GAAP consistently applied during the periods involved, except as may be noted therein).

(f) None of Merger Partner and its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K promulgated by the SEC) that is material to Merger Partner and its Subsidiaries, taken as a whole. No member of the Merger Partner Group has incurred any indebtedness, or issued or sold any debt securities or rights to acquire any debt security of any other member of the Merger Partner Group, the terms of which require the public listing of such indebtedness, debt securities or rights or the maintenance by such member of the Merger Partner Group of registration under the Exchange Act.

SECTION 6.6. Absence of Certain Changes.

(a) Except as expressly contemplated by this Agreement and the Transaction Documents, since December 31, 2025, Merger Partner and its Subsidiaries have (i) conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practice and (ii) not taken any action that would require the consent of Parent or SpinCo after the date hereof pursuant to Section 7.1(a)(ii), Section 7.1(a)(iv), Section 7.1(a)(v), Section 7.1(a)(vii), Section 7.1(a)(viii), Section 7.1(a)(ix), Section 7.1(a)(xii), and Section 7.1(a)(xviii).

(b) Since December 31, 2025, there has not been any change, event, occurrence, state of facts, condition, circumstance or effect that, individually or in the aggregate with such other changes, events, occurrences, state of facts, conditions, circumstances or effects, has resulted in or would reasonably be expected to result in a Merger Partner Material Adverse Effect.

SECTION 6.7. Litigation and Liabilities.

(a) There are no, and since the Applicable Date there has been no, Action pending or, to Merger Partner’s Knowledge, threatened against Merger Partner or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect or prevent, materially delay or materially impair the ability of Merger Partner to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole. Neither Merger Partner nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts in any material respect the manner in which Merger Partner and its Subsidiaries conduct their businesses, that otherwise is material to Merger Partner and its Subsidiaries or that would, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect or prevent, materially delay or materially impair the ability of Merger Partner to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(b) Except (i) as reflected or reserved for in Merger Partner’s most recent consolidated balance sheet (including the related notes and schedules thereto) included in the Merger Partner Reports filed prior to the date hereof, (ii) for obligations or liabilities incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet (other than liabilities for breaches of contract, breach of warranty, tort or violation of applicable Law or Action), (iii) liabilities and obligations arising out of or in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, or (iv) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect, neither Merger Partner nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, matured, unmatured, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Merger Partner.

SECTION 6.8. Compliance with Laws; Licenses; Anti-Corruption Laws; Import and Export Laws.

(a) Since the Applicable Date, the businesses of Merger Partner and its Subsidiaries have not been, and are not being, conducted in violation of any Laws or Permits, in each case, except for violations that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Merger Partner Material Adverse Effect or prevent, materially delay or materially impair the ability of Merger Partner to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole.

(b) Each of Merger Partner and its Subsidiaries has obtained and is in compliance with all Permits necessary to conduct its business as presently conducted (the “Merger Partner Licenses”), except those the absence of which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Merger Partner Material Adverse Effect. The operation of the business of Merger Partner and its Subsidiaries as presently conducted is not, and has not been since the Applicable Date, in violation of, nor is Merger Partner or its Subsidiaries in default or violation under, any Merger Partner License, and, to Merger Partner’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any Merger Partner License, except where such default or violation of such Merger Partner License, individually or in the aggregate, has not resulted and would not reasonably be expected to result in a Merger Partner Material Adverse Effect. There are no Actions pending or, to Merger Partner’s Knowledge, threatened, that seek the revocation, cancellation or adverse modification of any Merger Partner License, except where such revocation, cancellation or adverse modification would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect. Since the Applicable Date, neither Merger Partner nor any of its Subsidiaries has received any notice or communication of any noncompliance or alleged noncompliance with any Merger Partner Licenses, except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.

(c) Since the Applicable Date, (i) none of Merger Partner, its Subsidiaries or any Person associated with or acting on behalf of Merger Partner or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof has granted, paid, offered or promised to grant, pay, or authorized or ratified the granting of payment, directly or indirectly, of any rebates, monies or anything of value to any Government Official or any political party or candidate for political office, or to any other Person under circumstances where Merger Partner, any of its Subsidiaries, or any Person associated with or acting on behalf of Merger Partner or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof, knew or had reason to know that all or a portion of such rebates, monies or things of value would be offered, promised, or given, directly or indirectly, to any Government Official, for the purpose of

(A) influencing any act or decision of such Government Official in his or her official capacity; (B) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist Merger Partner, any of its Subsidiaries or any Person associated with or acting on behalf of Merger Partner or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof, in obtaining or retaining business for or with, or directing business to, any Person or to secure any other improper benefit or advantage, (ii) Merger Partner, its Subsidiaries and each Person associated with or acting on behalf of Merger Partner or any of its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof, have complied with the Anti-Corruption Laws and (iii) Merger Partner and its Subsidiaries (A) have instituted policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws in all material respects, (B) have maintained such policies and procedures in full force and effect, (C) have not been subject to any pending Actions or, to Merger Partner’s Knowledge, threatened with any Actions that alleges any material violation of any of the Anti-Corruption Laws, (D) have not received from any Governmental Authority or any other Person any notice, inquiry or internal or external allegation, (E) have not made a voluntary or involuntary disclosure to a Governmental Authority and (F) have not conducted any internal investigation or audit, in each case of clauses (D) through (F), concerning any actual or potential violation or wrongdoing in respect of any of the Anti-Corruption Laws.

(d) Since the Applicable Date, Merger Partner and its Subsidiaries, and, to Merger Partner’s Knowledge, any Person associated with or acting on behalf of the Merger Partner or its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof have at all times conducted their export and import and related transactions in material compliance with all applicable Import and Export Laws or U.S. anti-boycott Laws.

(e) Since the Applicable Date, none of Merger Partner and its Subsidiaries, nor, to Merger Partner’s Knowledge, any Person associated with or acting on behalf of the Merger Partner or its Subsidiaries, including any officer, director, employee, agent and Affiliate thereof has engaged in nor is now knowingly engaging in, any unlawful dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by OFAC or (ii) any Person in Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine.

(f) Without limiting the foregoing subsections (d) and (e), there have been no Actions, there are no pending Actions and, to Merger Partner’s Knowledge, there are no threatened Actions, by any Governmental Authority of potential violations against Merger Partner or any of its Subsidiaries with respect to compliance with Import and Export Laws.

(g) None of Merger Partner and its Subsidiaries is subject to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement or consent decree with or imposed by any Governmental Authority, and to Merger Partner’s Knowledge (i) the imposition of any such agreement or decree is not currently pending, and (ii) none of Merger Partner and its Subsidiaries has received written notice that the imposition of any such agreement or decree is currently contemplated or proposed.

SECTION 6.9. Merger Partner Material Contracts.

(a) Except for this Agreement and the Transaction Documents and except for the Contracts set forth in Section 6.9 of the Merger Partner Disclosure Letter, as of the date hereof, none of Merger Partner or its Subsidiaries is a party to or bound by any Contract (or, in each case, any group of related Contracts with respect to a single transaction or series of related transactions):

(i) that would be required to be filed by Merger Partner as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) for the purchase of products or raw materials or the receipt of services pursuant to Contracts relating to (A) indirect procurement, (B) information technology services or systems, (C) direct materials supply arrangements or (D) logistics, transportation or warehousing services, that constitute one of the twenty (20) largest such Contracts of Merger Partner, measured by aggregate spend of Merger Partner and its Subsidiaries for the calendar year ended December 31, 2025;

(iii) for the sale of products or services pursuant to Contracts (A) in Merger Partner’s Light Vehicle segment, that constitute Contracts for one of the twenty (20) largest programs of the Light Vehicle segment, measured by aggregate revenues received by Merger Partner and its Subsidiaries for the calendar year ended December 31, 2025 and (B) in Merger Partner’s Commercial Vehicle segment, that constitute Contracts for one of the five largest customers of the Commercial Vehicle segment, measured by aggregate revenues received by Merger Partner and its Subsidiaries for the calendar year ended December 31, 2025;

(iv) that (A) purports to limit in any respect either the type of business in which Merger Partner or any of its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, (B) requires (or grants any right that would, if exercised, require) the disposition of any material assets or material line of business of Merger Partner or any of its Subsidiaries (taken as a whole), (C) grants “most favored nation” status or contains “exclusivity,” requirements obligations or similar provisions that would purport to apply to Merger Partner or any of its Subsidiaries, or (D) includes “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, in each case of (A), (C) and (D), that are material to Merger Partner and its Subsidiaries, and other than distribution agreements;

(v) relating to the acquisition or disposition of any business, product line, equity interests or a material amount of assets (whether by merger, sale of stock, sale of assets or otherwise) for total consideration (including assumption of debt and any indemnification, earn-out, deferred or contingent payment obligations) in excess of $10,000,000 pursuant to which any potential indemnification, earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties for which no claims have been made) or otherwise survive as of the date hereof;

(vi) creating any material partnership, joint venture, profit sharing, joint development, strategic alliance or other similar agreement or arrangement;

(vii) between Merger Partner or any of its Subsidiaries, on the one hand, and any director or officer of Merger Partner or any Person beneficially owning five percent (5%) or more of the outstanding shares of Merger Partner Common Stock or any of their respective Affiliates (other than Merger Partner and its Subsidiaries), on the other hand;

(viii) relating to or evidencing indebtedness for borrowed money or the deferred purchase price of property (in either case, whether or not incurred, assumed, guaranteed or secured by any asset), in either case, in excess of $10,000,000;

(ix) that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Merger Partner or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any assets material to Merger Partner and its Subsidiaries, taken as a whole;

(x) evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements or brokerage statements or similar Contract, in each case that require payments in amounts in excess of $5,000,000;

(xi) (A) that grants an inbound or outbound license to, right to use, or covenant not to sue with respect to, Intellectual Property, which license, right to use or covenant not to sue would, individually or in the aggregate, reasonably be expected to be material to Merger Partner and its Subsidiaries, taken as a whole, in each case, excluding non-exclusive licenses (1) granted to Merger Partner or any of its Subsidiaries or in respect of the Merger Partner’s or its Subsidiaries’ businesses or for commercially available Software or Open Source Software, (2) granted by or to Merger Partner or any of its Subsidiaries that do not involve the payment or receipt of royalties or other amounts of more than $20,000,000 annually, (3) in nondisclosure agreements that do not contain any licenses of Intellectual Property other than limited rights to use confidential information for the purposes stated therein, (4) in Contracts with customers, employees, consultants, contractors, distributors, contract manufacturers, suppliers or service providers entered in the ordinary course of business, or (5) that are incidental to the primary purpose of the applicable Agreement or constitute feedback licenses; (B) that provide for the divestiture of any material Merger Partner Owned Intellectual Property which divestiture would, individually or in the aggregate, reasonably be expected to be material to Merger Partner and its Subsidiaries, taken as a whole; or (C) that restrict the ability of Merger Partner or any of its Subsidiaries to own, transfer, use, license or disclose any material Merger Partner Owned Intellectual Property, in each case, which restriction would, individually or in the aggregate, reasonably be expected to be material to Merger Partner and its Subsidiaries, taken as a whole;

(xii) that prohibits the payment of dividends or distributions in respect of the capital stock of Merger Partner or any of its Subsidiaries, the pledging of the capital stock of Merger Partner or any of its Subsidiaries or the incurrence of indebtedness for borrowed money or guarantees by Merger Partner or any of its Subsidiaries; or

(xiii) any settlement, conciliation or similar Contract relating to any actual or threatened Action (including any disputes with commercial parties) entered into since the Applicable Date that had a value at the time of such Contract in excess of $10,000,000 or pursuant to which Merger Partner or any of its Subsidiaries has material ongoing obligations after the Closing.

Each such Contract described in subsections (i) through (xiii) of this Section 6.9 and each Contract set forth in Section 6.9 of the Merger Partner Disclosure Letter (which schedule shall not require the listing of any Merger Partner Material Contract that is a purchase order or statement of work) is referred to herein as a “Merger Partner Material Contract.”

(b) A complete and correct copy of each Merger Partner Material Contract (other than any applicable purchase order or statement of work) has been made available to Parent in an electronic data room prior to the date hereof. Each of the Merger Partner Material Contracts is valid and binding on Merger Partner or its Subsidiaries, as the case may be, and, to Merger Partner’s Knowledge, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect or enforceable as would not, or would not reasonably be expected to, individually or in the aggregate, result in a Merger Partner Material Adverse Effect. There exists no breach or event of default with respect to any Merger Partner Material Contracts on the part of Merger Partner or its Subsidiaries or, to Merger Partner’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by Merger Partner or its Subsidiaries or, to Merger Partner’s Knowledge, any other party thereto, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect. As of the date hereof, no party to any Merger Partner Material Contract has exercised any termination rights with respect thereto (or provided written notice of intent to exercise such termination rights or written notice that such party intends to adversely amend, modify or elect not to renew or perform such Merger Partner Material Contract) or has given written notice of any material dispute with respect to any Merger Partner Material Contract, except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.

(c) As of the date hereof, none of the top twenty (20) vendors or suppliers (by aggregate spend), the top twenty (20) customers (by revenue) or the top twenty (20) distributors (by revenue), in each case, of Merger Partner and its Subsidiaries for the calendar year ended December 31, 2025 has (i) expressed in writing to Merger Partner or any of its Subsidiaries its intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with Merger Partner or any of its Subsidiaries or (ii) given written notice of any material breach under any Contract with such vendor, supplier, customer or distributor.

SECTION 6.10. Real Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Merger Partner Entities, (i) Merger Partner or one of its Subsidiaries, as applicable, has good and marketable indefeasible fee simple (or jurisdictionally comparable) title to the Merger Partner Owned Real Property, free and clear of any Lien other than Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase the Merger Partner Owned Real Property, or any portion of the Merger Partner Owned Real Property or interest therein, (iii) Merger Partner has not granted to any Person (other than one of its Subsidiaries) the right to use or occupy any Merger Partner Owned Real Property, (iv) no Merger Partner Entity is in breach or default under any restrictive or other covenant encumbering any Merger Partner Owned Real Property, and (v) no event has occurred that with the lapse of time or the giving of notice or both would constitute such a default by any Merger Partner Entity under any such restrictive covenants or easements. There are no parties other than Merger Partner or its Subsidiaries in possession of the Merger Partner Owned Real Property. The Merger Partner Owned Real Property and all buildings, structures, improvements, and fixtures located thereon have been maintained in accordance with normal industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are currently used, except as would not, individually or in the aggregate, reasonably be expected to be material to the Merger Partner Entities, taken as a whole.

(b) With respect to the Merger Partner Leased Real Property, (i) Merger Partner or one of its Subsidiaries, as applicable, has a valid leasehold or subleasehold interest in the Merger Partner Leased Real Property, free and clear of any Lien other than the Permitted Liens, and the agreements for such property are valid, legally binding, enforceable and in full force and effect in accordance with their terms, (ii) no Merger Partner Entity, or to the Knowledge of Merger Partner, any third party is in breach of or default under such agreement, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any Merger Partner Entity, or to the Knowledge of Merger Partner, any third party or permit termination, modification or acceleration by any third party thereunder, (iii) no Merger Partner Entity has subleased, assigned, licensed, transferred or conveyed any interest in such leasehold or subleasehold interest, and (iv) there are no Contracts or written concessions granting to any Person other than a Merger Partner Entity the right to use or occupy any material Merger Partner Leased Real Property, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect or prevent, materially delay or materially impair the ability of Merger Partner and its Subsidiaries to perform their respective obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole. The Merger Partner Leased Real Property and all buildings, structures, improvements, and fixtures located on the Merger Partner Leased Real Property are suitable for the purposes for which they are currently used, except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect, the Merger Partner Entities own good and valid title to, or hold a valid leasehold interest in, all of the tangible personal property used by them in the conduct of the Merger Partner business, free and clear of all Liens, except for Permitted Liens.

(d) Neither Merger Partner nor any of its Subsidiaries has received any notice of any pending or threatened condemnation of any Merger Partner Owned Real Property or any Merger Partner Leased Real Property by any Governmental Authority, nor, to Merger Partner’s Knowledge, are there any public improvements or re-zoning measures proposed or in progress, in each case, that would reasonably be expected to result in a Merger Partner Material Adverse Effect.

(e) The Merger Partner Owned Real Property, the Merger Partner Leased Real Property, all buildings, structures, improvements, fixtures and all tangible personal property constituting an asset of Merger Partner (excluding, for the avoidance of doubt, Intellectual Property) have been maintained in accordance with normal industry practice and are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes for which they are presently used, except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

SECTION 6.11. Employee Benefits.

(a) Section 6.11(a) of the Merger Partner Disclosure Letter sets forth a complete and correct list of each material Benefit Plan and separately identifies each material Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Merger Partner Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan required to be scheduled on Section 6.11(a) of the Merger Partner Disclosure Letter, Merger Partner, prior to the date hereof, has made available to Parent, to the extent applicable, complete and correct copies of (i) the Benefit Plan document, including any amendments or supplements thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material correspondence to or from any Governmental Authority received in the last three years with respect to such Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect, (i) each Benefit Plan (including any related trusts), other than Merger Partner Non-U.S. Benefit Plans, has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code, (ii) all contributions or other amounts payable by Merger Partner or any Subsidiary with respect to each Benefit Plan have been paid or, to the extent required under GAAP, accrued in accordance with GAAP and (iii) there are no pending or, to Merger Partner’s Knowledge, threatened claims (other than routine claims for benefits) or Actions by a Governmental Authority by, on behalf of or against any Benefit Plan or any trust related thereto.

(d) With respect to each ERISA Plan, Merger Partner, prior to the date hereof, has made available to Parent, to the extent applicable, complete and correct copies of, as applicable, (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto and any amendments or supplements thereto).

(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code and, to Merger Partner’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan. With respect to any ERISA Plan, neither Merger Partner nor any Subsidiary of Merger Partner has engaged in a transaction in connection with which Merger Partner or a Subsidiary of Merger Partner reasonably would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed by either Section 4975 or 4976 of the Code.

(f) Neither Merger Partner nor any Person that is a member of a “controlled group of corporations” (as defined in Section 414(b) of the Code), is under “common control” (as defined in Section 414(c) of the Code), or is a member of the same “affiliated service group” (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with Merger Partner has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any material obligation or liability (including any contingent liability) under, (i) a plan that is subject to Section 412 of the Code or Section 302 or title IV of ERISA or (ii) any Multiemployer Plans, in each case, in the last six years. No Benefit Plan is, and neither Merger Partner nor any Person that is a member of a “controlled group of corporations” (as defined in Section 414(b) of the Code), is under “common control” (as defined in Section 414(c) of the Code), or is a member of the same “affiliated service group” (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with Merger Partner has any liability under, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or a Multiple Employer Plan.

(g) With respect to any ERISA Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (i) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (ii) as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then-current value of assets of such ERISA Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of Merger Partner, (iii) no unsatisfied liability (other than for premiums to the Pension Benefit Guaranty Corporation and ordinary claims for benefits) under Title IV of ERISA has been, or is expected to be, incurred by Merger Partner, (iv) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such ERISA Plan and Merger Partner has not received notice from the Pension Benefit Guaranty Corporation of its intent to terminate a plan or appoint a trustee, (v) no application for a waiver of premiums is pending with the Pension Benefit Guaranty Corporation, (vi) except as would not reasonably be expected to be material to Merger Partner, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred and (vii) neither Merger Partner nor any of its Subsidiaries has engaged in a transaction a principal purpose of which was to evade liability under ERISA as contemplated by Section 4069 of ERISA.

(h) Except as required by applicable Law, no Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and neither Merger Partner nor any of its Subsidiaries has any obligation to provide such benefits.

(i) Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in material compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(j) Neither the execution, delivery or performance of this Agreement, stockholder adoption or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of Merger Partner or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting or materially increase the amount of compensation due to any such employee, director, officer, or independent contractor or (iii) directly or indirectly require Merger Partner or any of its Subsidiaries to transfer or set aside any assets to fund any payments or benefits under any Benefit Plan.

(k) Neither the execution, delivery or performance of this Agreement, stockholder adoption or other approval of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement or the Transaction Documents could, either alone or in combination with another event, result in the payment of any amount to any current or former employee, director, officer or independent contractor of Merger Partner or any of its Subsidiaries that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(l) Neither Merger Partner nor any of its Subsidiaries has any obligation to provide, and no Benefit Plan or other agreement provides any current or former employee, director, officer or independent contractor of Merger Partner or any of its Subsidiaries with the right to, a gross-up, indemnification, reimbursement, make-whole or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(m) Except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect, (i) all Merger Partner Non-U.S. Benefit Plans comply in all respects with applicable local Law, and all such plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions determined by qualified actuaries and (ii) as of the date hereof, there is no pending or threatened litigation relating to Merger Partner Non-U.S. Benefit Plans.

SECTION 6.12. Labor Matters.

(a) Section 6.12(a) of the Merger Partner Disclosure Letter sets forth a complete and correct list of any collective bargaining agreement or other agreement with a labor union, works council, employee representative or other labor organization that represents any employees of Merger Partner or any of its Subsidiaries and that Merger Partner or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Merger Partner Labor Agreements”). Except as set forth in Section 6.12(a) of the Merger Partner Disclosure Letter, no Merger Partner Entity is party to or bound by any Merger Partner Labor Agreement and none are being negotiated, and there are no other labor-related agreements or arrangements that pertain to any Merger Partner Service Providers. To Merger Partner’s Knowledge, there are no activities or Actions by any individual or group of individuals, including representatives of any labor organizations, trade unions, work councils or labor unions, to organize any Merger Partner employees, and there have been no such activities or Actions since the Applicable Date.

(b) There are no labor unions, trade unions, works councils, employee representatives or other labor organizations that represent Merger Partner employees. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement or the Transaction Documents, either alone or in combination with another event, will not (i) entitle any third party (including any labor union, trade union, works council, employee representative or other labor organization or Governmental Authority) to any payments under any of the Merger Partner Labor Agreements or (ii) require the consent of, or advance notification to, or advance consultation with, any labor union, trade union, works council or labor organization with respect to Merger Partner employees.

(c) There is no, and since the Applicable Date there has been no, material strike, lockout, slowdown, work stoppage, picketing, hand billing, organizing activities, labor arbitration, unfair labor practice charge or other material labor dispute, or Actions or grievance pending or, to Merger Partner’s Knowledge, threatened against Merger Partner or any of its Subsidiaries. Merger Partner and each of its Subsidiaries with respect to employees of Merger Partner or any of its Subsidiaries is in compliance in all material respects with the Merger Partner Labor Agreements.

(d) No Merger Partner Entity has incurred any material liability or obligation under the WARN Act. No mass layoffs or plant closings are currently contemplated, planned or announced.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect, the Merger Partner Entities are, and since the Applicable Date, have been, in material compliance with all applicable Laws, Contracts, policies, plans and programs relating to employment, employment practices, compensation, the classification of employees as exempt/non-exempt, the classification of individuals as employees or independent contractors, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employee leave, benefits, hours, terms and conditions of employment, and the termination of employment and unemployment insurance, occupational health and safety, employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee trainings and notices, affirmative action and automated employment decision tools and other artificial intelligence.

(f) Each Merger Partner Entity has reasonably investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against current or former officers, directors, or Merger Partner Service Providers (i) above the level of Vice President or (ii) that could result in material liability or, if known to the public, would bring Merger Partner or any of its Subsidiaries, taken as a whole, into material disrepute, in each case of clauses (i) and (ii), that have been reported to any Merger Partner Entity or of which any Merger Partner Entity was otherwise aware since the Applicable Date. With respect to each such allegation (except those the applicable Merger Partner Entity reasonably deemed to not have merit), the applicable Merger Partner Entity has taken prompt corrective action reasonably calculated to prevent further improper action and does not expect any material liability with respect to any such matters. To Merger Partner’s Knowledge, there are no such allegations of harassment, retaliation or discrimination against current or former officers, directors or Merger Partner Service Providers (i) above the level of Vice President or (ii) that could result in material liability or, if known to the public, would bring any Merger Partner Entity into material disrepute.

(g) To Merger Partner’s Knowledge, as of the date hereof, no employee of any Merger Partner Entity with annualized base salary at or above $200,000 intends to terminate his or her employment with any Merger Partner Entity prior to the one-year anniversary of the Closing.

(h) To Merger Partner’s Knowledge, no current or former employee or independent contractor of any Merger Partner Entity is in violation of any term of any noncompetition agreement or other material restrictive covenant obligation owed to any Merger Partner Entity or to any third party with respect to such person’s right to be employed or engaged by any Merger Partner Entity, except as would not be material to the Merger Partner Entities, taken as a whole.

SECTION 6.13. Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a Merger Partner Material Adverse Effect or to prevent, materially delay or materially impair the ability of Merger Partner to perform its obligations hereunder or under the Transaction Documents or to consummate the transactions contemplated hereby or thereby, taken as a whole: (A) Merger Partner and its Subsidiaries are and have at all times since the Applicable Date been in compliance with all, and have not violated any, Environmental Laws, which compliance has included obtaining, maintaining, and complying with all Permits required pursuant to Environmental Law for the occupation of the Merger Partner Owned Real Property or Merger Partner Leased Real Property or the operation of the Merger Partner business; (B) no Merger Partner Owned Real Property or Merger Partner Leased Real Property or any other real property (including soils, groundwater, surface water, buildings or other structures), currently or formerly owned, leased or operated by Merger Partner or any of its Subsidiaries contains any Hazardous Substance under conditions or circumstances or in concentrations that would result in Liability to Merger Partner or any of its Subsidiaries; (C) neither Merger Partner nor any of its Subsidiaries is subject to Liability for any Hazardous Substance present at, under or on any third-party property or is otherwise subject to any Liability regarding any manufacture, distribution, storage, treatment, disposal of or arrangement for the disposal of, transport, handling, or release of, contamination by, or exposure of any person to, any Hazardous Substance, including any product containing any Hazardous Substance; (D) neither Merger Partner nor any of its Subsidiaries has since the Applicable Date received any notice, demand, letter, claim or request for information or is a party to or the subject of any pending or, to Merger Partner’s Knowledge, threatened Actions alleging that Merger Partner or any of its Subsidiaries may be in violation of or subject to Liability under any Environmental Law or regarding any Hazardous Substance; and (E) neither Merger Partner nor any of its Subsidiaries is subject to any Governmental Order or other arrangement with any Governmental Authority, or has assumed any Liability of, or is subject to any indemnity in an agreement with, any third party, in each case relating to currently unresolved or outstanding Liabilities or obligations arising under any Environmental Law or regarding any Hazardous Substance.

SECTION 6.14. Taxes.

(a) Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a Merger Partner Material Adverse Effect:

(i) Merger Partner and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and correct, (B) have paid all Taxes whether or not shown as due on such Tax Returns, and have withheld all Taxes that Merger Partner or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, former employee, independent contractor, creditor, stockholder or other third party and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency of Taxes, in each case in writing, which waiver or extension is currently in effect;

(ii) There are no Tax Liens upon any property or assets of Merger Partner or any of its Subsidiaries except Permitted Liens;

(iii) As of the date hereof, (A) no deficiencies for Taxes have been proposed or assessed in writing against or with respect to Merger Partner or any of its Subsidiaries, (B) there are no pending audits, examinations, investigations or other Actions in respect of any Taxes or Tax Returns of Merger Partner or any of its Subsidiaries and no such audit, examination, investigation or other Action has been threatened in writing, and (C) no claim has been made by a Governmental Authority in any jurisdiction where Merger Partner or any of its Subsidiaries does not file Tax Returns that Merger Partner or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction, which claim has not been fully resolved;

(iv) As of the date hereof, neither Merger Partner nor any of its Subsidiaries (A) has been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is Merger Partner or any of its Subsidiaries), (B) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement or arrangement (other than (x) commercial agreements or arrangements entered into in the ordinary course of business, the principal purpose of which does not relate to Taxes, (y) the Tax Matters Agreement, and agreements or arrangements exclusively between or among Merger Partner and its Subsidiaries), or (C) has liability for the Taxes of any Person (other than Merger Partner or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor;

(v) During the last two years, neither Merger Partner nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify under Section 355 of the Code; and

(vi) Neither Merger Partner nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(b) Neither Merger Partner nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (i) the Intended Tax Treatment or (ii) Merger Partner from delivering the Separation Tax Representation Letters and the Merger Tax Representation Letters.

SECTION 6.15. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect:

(a) Section 6.15(a) of the Merger Partner Disclosure Letter sets forth a true, accurate, and complete list of all Registered Intellectual Property included in the Merger Partner Owned Intellectual Property;

(b) All of the Registered Intellectual Property included in the Merger Partner Owned Intellectual Property is valid, subsisting and unexpired, if applicable, and, to the Knowledge of Merger Partner, enforceable;

(c) Merger Partner and the Merger Partner Subsidiaries (i) exclusively own, free and clear of any and all Liens (other than Permitted Liens), all Merger Partner Owned Intellectual Property, and (ii) have a valid right and, to the Knowledge of Merger Partner, an enforceable written license to use all other Intellectual Property that is used in or necessary for the operation of the Merger Partner’s and the Merger Partner Subsidiaries’ businesses as currently conducted;

(d) Neither Merger Partner nor any of the Merger Partner Subsidiaries has since the Applicable Date received any written claim from any other Person challenging the validity, enforceability or ownership of the Merger Partner Owned Intellectual Property;

(e) Neither Merger Partner nor any of the Merger Partner Subsidiaries are under any obligation whether written or otherwise, to develop any Intellectual Property for any third party (except for (i) enhancements, modifications, adaptations or improvements for customers in the ordinary course of business or (ii) pursuant to joint venture or joint development Contracts);

(f) Since the Applicable Date, all employees and independent contractors of Merger Partner or any of the Merger Partner Subsidiaries who have contributed to, developed, authored, or conceived any Merger Partner Owned Intellectual Property have executed a valid and enforceable agreement that protects the confidential information of the Merger Partner and the Merger Partner Subsidiaries and assigns to Merger Partner or one of the Merger Partner Subsidiaries exclusive ownership of such Merger Partner Owned Intellectual Property, to the extent such Merger Partner Owned Intellectual Property is not otherwise assigned to Merger Partner or such Subsidiary, as applicable, pursuant to applicable Law;

(g) In the past six (6) years, (i) the operation of Merger Partner’s and the Merger Partner Subsidiaries’ businesses (including the sale or licensing of any Merger Partner Products by the Merger Partner or Merger Partner Subsidiaries) has not infringed, misappropriated or otherwise violated, and is not currently infringing, misappropriating or otherwise violating, the Intellectual Property of any other Person, and (ii) neither Merger Partner nor any of the Merger Partner Subsidiaries has received any written claim from any other Person alleging the same;

(h) Since the Applicable Date, no Action is pending, or to Merger Partner’s Knowledge, threatened in writing, against Merger Partner or any of the Merger Partner Subsidiaries (x) alleging the infringement, misappropriation or other violation of third-party Intellectual Property by the conduct of the Merger Partner’s or any of the Merger Partner Subsidiaries’ businesses or (y) challenging the validity, enforceability, ownership or use of any material Merger Partner Owned Intellectual Property (other than ordinary course proceedings related to the application for any item of Merger Partner Owned Intellectual Property);

(i) To the Knowledge of Merger Partner, no Person is infringing, misappropriating or otherwise violating any Merger Partner Owned Intellectual Property;

(j) Since the Applicable Date, Merger Partner and the Merger Partner Subsidiaries have taken commercially reasonable actions and have implemented reasonable policies and procedures designed to maintain and protect the Merger Partner Owned Intellectual Property, including the secrecy, confidentiality and value of all trade secrets and confidential information included in the Merger Partner Owned Intellectual Property therein. Neither Merger Partner nor any of the Merger Partner Subsidiaries has disclosed or provided access to, or has a duty or obligation (whether present, contingent or otherwise) to disclose or provide access to, any confidential Merger Partner Owned Intellectual Property (including proprietary source code) to any third party other than pursuant to a valid, written, and, to the Knowledge of Merger Partner, enforceable confidentiality agreement entered into in the ordinary course of business, pursuant to which such third party agrees to protect such confidential information, and neither Merger Partner nor its Subsidiaries has, to the Knowledge of Merger Partner, received or otherwise been provided any trade secrets or other confidential information of any Person in violation of any obligation of confidentiality;

(k) Merger Partner and the Merger Partner Subsidiaries own, lease, license, or otherwise have the right to use all IT Assets necessary for the operation of the Merger Partner’s and the Merger Partner Subsidiaries’ businesses as currently conducted (“Merger Partner IT Assets”), and such IT Assets are sufficient for the operation of Merger Partner’s and its Subsidiaries’ businesses as they are currently conducted;

(l) Merger Partner and the Merger Partner Subsidiaries have taken commercially reasonable measures designed to protect: (i) any Personal Data collected, stored, used, disclosed, transmitted, processed or disposed of by, or on behalf of, Merger Partner or any of the Merger Partner Subsidiaries; and (ii) the integrity, operation and security of the Merger Partner IT Assets that are owned or controlled by Merger Partner or any of the Merger Partner Subsidiaries, including by maintaining commercially reasonable disaster recovery and business continuity plans;

(m) Since the Applicable Date, there has been no Security Breach nor failures of the Merger Partner IT Assets that have not been remedied or replaced in all material respects; and

(n) Merger Partner and the Merger Partner Subsidiaries comply and, since the Applicable Date, have been in compliance with all applicable Privacy Requirements, and neither Merger Partner nor any of the Merger Partner Subsidiaries have been the target of any Action, including by any Governmental Authority, in relation to any Security Breach or Privacy Requirement since the Applicable Date. The transaction contemplated by this Agreement will not result in any material violations of any Privacy Requirements.

SECTION 6.16. Insurance. Merger Partner and each of its Subsidiaries are, as of the date hereof, covered by insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of Merger Partner and its Subsidiaries that (a) are in full force and effect, (b) to the Knowledge of Merger Partner, have been issued by licensed insurers and (c) are sufficient for compliance with all applicable Laws and Contracts to which Merger Partner or any of its Subsidiaries is a party or by which it is bound and as is customary in the industries in which Merger Partner and its Subsidiaries operate. All premiums due and payable under such insurance policies and self-insurance programs and arrangements have been paid, and no notice of cancellation or termination has been received with respect to any such insurance policies, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

SECTION 6.17. Takeover Statutes. The Merger Partner Board has taken all necessary action to exempt this Agreement, the other Transaction Documents and the transactions contemplated hereby (including the Merger) from the restrictions set forth in Section 203 of the DGCL. No Takeover Statute or any anti-takeover provision in Merger Partner’s Organizational Documents is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

SECTION 6.18. Brokers and Finders. Other than Goldman Sachs & Co. LLC (the Expenses of which will be paid by Merger Partner), no broker, finder, investment banker, financial advisor or other similar Person is entitled to any brokerage fee, finders’ fee or other similar fee or commission in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby based on arrangements made by or on behalf of Merger Partner or any Merger Partner Subsidiary.

SECTION 6.19. Proxy Statement; SpinCo Registration Statements. None of the information regarding Merger Partner or the Merger Partner Subsidiaries or the transactions contemplated by this Agreement or the Transaction Documents provided by Merger Partner specifically for inclusion in, or incorporation by reference into, the Proxy Statement, the SpinCo Registration Statements or the Distribution Documents will, in the case of the definitive Proxy Statement or any amendment or supplement thereto, at the time of the first mailing of the definitive Proxy Statement and any amendment or supplement thereto, or, in the case of the SpinCo Registration Statements and the Distribution Documents, at the time such registration statement becomes effective, at the Distribution Date or on the settlement date of the Exchange Offer (if applicable) or at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, except that no representation is made by Merger Partner with respect to information provided by Parent or SpinCo specifically for inclusion in, or incorporation by reference into, the Proxy Statement or the SpinCo Registration Statements.

SECTION 6.20. No Other Parent or SpinCo Representations or Warranties. Merger Partner acknowledges and agrees that, except for the representations and warranties of Parent and SpinCo expressly set forth in this Agreement or any Transaction Document, neither Parent, SpinCo nor any of their respective Subsidiaries nor any other Person acting on behalf of Parent, SpinCo or any of their respective Subsidiaries makes any representation or warranty, express or implied and Merger Partner is not relying on any representations or warranties, express or implied, other than the representations and warranties expressly set forth in Article IV and Article V. Without limiting the generality of the foregoing, Merger Partner acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to the SpinCo Business that may have been made available to Merger Partner, Merger Sub or any of their Representatives by Parent, SpinCo or their respective Representatives.

SECTION 6.21. Financing. As of the date of this Agreement, (a) the Debt Commitment Letter has been duly executed and delivered by Merger Partner (or, if applicable, any of Merger Partner’s Subsidiaries party thereto) and has not been amended, restated, amended and restated, supplemented, waived or otherwise modified in any respect and, to the Knowledge of Merger Partner, no such amendment, waiver or modification is contemplated (other than amendments or modifications to the Debt Commitment Letter solely (i) to add lenders, lead arrangers, bookrunners, syndication agents and similar entities or (ii) in connection with the implementation of any “market flex” provisions contained in the Debt Commitment Letter), (b) to Merger Partner’s Knowledge, the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect (other than as permitted in the immediately preceding clause (a)(i)) and (c) the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Merger Partner, and, to Merger Partner’s Knowledge, the other parties thereto, (other than SpinCo and any SpinCo Subsidiary party thereto), enforceable against Merger Partner, and to Merger Partner’s Knowledge, each of the other parties thereto (other than SpinCo and any SpinCo Subsidiary party thereto) in accordance with its terms, except insofar as such enforceability is subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, except for the Debt Commitment Letter, to Merger Partner’s Knowledge there are no side letters or other Contracts to which Merger Partner or any of its Affiliates is a party containing conditions precedent to or otherwise relating to any portion of the funding of the Financing, other than as expressly set forth in the Debt Commitment Letter. As of the date of this Agreement, no event has occurred or circumstance exists, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Merger Partner, its Affiliates or, to Merger Partner’s Knowledge, any other party to the Debt Commitment Letter (other than SpinCo and any SpinCo Subsidiary party thereto), under the Debt Commitment Letter, or, to Merger Partner’s Knowledge, would result in any portion of the Financing being unavailable or delayed.

ARTICLE VII

COVENANTS

SECTION 7.1. Conduct of Business by Merger Partner Pending the Merger.

(a) Merger Partner covenants and agrees as to itself and its Subsidiaries that, following the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), except (w) as otherwise required or expressly contemplated by this Agreement or the Transaction Documents, (x) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (y) as required by applicable Law or (z) as set forth in the corresponding subsection of Section 7.1(a) of the Merger Partner Disclosure Letter, Merger Partner and its Subsidiaries shall use their reasonable best efforts to conduct the business of Merger Partner and its Subsidiaries in the ordinary course of business and, to the extent consistent therewith, Merger Partner and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, during the Interim Period, except (w) as otherwise required or expressly contemplated by this Agreement or the Transaction Documents, (x) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (y) as required by Law or (z) as set forth in the corresponding subsection of Section 7.1(a) of the Merger Partner Disclosure Letter, Merger Partner will not and will not permit its Subsidiaries to:

(i) adopt, make or propose any change in the Organizational Documents of Merger Partner;

(ii) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties (including owned real properties), interests (including leasehold interests in real properties) or businesses, other than acquisitions of goods or services in the ordinary course of business or any acquisitions with a value not exceeding $25,000,000 in the aggregate or (B) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Merger Partner or any of its Subsidiaries (other than the issuance of shares (A) by a wholly owned Subsidiary of Merger Partner to Merger Partner or another wholly owned Subsidiary; (B) in respect of the settlement of Merger Partner Equity Awards in accordance with their terms and, as applicable, the Merger Partner Stock Plan as in effect on the date hereof; or (C) granted after the date hereof in compliance with the terms of this Agreement (including as permitted by clause (xi) of this Section 7.1)), securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(iv) make any material loans, advances, guarantees or capital contributions to or investments in any Person (other than to Merger Partner or a wholly owned Subsidiary of Merger Partner) other than (x) in the ordinary course of business consistent with past practice or (y) in an amount not to exceed $25,000,000 in the aggregate;

(v) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except for (x) dividends paid by any direct or indirect wholly owned Subsidiary of Merger Partner to Merger Partner or to any other direct or indirect wholly owned Subsidiary of Merger Partner or (y) the authorization and payment by Merger Partner of its regularly quarterly dividend in cash, consistent with past practice or (B) enter into any agreement with respect to the voting of its capital stock;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than the withholding of shares to satisfy withholding Tax obligations upon the exercise, vesting or settlement of Merger Partner Equity Awards in accordance with their terms and, as applicable, the Merger Partner Stock Plans as in effect on the date hereof);

(vii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants therefor or other rights to acquire any debt security of Merger Partner or any of its Subsidiaries, except for (A) indebtedness for borrowed money incurred in the ordinary course of business, including pursuant to working capital facilities and commercial paper issuances, (B) indebtedness for borrowed money under Merger Partner’s existing revolving credit facility incurred in the ordinary course of business, (C) indebtedness for borrowed money under letters of credit, bonds, sureties or similar credit support or assurances in the ordinary course of business, (D) the Financing, (E) any indebtedness and guarantees that will be repaid, terminated or released prior to or in connection with the Closing, or (F) guarantees of indebtedness among wholly owned Subsidiaries of Merger Partner or Merger Partner; provided that, in each of (A), (B), (C), (E), and (F) above, any such incurrence or guarantee would not reasonably be expected to adversely impact the ability of Merger Partner, SpinCo or any SpinCo Subsidiary to obtain the Financing or materially delay the timing of the consummation of the Financing;

(viii) make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;

(ix) compromise, settle or agree to settle any Actions or investigation (including any Action or investigation relating to this Agreement or the transactions contemplated hereby) where Merger Partner is the defendant other than (A) compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $10,000,000 individually or $50,000,000 in the aggregate (excluding any amounts covered by insurance), in any case without the imposition of equitable relief on, any restriction on the business of, or the admission of wrongdoing by, Merger Partner or its Subsidiaries or (B) with respect to Tax matters, which shall be governed by clause (xxi);

(x) transfer, sell, lease, license, mortgage, pledge, surrender, encumber or grant any Lien (other than a Permitted Lien), divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, rights, properties or businesses, in whole or in part, except for (A) non-exclusive licenses, (B) sales or other dispositions of obsolete or immaterial assets or sales of inventory, (C) cancellations, abandonments, lapses or expirations of non-material registrations or applications for Intellectual Property, in each case of (A), (B) and (C), in the ordinary course of business, or (D) other dispositions of assets in an amount not to exceed $10,000,000 in the aggregate;

(xi) except as otherwise required by existing Benefit Plans, Law, policies or Contracts, (A) adopt, enter into, amend or increase the benefits under any Benefit Plan if such action would increase the benefits provided to any Merger Partner Service Provider or the cost for providing such benefits (except to the extent permitted by the following clause (B)), (B) grant any increase in compensation or severance pay to any Merger Partner Service Provider other than (x) increases in base salary or wages for any Merger Partner Service Provider whose annual base compensation (i.e., base salary and target bonus) is less than $200,000 in the ordinary course of business consistent with past practice, (y) annual merit-based increases to employee salaries, base wage rates and target bonus opportunities, in each case, in the ordinary course of business consistent with past practice or (z) in connection with a promotion or job reassignment in the ordinary course of business, (C) accelerate the vesting of any compensation or benefits for the benefit of any Merger Partner Service Provider or (D) terminate (without cause) any Merger Partner Service Provider with annual compensation in excess of $200,000 or hire or engage any Merger Partner Service Provider if such individual’s annual compensation would be in excess of $200,000, other than as contemplated pursuant to this Agreement;

(xii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any ERISA Plan in which any Merger Partner Service Providers participate that is required by Law to be funded or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(xiii) except as required by Law or Contract in effect as of the date hereof, (i) become a party to, establish, adopt, amend, commence participation in, modify, extend, negotiate or terminate any Merger Partner Labor Agreement or (ii) recognize or certify of any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of Merger Partner or its Subsidiaries;

(xiv) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that could trigger notice obligations under the WARN Act;

(xv) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of Merger Partner or its Subsidiaries;

(xvi) issue to any Merger Partner Service Providers any additional awards under the Merger Partner Stock Plan that would be subject to Section 3.5, or modify or waive the terms of any outstanding Merger Partner Equity Awards that are subject to Section 3.5, or modify or waive the terms of any Merger Partner Stock Plan as applied to any outstanding awards under such Merger Partner Stock Plan that are subject to Section 3.5;

(xvii) (A) except in the ordinary course of business or as required by Law, terminate or fail to use reasonable best efforts to renew any Merger Partner Material Contract to which Merger Partner or any of the Merger Partner Subsidiaries is a party or modify, amend, waive, release or assign any material rights or claims thereunder or (B) except in the ordinary course of business, enter into any Contract that would have been a Merger Partner Material Contract were it in effect as of the date hereof;

(xviii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other material reorganization;

(xix) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business of Merger Partner and its Subsidiaries as of the date of this Agreement (provided that such entry would not reasonably be likely to prevent, materially delay or materially impair the ability of the parties to complete the Merger on a timely basis);

(xx) knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger or the other transactions contemplated by this Agreement and the other Transaction Documents from qualifying for the Intended Tax Treatment;

(xxi) except as required by applicable Law or in the ordinary course of business, (A) change or rescind any Tax election that is material to Merger Partner and its Subsidiaries, taken as a whole, (B) change any method of Tax accounting, which change is material to Merger Partner and its Subsidiaries, taken as a whole, (C) amend any Tax Return with respect to an amount of Taxes that is material to Merger Partner and its Subsidiaries, taken as a whole, (D) settle or resolve any Tax controversy that is material to Merger Partner and its Subsidiaries, taken as a whole, (E) surrender any right to claim a refund of Taxes that is material to Merger Partner and its Subsidiaries, taken as a whole, or (F) enter into any closing agreement or similar agreement with any Tax authority in respect of an amount of Taxes that is material to Merger Partner and its Subsidiaries, taken as a whole; provided, in each of clauses (A) through (F), only to the extent such action would reasonably be expected to have a material adverse impact on the Tax liabilities of SpinCo or any of the SpinCo Subsidiaries after the Merger; or

(xxii) agree, commit, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.

(b) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Merger Partner’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, Merger Partner will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 7.2. Conduct of Business by Parent and SpinCo Pending the Merger.

(a) Parent covenants and agrees as to itself and its Subsidiaries (including the SpinCo Entities) that, during the Interim Period, except (v) as otherwise required or expressly contemplated by this Agreement or the Transaction Documents, (w) as contemplated by or reasonably necessary in connection with the Restructuring, (x) as Merger Partner may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (y) as required by applicable Law or (z) as set forth in the corresponding subsection of Section 7.2(a) of the SpinCo Disclosure Letter, Parent and SpinCo and their Subsidiaries shall use their reasonable best efforts to conduct the SpinCo Business in the ordinary course of business and, to the extent consistent therewith, it and the SpinCo Entities shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the SpinCo Business’ and SpinCo Entities’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, during the Interim Period, except (v) as otherwise required or expressly contemplated by this Agreement, the Restructuring or the Transaction Documents, (w) as contemplated by or reasonably necessary in connection with the Restructuring, (x) as Merger Partner may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (y) as required by Law or (z) as set forth in the corresponding subsection of Section 7.2(a) of the SpinCo Disclosure Letter, Parent will not and will not permit the SpinCo Entities to, in each case with respect to the SpinCo Business:

(i) adopt, make or propose any change in the Organizational Documents of any SpinCo Entity;

(ii) (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties (including owned real properties), interests (including leasehold interests in real properties) or businesses, other than (x) acquisitions of goods or services in the ordinary course of business or (y) any acquisitions with a value not exceeding $25,000,000 in the aggregate or (B) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate;

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of a SpinCo Entity, securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities (other than (A) issuances to SpinCo Entities and rights arising from the Distribution, (B) in respect of the settlement of Parent Equity Compensation Awards in accordance with their terms and, as applicable or required, the Parent LTIP as in effect on the date hereof) or (C) granted after the date hereof in compliance with the terms of this Agreement (including as permitted by clause (xi) of this Section 7.2);

(iv) make any material loans, advances, guarantees or capital contributions to or investments in any Person (other than to SpinCo or a wholly owned SpinCo Subsidiary) other than (x) in the ordinary course of business consistent with past practice or (y) in an amount not to exceed $25,000,000 in the aggregate;

(v) (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock of a SpinCo Entity except for (x) dividends paid by any direct or indirect wholly owned Subsidiary of SpinCo to SpinCo or to any other direct or indirect wholly owned Subsidiary of SpinCo or (y) the authorization and payment by Parent of its regularly quarterly dividend in cash, consistent with past practices or (B) enter into any agreement with respect to the voting of the capital stock of a SpinCo Entity;

(vi) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of a SpinCo Entity (other than the withholding of shares to satisfy withholding Tax obligations upon the exercise, vesting or settlement of Parent Equity Compensation Awards in accordance with their terms and, as applicable, the Parent LTIPs as in effect on the date hereof);

(vii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants therefor or other rights to acquire any debt security of SpinCo or any SpinCo Subsidiary, in each case, that would be a SpinCo Liability at the Effective Time (but not in any case, any guarantee of indebtedness for borrowed money of Parent or its Subsidiaries that are not SpinCo Subsidiaries), except for (A) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $25,000,000 in the aggregate, (B) indebtedness for borrowed money under letters of credit, bonds, sureties or similar credit support or assurances in the ordinary course of business, (C) the Total SpinCo Debt (as defined in the Separation and Distribution Agreement) or (D) indebtedness or guarantees of indebtedness among wholly owned Subsidiaries of SpinCo or SpinCo; provided that, in each of (A), (B) and (D) above, any such incurrence or guarantee would not reasonably be expected to adversely impact the ability of SpinCo, any SpinCo Subsidiary or Merger Partner to obtain the Financing or materially delay the timing of the consummation of the Financing;

(viii) make any material changes with respect to financial accounting policies or procedures of any SpinCo Entity or the SpinCo Business, except as required by GAAP;

(ix) compromise, settle or agree to settle any Actions or investigation (including any Action or investigation relating to this Agreement or the transactions contemplated hereby), where any SpinCo Entity is the defendant other than (A) compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $10,000,000 individually or $50,000,000 in the aggregate (excluding any amounts covered by insurance), in any case without the imposition of equitable relief on, any restriction on the business of, or the admission of wrongdoing by, any SpinCo Entity or (B) with respect to Tax matters, which shall be governed by clause (xxii);

(x) transfer, sell, lease, license, mortgage, pledge, surrender, encumber or grant any Lien (other than a Permitted Lien), divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, rights, properties or businesses, in whole or in part, that are SpinCo Assets, except for (A) non-exclusive licenses, (B) sales or other dispositions of obsolete or immaterial assets or sales of inventory, (C) cancellations, abandonments, lapses or expirations of non-material registrations or applications of Intellectual Property, in each case of (A), (B) and (C), in the ordinary course of business, or (D) other dispositions of assets in an amount not to exceed $10,000,000 in the aggregate;

(xi) except as otherwise required by existing Benefit Plans, Law, policies or Contracts, (A) adopt, enter into, amend or increase the benefits under any Benefit Plan if such action would increase the benefits provided to any SpinCo Service Provider or the cost for providing such benefits (except to the extent permitted by the following clause (B)), (B) grant any increase in compensation or severance pay to any SpinCo Service Provider other than (x) increases in base salary or wages for any SpinCo Service Provider whose annual base compensation (i.e., base salary and target bonus) is less than $200,000 in the ordinary course of business consistent with past practice, (y) annual merit-based increases to employee salaries, base wage rates and target bonus opportunities, in each case, in the ordinary course of business consistent with past practice or (z) in connection with a promotion or job reassignment in the ordinary course of business, (C) accelerate the vesting of any compensation or benefits for the benefit of any SpinCo Service Provider or (D) terminate (without cause) any SpinCo Service Provider with annual compensation in excess of $200,000 or hire or engage any SpinCo Service Provider if such individual’s annual compensation would be in excess of $200,000, other than as contemplated pursuant to this Agreement or the Employee Matters Agreement;

(xii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any ERISA Plan in which SpinCo Service Providers participate with respect to SpinCo Service Providers that is required by Law to be funded or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(xiii) except as required by Law or Contract in effect as of the date hereof, (A) become a party to, establish, adopt, amend, commence participation in, modify, extend, negotiate or terminate any SpinCo Labor Agreement or (B) recognize or certify of any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of any Parent Entity with respect to the SpinCo Business or SpinCo Entities;

(xiv) solely with respect to SpinCo Service Providers, implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that could trigger notice obligations under the WARN Act;

(xv) solely with respect to SpinCo Service Providers, waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of any Parent Entity with respect to the SpinCo Business or SpinCo Entities;

(xvi) modify the job duties of (1) a SpinCo Employee such that he or she is no longer a SpinCo Employee or (2) any other employee of a Parent Entity such that he or she would be considered a SpinCo Employee;

(xvii) issue to SpinCo Service Providers any additional awards under the Parent LTIPs that would be subject to Section 3.4, or modify or waive the terms of any outstanding Parent Equity Compensation Awards that are subject to Section 3.4, or modify or waive the terms of any Parent LTIP as applied to any outstanding awards under such Parent LTIPs that are subject to Section 3.4;

(xviii) (A) except in the ordinary course of business or as required by Law, terminate or fail to use reasonable best efforts to renew any SpinCo Material Contract to which SpinCo or any of the SpinCo Subsidiaries is a party or modify, amend, waive, release or assign any material rights or claims thereunder or (B) except in the ordinary course of business, enter into any Contract that would have been a SpinCo Material Contract were it in effect as of the date hereof;

(xix) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other material reorganization;

(xx) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business of SpinCo or any SpinCo Subsidiary as of the date of this Agreement (provided that such entry would not reasonably be likely to prevent, materially delay or materially impair the ability of the parties to complete the Merger on a timely basis);

(xxi) knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger or the other transactions contemplated by this Agreement and the other Transaction Documents from qualifying for the Intended Tax Treatment;

(xxii) except as required by applicable Law or in the ordinary course of business, (A) change or rescind any Tax election that is material to the SpinCo Entities, taken as a whole, (B) change any method of Tax accounting, which change is material to the SpinCo Entities, taken as a whole, (C) amend any Tax Return with respect to an amount of Taxes that is material to the SpinCo Entities, taken as a whole, (D) settle or resolve any Tax controversy that is material to the SpinCo Entities, taken as a whole, (E) surrender any right to claim a refund of Taxes that is material to the SpinCo Entities, taken as a whole, or (F) enter into any closing agreement or similar agreement with any Tax authority in respect of an amount of Taxes that is material to the SpinCo Entities, taken as a whole; provided, in each of clauses (A) through (F), only to the extent such action would reasonably be expected to have a material adverse impact on the Tax liabilities of SpinCo or any of the SpinCo Subsidiaries after the Merger; or

(xxiii) agree, commit, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.

(b) Nothing contained in this Agreement shall give Merger Partner, directly or indirectly, the right to control or direct the SpinCo Business prior to the Effective Time. Prior to the Effective Time, Parent will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the SpinCo Business.

(c) Parent covenants and agrees as to itself and its Subsidiaries (including the SpinCo Entities) that, during the Interim Period, Parent and SpinCo and their Subsidiaries shall use their reasonable best efforts to manage the working capital of the SpinCo Business in the ordinary course of business consistent with past practice, including with respect to capital expenditures, payment of accounts payable and other liabilities, maintenance of inventory and accruals, and shall use reasonable best efforts to deliver the SpinCo Business at the Closing with a normalized level of working capital. In furtherance of the foregoing, Parent covenants and agrees as to itself and its Subsidiaries (including the SpinCo Entities) that, during the Interim Period, Parent and SpinCo and their Subsidiaries shall not (A) grant any material refunds, discounts, credits, rebates or allowances to customers of the SpinCo Business, other than in the ordinary course of business consistent with past practice or (B) take or refrain from taking any action in respect of the working capital of the SpinCo Business that is outside of the ordinary course of business consistent with past practice, including, taking any of the following actions except to the extent that such actions are in the ordinary course of business consistent with past practice: (1) accelerating the receipt of, or discounting, any accounts receivable of the SpinCo Business, (2) delaying the payment of accounts payable of, or other amounts owed to any Person by, the SpinCo Business, (3) deferring the purchase of inventory pursuant to orders received or anticipated for the SpinCo Business, (4) amending or waiving any credit or collection policy of the SpinCo Business or (5) factoring any accounts receivable or entering into any agreement contemplating the factoring of accounts receivable.

SECTION 7.3. Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and the Parties hereby adopt it as such. From and after the date of this Agreement and until the Effective Time, each Party shall use its reasonable best efforts to ensure that the Merger, the Distribution and the Separation Transactions qualify for the Intended Tax Treatment. No Party shall take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger, the Distribution and the Separation Transactions from qualifying for the Intended Tax Treatment.

(b) Merger Partner and Parent shall cooperate and use their respective reasonable best efforts in order for:

(i) Parent to obtain the opinion of Parent Tax Counsel, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Separation Tax Representation Letters, that (I) the Distribution will qualify for the Intended Tax Treatment described in clauses (a)(i) through (a)(iii) of the definition thereof; (II) the Eaton Ohio Contribution and Eaton Ohio Distribution will qualify for the Intended Tax Treatment described in clauses (a)(iv) through (a)(vi) of the definition thereof (such opinion of Parent Tax Counsel described in clauses (I) through (II), the “Parent Spin-Off Tax Opinion”); and (III) for Irish Tax purposes, that the Exchange Offer will qualify for the Intended Tax Treatment described in clauses (b)(i) and (b)(ii) of the definition thereof (the “Parent Irish Tax Opinion” and together with the Parent Spin-Off Tax Opinion, the “Parent Tax Opinions”).

(ii) Merger Partner to obtain the opinion of Merger Partner Tax Counsel, in form and substance reasonably acceptable to Merger Partner, dated as of the Closing Date, on the basis of the facts and customary representations and assumptions set forth or referred to in such opinion and the Merger Representation Letters, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) (the “Merger Tax Opinion”).

(c) As a condition precedent to the rendering of the Parent Tax Opinions and the Merger Tax Opinion, Merger Partner, Parent and SpinCo, and others, if required, shall, as of the Closing Date, execute and deliver (i) to Parent Tax Counsel the applicable Separation Tax Representation Letters and (ii) to Merger Partner Tax Counsel the applicable Merger Representation Letters. In addition, Merger Partner, Parent and SpinCo, and others, if required, shall, as of the date for filing the SpinCo Registration Statements (or such other date(s) as determined necessary by counsel in connection with the filing of the SpinCo Registration Statements or its exhibits), execute and deliver (x) to Parent Tax Counsel any additional Separation Tax Representation Letters and (y) to Merger Partner Tax Counsel any additional Merger Representation Letters, in each case, that may be required in connection with delivering of any tax opinions with respect to the SpinCo Registration Statements or its exhibits.

SECTION 7.4. Preparation of the SpinCo Registration Statements, Proxy Statement and Schedule TO; Merger Partner Stockholders Meeting.

(a) SpinCo Registration Statements; Proxy Statement; Schedule TO. As promptly as practicable after the execution of this Agreement, to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement (i) Merger Partner, Parent and SpinCo shall jointly prepare and Merger Partner shall file with the SEC, the Proxy Statement to be sent to the holders of Merger Partner Common Stock relating to the Merger Partner Stockholders Meeting; (ii) Merger Partner, Parent and SpinCo shall jointly prepare and SpinCo shall file with (including by facilitating through prior confidential submission to) the SEC the SpinCo Registration Statements; and (iii) if the Distribution is effected in whole or in part as an Exchange Offer, Parent shall prepare and file with the SEC, when and as required, a tender offer statement on Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act (collectively, the “Schedule TO”). The Proxy Statement, the SpinCo Registration Statements and the Schedule TO shall comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(b) Each of Merger Partner, Parent and SpinCo shall use its reasonable best efforts to have the SpinCo Registration Statements declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the SpinCo Registration Statements, each of Merger Partner, Parent and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the issuance of the SpinCo Shares in the Merger and the Distribution. Following the effective date of the SpinCo Registration Statements, each of Merger Partner, Parent and SpinCo shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in order to keep the SpinCo Registration Statements effective for as long as is necessary in order to consummate the Merger, the Transactions and the transactions contemplated by the other Transaction Documents. As promptly as practicable after the SpinCo Registration Statements shall have become effective, Parent shall cause the Distribution Documents to be mailed or made available to holders of Parent Shares pursuant to applicable law and Merger Partner shall cause the Proxy Statement to be mailed or made available to Merger Partner’s stockholders pursuant to applicable law. No filing of, or amendment or supplement to, the Proxy Statement will be made by Merger Partner without providing Parent and SpinCo with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Merger Partner in good faith). No filing of, or amendment or supplement to, the SpinCo Registration Statements or the Schedule TO, if applicable, will be made by Parent or SpinCo without providing Merger Partner with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by Parent and SpinCo in good faith). For the avoidance of doubt, any ordinary course communications filed pursuant to Rule 425 under the Securities Act or any other disclosures or statements with respect to the Merger and the other transactions contemplated hereby and in the Transaction Documents contained in any filing under the Securities Act or the Exchange Act, including filings required under securities Laws, other than the Distribution Documents, shall not be subject to this Section 7.4(b) and shall instead be subject to Section 7.10.

(c) The Parties shall cooperate in preparing and filing with the SEC, the SpinCo Registration Statements, the Proxy Statement, all necessary Current Reports on Form 8-K and the Schedule TO (if applicable) (collectively, the “Securities Filings”) and any necessary amendments or supplements thereto, including, without limitation, (i) cooperating in order to prepare financial statements (including audited, unaudited and pro forma financial statements as required by the SEC and applicable Law) that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X, including the pro forma financial statements that are required to be filed with the SEC by SpinCo as an exhibit to a Current Report on Form 8-K within four (4) Business Days of the Closing (or no later than seventy-one (71) days thereafter if such pro forma financial statements are not included in the Current Report on Form 8-K filed by SpinCo within four (4) Business Days of the Closing), (ii) making available upon reasonable notice the senior management employees of the applicable Party to discuss the materials prepared and delivered pursuant to this Section 7.4(c) and (iii) causing their respective accountants to provide written consents, to the extent required for inclusion or incorporation by reference of financial statements (and any applicable audit opinion or report) in the Securities Filings. Merger Partner shall furnish all information concerning Merger Partner and the Merger Partner Entities, and Parent, Merger Sub and SpinCo shall furnish all information concerning Parent, the Parent Entities, Merger Sub, the SpinCo Business and the SpinCo Entities, in each case, as may be reasonably requested by the other Parties in connection with, or is required by applicable Law in order to complete, the preparation, filing and distribution of the Securities Filings and any necessary amendments or supplements thereto. Each of the Parties shall provide the other Parties (and their Representatives) with a reasonable opportunity to review and comment on the Securities Filings (or any amendment or supplement thereto) prior to the filing of any such document with the SEC.

(d) If at any time prior to the Effective Time any information relating to Merger Partner, Parent or SpinCo, or any of their respective Affiliates, directors or officers, is discovered by Merger Partner, Parent or SpinCo to be required to be set forth in an amendment or supplement to the Securities Filings, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly prepared by the Parties and filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Merger Partner or Parent, as applicable. Each Party shall notify the other Party promptly of (i) the time when each of the SpinCo Registration Statements has become effective or when any supplement or amendment to any Securities Filing has been filed, and (ii) the issuance of any stop order or suspension of the qualification of the SpinCo Shares issuable in connection with the Merger or SpinCo Shares issuable in the Distribution for offering or sale in any jurisdiction. In addition, each Party agrees to provide the other Parties and their respective counsel with copies of any written comments, and shall inform the other Party of any oral comments, that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Securities Filings promptly after receipt of such comments, and any written or oral responses thereto. Each Party and its respective counsel shall be given a reasonable opportunity to review any such written responses prior to such written responses being filed with the SEC and each Party shall give due consideration to the additions, deletions or changes suggested thereto by the other Parties and their respective counsel.

(e) Merger Partner shall establish a record date for, and, as soon as practicable following the effectiveness of the Proxy Statement, duly call and give notice of and convene and, as soon as practicable thereafter, hold a meeting of its stockholders (the “Merger Partner Stockholders Meeting”) for the purpose of seeking the Merger Partner Stockholder Approval (and no other matters, except for a proposal to adjourn the meeting to solicit additional proxies to obtain the Merger Partner Stockholder Approval, if necessary, and any other proposal required by applicable Law, shall be considered or voted upon at the Merger Partner Stockholders Meeting without Parent’s prior written consent). Merger Partner shall not postpone, delay or adjourn, or change the record date with respect to, the Merger Partner Stockholders Meeting, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided, however, that Merger Partner may, after consultation with Parent, and, in the case of clause (A) below upon the reasonable request of Parent shall, adjourn the Merger Partner Stockholders Meeting (A) for a period reasonably necessary to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Merger Partner Stockholder Approval would not otherwise be obtained, (B) for a period reasonably necessary if a quorum has not been established, (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Merger Partner Board has determined in good faith after consultation with outside counsel is necessary under applicable Law (or in connection with the resolution of any applicable litigation) and for such supplemental or amended disclosure to be disseminated and reviewed by the Merger Partner stockholders prior to the Merger Partner Stockholders Meeting, or (D) for a period reasonably necessary if required by Law; provided, that the Merger Partner Stockholders Meeting shall not be postponed or adjourned under clauses (A) through (C) for more than twenty (20) Business Days in total without the written consent of Parent (or, in the case of a request by Parent, without the consent of Merger Partner). Merger Partner shall advise Parent upon request on a daily basis during each of the last five (5) Business Days prior to the date of the Merger Partner Stockholders Meeting as to the aggregate tally of proxies received by Merger Partner with respect to the Merger Partner Stockholder Approval and at additional times upon the reasonable request of Parent.

(f) (i) Unless the Merger Partner Board shall have effected a Merger Partner Change of Recommendation in accordance with Section 7.9, Merger Partner shall, through the Merger Partner Board, make the Merger Partner Recommendation and include such Merger Partner Recommendation in the Proxy Statement and use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the Merger Partner Stockholder Approval, and (B) take all other actions necessary or advisable to secure the Merger Partner Stockholder Approval. Except as expressly permitted in Section 7.9, neither the Merger Partner Board nor any committee thereof shall effect a Merger Partner Change of Recommendation.

(ii) Notwithstanding any Merger Partner Change of Recommendation, unless this Agreement is terminated in accordance with its terms, the obligations of the Parties hereunder shall continue in full force and effect. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, the Merger shall be submitted to the stockholders of Merger Partner for approval at the Merger Partner Stockholders Meeting whether or not (x) the Merger Partner Board shall have effected a Merger Partner Change of Recommendation or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Merger Partner or any of its Representatives. Notwithstanding anything to the contrary contained in this Agreement, Merger Partner shall not be required to hold the Merger Partner Stockholders Meeting if this Agreement is validly terminated.

SECTION 7.5. Listing; Deregistration.

(a) Prior to the Effective Time, SpinCo shall prepare and submit to the NYSE an application for the listing of the SpinCo Shares to be issued in the transactions contemplated by this Agreement on the NYSE under the ticker symbol “DAN” and shall use its reasonable best efforts to cause such shares to be approved for listing on the NYSE, subject to official notice of issuance. Merger Partner shall reasonably cooperate with SpinCo’s NYSE listing application and shall promptly provide such information and take such actions as may be reasonably necessary to satisfy NYSE listing requirements.

(b) Prior to the Effective Time, Merger Partner shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (i) the delisting of the Merger Partner Common Stock from NYSE as promptly as practicable after the Effective Time and (ii) the deregistration of the Merger Partner Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

SECTION 7.6. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary, proper or advisable under any applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing all forms, registrations, petitions, notices, and filings required to be made to consummate the Merger and the other transactions contemplated by this Agreement; (ii) satisfying the conditions to consummating the Merger and the other transactions contemplated by this Agreement; and (iii) subject to the terms of the Separation and Distribution Agreement, taking all reasonable actions to avoid or eliminate each and every impediment to Closing, including obtaining any material consent, authorization, waiver, license, order, waiting period expiration, approval, permit, exemption, or clearance from any third party, which are necessary or advisable to be obtained in order to consummate the Merger or any of the other transactions contemplated by this Agreement (including, for the avoidance of doubt, as required under the HSR Act and in connection with each of the other Requisite Regulatory Approvals (collectively, the “Approvals”)).

(b) The Parties shall (i) as promptly as practicable and advisable, and in any event no later than ten (10) Business Days after the date of this Agreement, to prepare and submit Notification and Report Forms as required under the HSR Act; (ii) as promptly as practicable and advisable, and in any event no later than twenty-five (25) Business Days after the date of this Agreement, to prepare and submit the appropriate filings and notification forms in draft form, as applicable required in connection with each of the other Requisite Regulatory Approvals; and (iii) as promptly as practicable, use reasonable best efforts to supply any applicable Governmental Authority additional information or documents that may be reasonably requested pursuant to any Law or by any such Governmental Authority. Parent and Merger Partner shall request early termination of any applicable waiting periods under the Competition Laws and Foreign Investment Laws (if available) and shall respectively use their reasonable best efforts to cause the expiration or termination of such waiting periods. Neither Merger Partner nor Parent may “pull and refile” any HSR filing made pursuant to the HSR Act without the prior written approval of the other.

(c) Notwithstanding anything in this Agreement to the contrary, Merger Partner and Parent shall jointly determine the strategy to be pursued for obtaining all Approvals and clearances under any Competition Law or Foreign Investment Law, including with respect to any filings, notifications, submissions, and communications made in connection with the obtaining of the required Approvals or clearance under any Competition Law or Foreign Investment Law.

(d) In furtherance of the covenants of the Parties contained in this Section 7.6, but subject to the terms of this Section 7.6(d), each of the Parties shall use reasonable best efforts to take all such further action or refrain from action as may be necessary to avoid or eliminate each and every impediment under any Competition Laws or Foreign Investment Laws so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), and to resolve any objections of the applicable Governmental Authority under any Competition Laws or Foreign Investment Laws in order to secure the approval of the Merger by such applicable Governmental Authorities as promptly as practicable (and in any event no later than the Outside Date), including, in the case of Merger Partner and SpinCo, proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (w) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Merger Partner, the SpinCo Entities or any of their respective Affiliates (other than the Parent Entities following the Closing), including the SpinCo Business, (x) terminate, transfer or create relationships, contractual rights or other obligations of Parent, the SpinCo Entities or any of their respective Affiliates (other than the Parent Entities following the Closing), including the SpinCo Business, (y) otherwise take or commit to take actions that after the Closing would limit SpinCo’s freedom of action with respect to, or its ability to operate or retain any of the businesses, assets or properties of Merger Partner, the SpinCo Entities or any of their respective Affiliates (other than the Parent Entities following the Closing), including the SpinCo Business (clauses (w), (x) and (y), collectively, the “Remedial Actions”) and (z) with respect to each Party, use reasonable best efforts to (1) contest and resist any such Action challenging the Merger (or the other transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents) as violative of any Competition Laws or Foreign Investment Laws and (2) have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such Action and that prohibits, prevents or restricts consummation of the Merger or any such other transaction on or before the Outside Date (any such Action described in this clause (z), a “Regulatory Litigation”); provided, however, that none of Merger Partner, SpinCo or any of their respective Affiliates shall be required to undertake any efforts or take any action (including proposing to take, agreeing to take, or taking a Remedial Action) if the taking of such efforts or action would reasonably be expected to result, individually or in the aggregate, in a material adverse effect on (i) the businesses, assets or properties of Merger Partner and its Subsidiaries, taken as a whole, measured before giving effect to the Transactions, or (ii) the businesses, assets or properties of the SpinCo Business and the SpinCo Entities, taken as a whole, measured before giving effect to the Transactions. Without the prior written consent of Merger Partner, none of Parent or any SpinCo Entity will agree, offer, suggest, propose or negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, to any Remedial Action. Notwithstanding anything in this Agreement to the contrary, Parent and its Affiliates shall not be obligated to take or agree or commit to take any action (A) that is not conditioned on the Closing or (B) that relates to any businesses, assets or properties of Parent or its Subsidiaries that are not included in the SpinCo Business or with respect to any Parent Entity that is not a SpinCo Entity.

(e) The Parties shall cooperate in all respects with each other in connection with all actions to be taken pursuant to this Section 7.6, including in the preparation and making of filings contemplated by Section 7.6(b); provided, however, that copies of filings made under the HSR Act need not be shared. Parent shall use its reasonable best efforts to provide to Merger Partner all necessary information and assistance as Merger Partner may reasonably require in responding to any Governmental Authority’s request for additional information or in connection with any other investigation or inquiry, including any proceeding initiated by a third party. Each Party shall keep the other Party and its counsel reasonably informed of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other U.S. or foreign Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (and in each case, if any such communication is in writing, share a copy with the other Party). Each Party shall consult with the other in advance of any material meeting or conference with the DOJ, the FTC, or any other Governmental Authority, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other Party’s Representatives the opportunity to attend and participate in such material meetings and conferences. The Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.6(e) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Notwithstanding anything to the contrary in this Section 7.6(e), materials provided pursuant to this Section 7.6(e) may be redacted (i) to remove references concerning valuation; (ii) to the extent necessary to comply with contractual arrangements; and (iii) to the extent necessary to address reasonable privilege and confidentiality concerns.

(f) Subject to Section 7.6(f) of the Merger Partner Disclosure Letter, neither Merger Partner nor Parent shall, or permit its Subsidiaries to, enter into any transaction or any agreement to effect any transaction (including any merger or acquisition) that would reasonably be expected to materially delay or materially and adversely affect such Party’s ability to (i) obtain the timely expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, orders and approvals required under any other Competition Law or Foreign Investment Law applicable to the transactions contemplated by this Agreement or (ii) obtain all authorizations, consents, orders and approvals of Governmental Authorities under Competition Law or Foreign Investment Law necessary for the consummation of the transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

SECTION 7.7. Access to Information. During the Interim Period, subject to applicable Law, Parent shall, and shall cause the SpinCo Entities, on the one hand, and Merger Partner shall, and shall cause the Merger Partner Subsidiaries, on the other hand, afford to the other Party and its Representatives, reasonable access, during normal business hours, in such manner as to not unreasonably interfere with Merger Partner’s and its Subsidiaries’ or the SpinCo Entities’ (as applicable) normal operation, the offices, properties, books and records, Contracts, files, audits, integration planning activities and personnel of Merger Partner and the Merger Partner Subsidiaries or the SpinCo Business and the SpinCo Entities (as applicable) and shall furnish such Party and its Representatives with financial and operating data of Merger Partner and the Merger Partner Subsidiaries or the SpinCo Business and the SpinCo Entities (as applicable) and other information concerning the affairs of Merger Partner and the Merger Partner Subsidiaries or the SpinCo Business and SpinCo Entities (as applicable), in each case, as such Party and its Representatives may reasonably request, including pursuant to integration activities; provided, that (a) such investigation shall only be upon reasonable notice; (b) no Party nor its Representatives shall be permitted to perform any environmental sampling, including sampling of soil, groundwater, soil vapor, surface water, building materials, or air or wastewater emissions; and (c) nothing in this Agreement shall require any Party to disclose any information to any other Party that (i) would cause a violation of any Law or any confidentiality obligations that would be applicable to such information or (ii) would be reasonably likely to result in the loss of attorney-client privilege or other disclosure privilege to the first Person (provided that the Person that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such violation of agreement or Law or loss of privilege). The Parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder.

SECTION 7.8. D&O Indemnification.

(a) For six years after the Effective Time, SpinCo shall cause the Surviving Corporation to indemnify and hold harmless the present (as of the Effective Time) and former officers and directors of each Merger Partner Entity and the present (as of the Effective Time) and former officers and directors of each SpinCo Entity (collectively, the “Indemnified Directors and Officers”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable Law or provided under such Merger Partner Entity’s or SpinCo Entity’s Organizational Documents as in effect on the date hereof (or, in the case of a SpinCo Entity or a Merger Partner Entity created after the date hereof, on customary terms).

(b) For six years after the Effective Time, SpinCo shall cause to be maintained in effect provisions in each Merger Partner Entity’s and SpinCo Entity’s Organizational Documents regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the Merger Partner Entities’ and SpinCo Entities’ respective former and current officers and directors that are no less advantageous to those Persons than the corresponding provisions in existence on the date hereof (or, in the case of a Merger Partner Entity or a SpinCo Entity created after the date hereof, on customary terms).

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the transactions contemplated hereby and shall be binding on all successors and assigns of SpinCo and the Surviving Corporation and are intended to be for the benefit of, and will be enforceable by, each Indemnified Director and Officer and his or her heirs and representatives. If SpinCo, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SpinCo or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.8.

SECTION 7.9. No Solicitation; Exclusivity.

(a) No Solicitation or Negotiation. Merger Partner shall immediately cease, and shall cause its Subsidiaries and shall direct and use reasonable best efforts to cause its Representatives to immediately cease, any discussions or negotiations with any Person (other than Parent or its Affiliates) that may be ongoing with respect to a Competing Proposal, or any proposal that would reasonably be expected to lead to a Competing Proposal, and, if as of the execution of this Agreement not already so requested, shall promptly request that each such Person return or destroy, in accordance with the terms of any confidentiality agreement between Merger Partner or its Subsidiaries and such Person, any confidential information that has been provided in any such discussions or negotiations and, if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons. Merger Partner agrees that, except as expressly permitted by this Section 7.9, neither it nor any of its Subsidiaries shall and it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries regarding or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, a Competing Proposal, or provide any information or data to any Person in connection with the foregoing, in each case, except to notify such Person of the existence of the provisions of this Section 7.9;

(iii) otherwise knowingly facilitate any effort or attempt to make a Competing Proposal; or

(iv) resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 7.9, prior to but not after the time the Merger Partner Stockholder Approval is obtained, Merger Partner may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Competing Proposal that did not result from a breach of this Section 7.9, and afford access to the business, properties, assets, books, records and personnel of Merger Partner and its Subsidiaries to such Person and its Representatives, if the Person so requesting such information or access enters into an Acceptable Confidentiality Agreement; or (B) engage or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Competing Proposal that did not result from a breach of this Section 7.9, if and only to the extent that (I) prior to taking any action described in clause (A) or (B) directly above, the Merger Partner Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ duties under applicable Law and (II) in each such case referred to in clause (A) or (B) directly above, the Merger Partner Board has determined in good faith and after consultation with its outside legal counsel and financial advisor that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.

(b) No Change in Merger Partner Recommendation or Alternative Acquisition Agreement.

(i) Except as expressly permitted by this Section 7.9, the Merger Partner Board shall not:

(1) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Merger Partner Recommendation, (B) adopt, authorize, approve, recommend or otherwise declare advisable, or publicly propose to adopt, authorize, approve, recommend or otherwise declare advisable, any Competing Proposal, (C) if a Competing Proposal has been publicly announced, fail to publicly make a statement that Parent recommends against any such Competing Proposal within ten (10) Business Days after the initial request in writing by Parent following such public announcement to do so or, if requested by Parent in writing, after any material amendment, revision or change to the terms of any such previously publicly disclosed Competing Proposal have been made public (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such recommendation against such Competing Proposal) or (D) fail to include the Merger Partner Recommendation in the Proxy Statement (any of the foregoing, a “Merger Partner Change of Recommendation”); or

(2) except as expressly permitted by, and after compliance with, Section 7.9(b)(ii), cause or permit Merger Partner or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Competing Proposal.

(ii) Notwithstanding anything to the contrary set forth in this Section 7.9, the Merger Partner Board may, prior to but not after the time the Merger Partner Stockholder Approval is obtained, (A) make a Merger Partner Change of Recommendation if an Intervening Event has occurred or (B) make a Merger Partner Change of Recommendation or authorize Merger Partner to terminate this Agreement pursuant to Section 9.3(a) to enter into a definitive written agreement with respect to a Superior Proposal if Merger Partner receives a Competing Proposal that the Merger Partner Board has determined in good faith, after consulting with its financial advisor and outside legal counsel, constitutes a Superior Proposal and, after consulting with its outside legal counsel, in each case of (A) and (B), that failure to take such action would be inconsistent with such directors’ fiduciary duties under applicable Law; provided that the Merger Partner Board may not take any such action unless (I) prior to making such Merger Partner Change of Recommendation or authorizing such termination to enter into a definitive written agreement with respect to such Superior Proposal pursuant to Section 9.3(a), Merger Partner provides prior written notice to Parent at least five (5) Business Days in advance (the “Notice Period”) of its intention to take such action and the basis thereof, including in the case of a Superior Proposal, the terms and conditions of such Superior Proposal, and in the case of an Intervening Event, a description of such Intervening Event, (II) during the Notice Period Merger Partner shall negotiate with Parent in good faith should Parent propose to make amendments or other revisions to the terms and conditions of this Agreement such that, in the case of a Superior Proposal, such Competing Proposal no longer constitutes a Superior Proposal and, in the case of an Intervening Event, the failure to take such action is no longer inconsistent with the directors’ fiduciary duties under applicable Law as determined in the good faith judgment of the Merger Partner Board after consulting with its outside legal counsel and (III) the Merger Partner Board has taken into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by Parent in writing prior to the end of the Notice Period and determined in good faith that, after consulting with its outside legal counsel, a failure to make such Merger Partner Change of Recommendation continues to be inconsistent with the directors’ fiduciary duties under applicable Law; it being understood that any material amendments or other material revisions to any Competing Proposal will be deemed to be a new Competing Proposal, including for purposes of the Notice Period, and any material change in the event, occurrence or facts constituting an Intervening Event shall require a new written notice to Parent and a new Notice Period; provided, however, that any such new Notice Period following any such material amendments or other material revisions to any Competing Proposal or any material change in the event, occurrence or facts constituting an Intervening Event shall be reduced to two (2) Business Days.

(c) Certain Permitted Disclosure. Nothing contained in this Section 7.9 shall prohibit Merger Partner from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Section 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or a Competing Proposal, which actions shall not constitute or be deemed to constitute a Merger Partner Change of Recommendation so long as any such disclosure does not include any statement that constitutes a Merger Partner Change of Recommendation.

(d) Notice. Merger Partner shall promptly, and in any event no later than twenty-four (24) hours, after it receives (i) any Competing Proposal or written indication by any Person that is reasonably likely to lead to a Competing Proposal, (ii) any request for non-public information relating to Parent or its Subsidiaries relating to, or from any Person that has indicated in writing that such Person is reasonably likely to make, a Competing Proposal (other than requests for information in the ordinary course of business and unrelated to a Competing Proposal) or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify Parent (which notice, if provided orally, shall be confirmed in writing) of any of the foregoing occurrences, the identity of the Person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of the material terms of such request, inquiry or Competing Proposal). Merger Partner shall keep Parent reasonably informed on a reasonably prompt basis (and in any event no later than twenty-four (24) hours) after the occurrence of any material changes or developments of the status of any such request, inquiry or Competing Proposal (including any material changes to the terms and conditions thereof and of any other material modification thereto), and any other material developments, discussions and negotiations with respect thereto

(which shall remain subject to the other obligations of Parent hereunder), including promptly furnishing copies of any written inquiries, material correspondence and draft documentation and definitive agreements. Merger Partner agrees that, subject to applicable restrictions under applicable Law, it shall promptly (and in any event, within twenty-four (24) hours after the time it is provided to any third parties), provide to Parent any non-public information concerning Merger Partner or its Subsidiaries that Merger Partner provides to any third party in connection with any Competing Proposal which was not previously provided to Parent and SpinCo.

(e) Without limiting the foregoing in this Section 7.9, it is agreed that in the event any Subsidiary, director, officer or financial advisor of Merger Partner takes any action, on behalf of Merger Partner, which, if taken by Merger Partner, would constitute a breach of this Section 7.9, and Merger Partner does not, if and to the extent possible, cure such breach within two (2) Business Days of the date on which Merger Partner obtains actual Knowledge of such breach, then Merger Partner shall be deemed to be in breach of this Section 7.9.

(f) For purposes of this Agreement:

(i) “Competing Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer from a third party relating to (A) a merger, scheme of arrangement, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving Merger Partner or (B) any acquisition (whether by merger, scheme of arrangement, consolidation, sale of assets, equity investment, joint venture or otherwise) by any Person or group (as defined in or under Section 13 of the Exchange Act) other than Merger Partner or any of its Subsidiaries, Parent, SpinCo or any Affiliate thereof, in each of cases (A) and (B) resulting in, or any proposal or offer which if consummated would result in, any Person or group (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 20% or more of the total voting power of Merger Partner Common Stock, or 20% or more of the total assets taken as a whole.

(ii) “Superior Proposal” means an unsolicited bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “50%”) made by a third party which did not result from a breach of this Section 7.9, and which, in the good faith judgment of the Merger Partner Board after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of such Competing Proposal, (A) if accepted, is reasonably likely to be consummated in accordance with its terms and conditions and (B) if consummated, would result in a transaction that is more favorable to Merger Partner’s stockholders, from a financial point of view, than the Merger and the other transactions contemplated hereby, and after taking into account all adjustments or modifications to the terms and conditions thereof irrevocably agreed to in writing by Parent pursuant to Section 7.9(b) in response to such Superior Proposal.

(g) Exclusivity. Parent shall immediately cease, and shall cause its Subsidiaries and shall direct and use reasonable best efforts to cause its Representatives to immediately cease, any discussions or negotiations with any Person (other than Merger Partner or its Affiliates) that may be ongoing with respect to a SpinCo Proposal, or any proposal that would reasonably be expected to lead to a SpinCo Proposal, and, if as of the execution of this Agreement not already so requested, shall promptly request that each Person that has been provided with any confidential information in connection with any SpinCo Proposal prior to the date of this Agreement return or destroy, in accordance with the terms of any confidentiality agreement between Parent or its Subsidiaries and such Person, any confidential information that has been provided in any such discussions or negotiations and, if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons relating to a SpinCo Proposal. From the date hereof until the earlier to occur of (a) the termination of this Agreement pursuant to Article IX and (b) the Effective Time, Parent shall not, and shall cause its Subsidiaries and shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal from or on behalf of a third party relating to any acquisition (whether by merger, purchase of Interests, purchase of assets or otherwise), exclusive license, joint venture, partnership, recapitalization, liquidation, dissolution or other transaction involving any portion of the business or assets of the SpinCo Business that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income or assets of the SpinCo Business (taken as a whole) (any such proposal, a “SpinCo Proposal”), or any proposal or offer that would reasonably be expected to lead to a SpinCo Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or that could reasonably be expected to lead to, a SpinCo Proposal, or provide any information or data to any Person in connection with the foregoing, (iii) otherwise knowingly facilitate any effort or attempt to make a SpinCo Proposal or (iv) resolve or agree to do any of the foregoing; provided, that nothing in this Section 7.9(g) shall limit Parent’s ability to pursue or engage in any transaction relating to substantially all of the business of Parent and its Subsidiaries, taken as a whole (as opposed to solely the SpinCo Business), so long as such transaction (x) would not reasonably be expected to impact in any material and adverse manner the SpinCo Entities or SpinCo Business and (y) would not reasonably be expected to interfere with, prevent or materially impair or delay Parent’s ability to comply with its obligations hereunder and under the Separation and Distribution Agreement or to consummate the transactions contemplated hereby or by the Separation and Distribution Agreement.

SECTION 7.10. Public Announcements. Merger Partner, Parent, SpinCo and Merger Sub shall use their reasonable best efforts to consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release (a) as Merger Partner, SpinCo or Parent may reasonably determine is required by applicable Law, court process or any obligations pursuant to any listing agreement with or rule of the NYSE or other applicable stock exchange or as Merger Partner, SpinCo and Parent deems necessary or advisable to comply with their respective SEC filing obligations or (b) that is consistent with the previous public statements or press releases made jointly by the Parties in investor conference calls, SEC filings or other documents approved by the Parties, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Without limiting the obligations set forth in Section 7.10, Merger Partner shall not be required, however, to consult with or obtain any consent from Parent or SpinCo before issuing any press release or filing or making any other public statement with respect to a Merger Partner Change of Recommendation.

SECTION 7.11. Expenses.

(a) Except as otherwise expressly provided in the Separation and Distribution Agreement or this Agreement, including this Section 7.11, all Expenses incurred by the Parties shall be borne solely by the Party that has incurred such Expenses, whether or not the Merger is consummated.

(b) If the Merger is consummated in accordance with the terms and conditions of this Agreement, (i) all Expenses of printers utilized by the Parties in connection with printing and mailing the SpinCo Registration Statements, the Proxy Statement and, if applicable, the Schedule TO (“Printing Fees”), (ii) all SEC filing fees relating to the transactions contemplated by this Agreement (“SEC Filing Fees”), (iii) all filing fees payable to any Governmental Authority with respect to the filings of any required notices under the HSR Act or other Competition Law or Foreign Investment Law, including in connection with the Requisite Regulatory Approvals or any other regulatory approvals (“Regulatory Filing Fees”), (iv) all Expenses relating to a transfer or conveyance of any Asset or acceptance or assumption of any Liability pursuant to Sections 2.1(a), 2.1(b), 2.1(c) and 2.1(d) of the Separation and Distribution Agreement, in each case, which would have been a SpinCo Transaction Expense pursuant to the Separation and Distribution Agreement if incurred at or prior to the Closing, shall be borne 100% by Parent, and (v) all Commitment Fees, in each case, shall be borne 100% by SpinCo; provided, that, solely for administrative convenience, Parent directs Merger Partner to, and Merger Partner agrees it shall, make a cash payment equal to 100% of the aggregate amount of the Commitment Fees then outstanding on behalf of SpinCo to the applicable recipient on the date and solely to the extent that each such Commitment Fee becomes due and payable.

(c) In the case of a termination of this Agreement by Parent or Merger Partner for any reason pursuant to Article IX, (i) all Printing Fees, (ii) all SEC Filing Fees, (iii) all Regulatory Filing Fees and (iv) all Commitment Fees, in each case, shall be borne equally by Parent and Merger Partner; provided, however, that (A) in the case of a termination of this Agreement by Merger Partner pursuant to Section 9.3(b), all Printing Fees, all SEC Filing Fees, all Regulatory Filing Fees and all Commitment Fees, in each case, shall be borne 100% by Parent and (B) in the case of a termination of this Agreement by Parent pursuant to Section 9.4(b), all Printing Fees, all SEC Filing Fees, all Regulatory Filing Fees and all Commitment Fees, in each case, shall be borne 100% by Merger Partner.

SECTION 7.12. Section 16 Matters. Prior to the Effective Time, Merger Partner and SpinCo shall take all such steps as may be required to cause any dispositions of Merger Partner Common Stock (including derivative securities with respect to Merger Partner Common Stock) or acquisitions of SpinCo Shares (including derivative securities with respect to SpinCo Shares), in each case resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Merger Partner or SpinCo immediately prior to the Effective Time or will become subject to such reporting obligations, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

SECTION 7.13. Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or SpinCo, directly or indirectly, the right to control or direct Merger Partner’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Merger Partner, directly or indirectly, the right to control or direct the operations of the SpinCo Business prior to the Effective Time. Prior to the Effective Time, each of Parent, SpinCo and Merger Partner shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

SECTION 7.14. SpinCo Share Issuance. Prior to the Distribution, SpinCo will take all actions necessary to authorize the issuance to Parent shareholders and Merger Partner stockholders of a number of SpinCo Shares to be made on the Distribution Date at the Effective Time which will equal the number of SpinCo Shares entitled to be received by Parent shareholders in the Distribution in accordance with the terms of the Separation and Distribution Agreement and the SpinCo Shares to be received in exchange for Merger Partner Common Stock in connection with the Merger. Each of Parent and SpinCo shall effect such amendments, filings or other actions with respect to its respective Organizational Documents as are necessary to effect the Distribution and the SpinCo Share Issuance in accordance with the terms of this Agreement.

SECTION 7.15. Exchange Offer. If Parent consummates the Exchange Offer and Parent’s shareholders subscribe for less than all of the SpinCo Shares in the Exchange Offer, Parent shall distribute, pro rata to its shareholders, any unsubscribed SpinCo Shares on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent will be treated for U.S. federal income Tax purposes as having distributed all of the SpinCo Shares to its shareholders.

SECTION 7.16. Financials.

(a) As promptly as practicable following the date hereof (and in any event no later than August 1, 2026, with Parent using reasonable best efforts to deliver no later than July 22, 2026), Parent shall deliver to Merger Partner the following audited combined financial statements for the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the SpinCo Registration Statements, for SpinCo: the balance sheets as of December 31, 2023, 2024 and 2025 and the related statements of income, comprehensive income, equity and cash flows for the fiscal years ended December 31, 2023, 2024, and 2025, in each case accompanied by a report, without qualification or exception thereto, satisfying the requirements of Regulation S-X of the independent registered public accounting firm for the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the SpinCo Registration Statements, for SpinCo (collectively, the “Initial SpinCo Audited Financial Statements,” and the date on which Parent delivers to Merger Partner the Initial SpinCo Audited Financial Statements, the “Initial SpinCo Audited Financial Statements Delivery Date”). In the event that the Closing Date is after the end of the fiscal year ending December 31, 2026, Parent shall deliver to Merger Partner as promptly as practicable (but in any event by no later than 68 days, with Parent using reasonable best efforts to deliver no later than 60 days, after the end of such fiscal year), the audited combined financial statements for the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the SpinCo Registration Statements, for SpinCo as of the end of, and for, such fiscal year consisting of the balance sheets as of the end of December 31, 2025 and 2026 and the statements of income, comprehensive income, equity and cash flows for the fiscal years ended December 31, 2024, 2025, and 2026, in each case accompanied by a report, without qualification or exception thereto, satisfying the requirements of Regulation S-X of the independent registered public accounting firm for the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the SpinCo Registration Statements, for SpinCo (together with the Initial SpinCo Audited Financial Statements, the “SpinCo Audited Financial Statements”). Parent shall provide Merger Partner with a reasonable opportunity to review preliminary drafts of the SpinCo Audited Financial Statements in advance of delivery pursuant to this Section 7.16(a).

(b) For the quarterly period ending June 30, 2026 and each subsequent quarterly period ending prior to the Closing Date, other than any calendar quarter ending December 31 (each, an “Interim Financial Period”), Parent shall deliver to Merger Partner the combined unaudited financial statements of the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the SpinCo Registration Statements, for SpinCo as of the end of, and for, such Interim Financial Period (the “SpinCo Interim Financial Statements”) consisting of the combined balance sheets as of the end of such Interim Financial Period and combined statements of income, comprehensive income and cash flows for such Interim Financial Period (and the portion of the fiscal year then ended) and the corresponding period of the prior fiscal year, which will have been reviewed by the independent registered public accounting firm for the SpinCo Business and, if financial statements of SpinCo are required by the rules and regulations of the SEC to be included in the SpinCo Registration Statements, for SpinCo as provided in AS 4105, Interim Financial Information. The SpinCo Interim Financial Statements will be delivered as promptly as practicable following the end of the corresponding Interim Financial Period but no later than 45 days after the end of such Interim Financial Period; provided that in no event shall Parent be required to deliver any SpinCo Interim Financial Statements prior to the Initial SpinCo Audited Financial Statements Delivery Date.

(c) In the event that the Closing Date is 60 days or more after the end of the fiscal year ending December 31, 2026, Merger Partner shall deliver to Parent as promptly as practicable (but in any event by no later than 60 days after the end of such fiscal year), the audited combined financial statements for Merger Partner as of the end of, and for, such fiscal year consisting of the balance sheets as of the end of such fiscal years and the statements of income, comprehensive income, equity and cash flows for such fiscal years as are required under Regulation S-X, in each case accompanied by a report satisfying the requirements of Regulation S-X of the independent registered public accounting firm for Merger Partner (the “Merger Partner Audited Financial Statements”).

(d) For each Interim Financial Period, Merger Partner shall deliver to Parent the combined unaudited financial statements of Merger Partner as of the end of, and for, such Interim Financial Period (the “Merger Partner Interim Financial Statements”) consisting of the combined balance sheets as of the end of such Interim Financial Period and combined statements of income, comprehensive income and cash flows for such Interim Financial Period (and the portion of the fiscal year then ended) and the corresponding period of the prior fiscal year, which will, if such financial statements are required by the rules and regulations of the SEC to be included in the SpinCo Registration Statements, have been reviewed by the independent registered public accounting firm for Merger Partner as provided in AS 4105, Interim Financial Information. The Merger Partner Interim Financial Statements will be delivered as promptly as practicable following the end of the corresponding Interim Financial Period but no later than 45 days after the end of such Interim Financial Period.

SECTION 7.17. Transaction Documents. Merger Partner shall, or shall cause its applicable Subsidiaries to, execute and deliver to Parent at or prior to the Closing each of the Transaction Documents to which it is or will be a party at the Effective Time. Parent and SpinCo shall, or shall cause their applicable Subsidiaries to, execute and deliver to Merger Partner at or prior to the Closing each of the Transaction Documents to which it is or will be a party at the Effective Time.

SECTION 7.18. Confidentiality. The terms of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect and shall survive the Closing and remain in full force and effect until their expiration in accordance with the Confidentiality Agreement; provided, however, that, upon the Closing the confidentiality obligations of Merger Partner contained in the Confidentiality Agreement shall terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the SpinCo Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

SECTION 7.19. Royal Precision Purchase Agreement. In connection with the Closing, Parent shall cause Eaton Ohio to sell, assign, transfer and convey to Merger Partner, and Merger Partner shall purchase and acquire from Eaton Ohio, the Royal Precision Equity Interests upon the terms and subject to the conditions of the Royal Precision Purchase Agreement. The Parties shall or shall cause their applicable Subsidiaries to enter into such transfer documents as may be required pursuant to applicable Law to effect the transactions contemplated by the Royal Precision Purchase Agreement.

SECTION 7.20. Further Actions. Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to execute and deliver the Transaction Documents and such other documents and other papers as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement and the Separation and Distribution Agreement. Subject to the applicable terms of the Separation and Distribution Agreement and each other Transaction Document, from time to time after the Closing, without additional consideration, each Party shall, and shall cause its Subsidiaries to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another Party hereto to make effective the transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents. Prior to the Closing, (i) SpinCo shall not terminate or assign the Separation and Distribution Agreement, consent to any amendment or modification of any provision of the Separation and Distribution Agreement or any Exhibit or Schedule thereto or waive compliance with any of the agreements or conditions contained in the Separation and Distribution Agreement, in each case, without the prior written consent of Merger Partner; and (ii) any consent, approval, authorization or similar action to be taken by SpinCo under the Separation and Distribution Agreement or other Transaction Document shall be subject to the prior written consent of Merger Partner (it being understood that, if any such matter is subject to a “not unreasonably withheld” or similar standard, such standard shall be applicable to such consent requirement by Merger Partner).

SECTION 7.21. Transaction Litigation. Merger Partner shall promptly notify Parent of, and keep Parent apprised in the defense of, any Action brought by stockholders of Merger Partner or in the name of Merger Partner against Merger Partner or its directors relating to the transactions contemplated by this Agreement, including the Merger, following Merger Partner becoming aware of any such Action; provided that prior to the Effective Time, Merger Partner shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement or consent to the same, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) to the extent (a) such Action includes Parent or any of its Subsidiaries (other than the SpinCo Entities), directors or officers as named defendants or (b) such compromise, settlement or arrangement would reasonably be expected to have a material adverse effect on the ability of the Parties to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby in a timely manner.

SECTION 7.22. Employee Benefits.

(a) The Parties agree that SpinCo Employees and the employees of Merger Partner, who, in each case, continue to remain employed following the Effective Time (together, the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on (x) December 31, 2027, if the Closing Date is on or before April 1, 2027 or (y) the 12-month anniversary of the Closing Date, if the Closing Date is after April 1, 2027 (or, in each case of clauses (x) and (y), if earlier, the employment termination date of such Continuing Employee), be provided with (A) a base salary or base hourly wage rate, as applicable, that is no less favorable than the base salary or base hourly wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, (B) target annual cash bonus that are no less favorable than the target annual cash bonus provided to such Continuing Employee immediately prior to the applicable Effective Time, (C) long-term incentive opportunities that are no less favorable than those provided to similarly situated employees of Merger Partner and (D) with respect to all other compensation and benefits (including health and welfare benefits, defined contribution retirement benefits, paid time off and any other compensation or benefits, but excluding defined benefit pension, post-employment welfare benefits, equity-based compensation, voluntary nonqualified deferred compensation, fringe benefits, perquisites and change of control, retention or other one-time awards) each Continuing Employee shall be eligible to participate in such plans, programs, policies and arrangements as may be established, maintained or designated by Surviving Corporation or its Affiliates from time to time, which may include plans, programs, policies and arrangements of SpinCo, Merger Partner or any of their respective Affiliates (whether in effect prior to, at or after the Effective Time) that are substantially similar in the aggregate to the compensation and benefits (subject to the same exclusions) provided to such Continuing Employees immediately prior to the Closing Date. The Parties agree that Continuing Employees shall, during the period commencing at the Effective Time and ending on the 12-month anniversary of the Closing Date (or, if earlier, the employment termination date of such Continuing Employee), be provided with the severance payments and benefits applicable to such Continuing Employee immediately prior to the applicable Effective Time subject to the execution of a release of claims.

(b) With respect to any Benefit Plan in which any Continuing Employee first becomes eligible to participate on or after the Effective Time, each Party shall: (i) use reasonable best efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any of its group health plans to be waived with respect to the other Party’s Continuing Employees and their eligible dependents, (ii) use reasonable best efforts to the extent administratively practicable, give the other Party’s Continuing Employees credit for the plan year in which the applicable Effective Time occurs (or the plan year in which the Continuing Employee first becomes eligible to participate in the applicable Benefit Plan, if later) towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred during the plan year but prior to the Effective Time (or eligibility date, as applicable), for which payment has been made and (iii) give the other Party’s Continuing Employees service credit for such Continuing Employee’s employment with the other Party for purposes of vesting, benefit accrual and eligibility to participate under each applicable Benefit Plan, as if such service had been performed with such Party, except (A) for benefit accrual under defined benefit pension plans, (B) for purposes of qualifying for subsidized early retirement benefits (unless otherwise required under applicable Law), (C) under any plan that is frozen, grandfathered or closed to new participants, or (D) to the extent it would result in a duplication of benefits.

(c) From the date hereof through the Closing Date, neither Party nor its Subsidiaries shall make any material written communications to its own employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing the other Party with a copy of the intended communication and a reasonable period of time to review and comment on such communication, with any reasonable comments to be considered in good faith.

(d) To the extent that (i) applicable Law of any jurisdiction, or (ii) any applicable Collective Bargaining Agreement or other applicable agreement with a works council or economic committee would require the Surviving Corporation to provide any terms of employment to any Continuing Employee that are more favorable than those otherwise provided for herein, then the Surviving Corporation will provide such Continuing Employee with such more favorable terms. Prior to the Closing, Parent shall and shall cause its Affiliates (including SpinCo) to fully and timely satisfy any notice, information, consultation or bargaining obligations owed to the SpinCo Employees or their representatives with respect to the transactions contemplated by this Agreement under applicable Law and any Collective Bargaining Agreement or other agreement with an employee representative body and Merger Partner and its Affiliates shall reasonably cooperate with respect to the foregoing. Prior to the Closing, Merger Partner shall and shall cause its Affiliates to fully and timely satisfy any notice, information, consultation or bargaining obligations owed to the Merger Partner Service Providers or their representatives with respect to the transactions contemplated by this Agreement under applicable Law and any Collective Bargaining Agreement or other agreement with an employee representative body and Parent and its Affiliates shall reasonably cooperate with respect to the foregoing.

(e) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent any Party from amending or terminating any of their respective Benefit Plans in accordance with their terms, (iii) prevent any Party, after the applicable Effective Time, from terminating the employment of any Continuing Employee or (iv) create any third-party beneficiary rights in any Merger Partner Service Provider or SpinCo Service Provider,

any beneficiary or dependent thereof, or any collective bargaining representative thereof, in connection with or arising out of this Agreement and the transactions contemplated by this Agreement, including with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by any Party or under any Benefit Plan which any Party may maintain.

(f) Parent shall provide Merger Partner with updated versions of the SpinCo Employee List no less than five (5) days prior to the Closing or upon Merger Partner’s reasonable request (provided that Parent shall not be required to provide an updated version of the SpinCo Employee List more than three (3) times in the aggregate between the date hereof and the Closing). Parent shall update the SpinCo Employee List to add any information that was restricted by applicable Law as soon as reasonably practicable following the Closing in accordance with applicable Law.

(g) Merger Partner agrees to take the actions set forth on Section 7.22(g) of the Merger Partner Disclosure Letter.

SECTION 7.23. Separation and Distribution Agreement Release. Following the Effective Time, Merger Partner shall not make, and shall not permit any member of the Merger Partner Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any member of the Parent Group, or any other Person released pursuant to Section 5.1(a) of the Separation and Distribution Agreement, with respect to any Liabilities released pursuant to Section 5.1(a) of the Separation and Distribution Agreement.

SECTION 7.24. Transfer Taxes. All sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Taxes (“Transfer Taxes”) imposed on, by account of, or with respect to the Merger shall be borne by the party on whom such Transfer Taxes are imposed. Parent, SpinCo and Merger Partner shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes.

SECTION 7.25. Obligations of Merger Sub and SpinCo. Parent shall take all action necessary to cause SpinCo and Merger Sub to perform its obligations and take any actions contemplated or required under this Agreement or the Separation and Distribution Agreement, in each case to the extent arising prior to the Effective Time, to consummate the transactions contemplated hereby and thereby, including the Merger, the Restructuring and the Distribution, upon the terms and subject to the conditions set forth in this Agreement and the Separation and Distribution Agreement.

SECTION 7.26. Sole Shareholder Approvals. No later than twenty-four (24) hours after the execution of this Agreement, (a) the sole stockholder of Merger Sub will deliver the Merger Sub Approval and (b) the sole stockholder of SpinCo will deliver the SpinCo Shareholder Approval.

SECTION 7.27. Financing.

(a) Each of SpinCo (or, if applicable, any SpinCo Subsidiary party to the Debt Commitment Letter) and Merger Partner shall use its respective reasonable best efforts to (i) maintain in effect, until the earlier of the funding of the Financing (in an amount sufficient to fund the sum of the SpinCo Payment and the amount required to consummate the refinancing of outstanding indebtedness of Merger Partner under the Existing Credit Agreement and the Merger Partner Notes (and/or any short-term refinancing thereof) (the “Merger Partner Refinancing”) and to pay all related Expenses in each case pursuant to the Debt Commitment Letter) or the effectiveness of the Financing Agreements, the commitment letter, dated as of the date this Agreement (including: (A) all exhibits, schedules, annexes and amendments to such agreement in effect as of the date hereof; and (B) any associated fee letters and engagement letters (together, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and thereof, the “Debt Commitment Letter”)), from the financing sources party thereto (together with all additional lenders, agents and financing sources added to the Debt Commitment Letter, the “Lenders”), pursuant to which, among other things, the Lenders have committed to provide SpinCo (or, if applicable, any SpinCo Subsidiary party to the Debt Commitment Letter) and Merger Partner with debt financing, as applicable, in the amounts set forth therein (the debt financing contemplated by the Debt Commitment Letter, together with any amendment, modification, supplement, restatement, substitution or waiver thereof in accordance with the terms of this Agreement, including any permanent term loan facility and/or registered or Rule 144A offering or other private placement of senior unsecured notes in lieu of any portion thereof, being referred to as the “Financing”), (ii) comply with the obligations that are set forth in the Debt Commitment Letter that are applicable to SpinCo (or, if applicable, any SpinCo Subsidiary party to the Debt Commitment Letter) or Merger Partner, as applicable, and satisfy on a timely basis all conditions precedent in the Debt Commitment Letter that are within the control of SpinCo (or, if applicable, any SpinCo Subsidiary party to the Debt Commitment Letter) or Merger Partner, as applicable, (iii) fully enforce the rights of SpinCo (or, if applicable, any SpinCo Subsidiary party to the Debt Commitment Letter) and Merger Partner, as applicable, under the Debt Commitment Letter and (iv) assist with the renewal, replacement, backstopping, cash collateralization, termination or other similar customary arrangements in connection with any outstanding letters of credit, bank guarantees, performance bonds or similar instruments for the account of SpinCo and its Subsidiaries at or prior to Closing as may be reasonably requested by Merger Partner in connection with the Merger.

(b) In the event any funds in the amounts set forth in the Debt Commitment Letter or the Financing Agreements, or any portion thereof, become unavailable on the terms and conditions (including any “flex” or “securities demand” provisions) contemplated in the Debt Commitment Letter or the Financing Agreements, Parent, SpinCo and Merger Partner shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to arrange to obtain promptly any such portion from the same or alternative sources, in an aggregate amount sufficient, when added to the portion of the Financing that is available, to allow SpinCo to make the SpinCo Payment and Merger Partner to consummate the Merger Partner Refinancing (the “Alternative Financing”), and to obtain a new financing commitment that provides for such Alternative Financing; provided, that (i) the terms of the Alternative Financing shall (A) be consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as reasonably determined by Parent and Merger Partner in good faith), (B) be customary and reasonable in light of then-prevailing market terms and (C) not contain any conditions to the consummation of such Alternative Financing that are more onerous than the conditions set forth in the Debt Commitment Letter as in effect on the date hereof, (ii) the terms and conditions of the Alternative Financing shall not be materially less favorable (a) with respect to final stated maturity, “all in yield”, interest rate margin or mandatory prepayment provisions or (b) otherwise, taken as a whole, to SpinCo or

Merger Partner than those in the Debt Commitment Letter as in effect on the date hereof and (iii) none of SpinCo, Merger Partner or any of their respective Affiliates shall agree (without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed)) to any Alternative Financing that would result in the payment of fees or interest rates applicable to the Financing in excess of those contemplated by the Debt Commitment Letter. It is understood and agreed that references herein to (x) the Financing shall include any Alternative Financing and (y) the Debt Commitment Letter or the Financing Agreements shall include the commitment letter and definitive agreements, as applicable, in each case relating to any Alternative Financing.

(c) Each of SpinCo and Merger Partner shall give the other Party prompt written notice upon it obtaining Knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter or the Financing Agreements, (ii) any actual or threatened withdrawal, repudiation or termination of the Financing by any party to the Debt Commitment Letter or the Financing Agreements and (iii) any material dispute or disagreement between or among any of the parties to the Debt Commitment Letter or Financing Agreements; provided that in no event shall SpinCo or Merger Partner be under any obligation to disclose any information pursuant to clauses (i), (ii) or (iii) that would waive the protection of attorney-client or similar privilege if SpinCo or Merger Partner shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. Neither SpinCo nor Merger Partner shall, without the prior written consent of the other Party, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Debt Commitment Letter.

(d) Until the earlier of the Closing and the valid termination of this Agreement in accordance with Article IX, each of Parent, SpinCo and Merger Partner shall, and shall cause its respective Subsidiaries and its respective Representatives to, cooperate and use reasonable best efforts to cause the arrangement and consummation of the Financing, including, as applicable, by: (i) negotiating definitive agreements with respect thereto, on the terms and conditions (including any “flex” or “securities demand” provisions) contained in the Debt Commitment Letter or on such other terms as are reasonably acceptable to Parent, SpinCo and Merger Partner and that are not materially less favorable in the aggregate to SpinCo or Merger Partner than those in the Debt Commitment Letter as in effect on the date hereof (the “Financing Agreements”); (ii) participation in, and assistance with, the marketing efforts related to the Financing, including causing its respective management team, with appropriate seniority and expertise, and other representatives and advisors to assist in preparation for and to participate in a reasonable number of meetings, conference calls, road shows, presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with the Lenders, Lender Related Parties and rating agencies, in each case, upon reasonable notice and at agreeable dates and times mutually agreed between Parent, SpinCo and Merger Partner, provided that any such meeting or communication may be conducted virtually by videoconference or other media; (iii) delivering to the Lenders as promptly as reasonably practicable, and in any event at least four (4) Business Days prior to the Closing Date, of documentation and other information reasonably requested by the Lenders with respect to applicable “know-your-customer” and anti-money laundering rules and regulations at least nine (9) Business Days before the Closing Date; (iv) as promptly as reasonably practicable after the date hereof, providing (A) such information regarding the SpinCo Business and as is customary in connection with the Financing and (B) the following financial statements and other information: (x) with respect to the SpinCo Business, financial statements for an acquired business, management’s discussion and analysis of financial condition and results of operations, business and other financial data of the type customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, to consummate a registered or Rule 144A offering of senior unsecured notes (with the exception of a consolidating footnote to the financial statements for guarantors’ and non-guarantors’ financial information, as such information may be expressed in the body of the relevant disclosure document with disclosure customary for a Rule 144A offering, as applicable), (y) financial information of the SpinCo Business and Merger Partner and its Subsidiaries necessary for Parent, SpinCo and Merger Partner to prepare pro forma financial statements for such periods and as may be required by the SEC and applicable Law or customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, to consummate a Rule 144A offering of senior unsecured notes, including any pro forma financial information as may be required in connection with any Financing, prepared after giving effect to the transactions contemplated by this Agreement, the Separation Agreement and the Financing Agreements, which need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (z) the financial information required by paragraph 3 of Exhibit B of the Debt Commitment Letter (subclauses (x) through (z) collectively, the “Required Financial Statements”) and such other pertinent and customary financial information with respect to the SpinCo Business and Merger Partner and its Subsidiaries as may be reasonably requested by Parent, SpinCo or Merger Partner to consummate the Financing to the extent that such information is of the type and form customarily included in a bank information memoranda or an offering memorandum with respect to a high yield debt securities, as applicable; (v) assisting the Lender Related Parties in the preparation of (A) syndication documents and materials, including bank information memoranda (confidential and public), lender and investor presentations, offering memoranda, exchange offer documentation, private placement memoranda, prospectuses and similar documents (including, in each case, using reasonable best efforts to procure permission for the use of industry reports and data referenced therein) for the Financing as applicable and (B) materials for rating agency presentations, and similar documents in connection with the Financing, and assisting with the identification of any portion of the information contained therein relating to such Person that constitutes “material non-public information” of such Person, including providing reasonable and customary authorization letters to the Lenders authorizing the distribution of information to prospective lenders and other financing sources and containing customary 10b-5 representations and a customary representation that the public side versions of such documents, if any, do not include material non-public information about the SpinCo Business, Merger Partner or its Subsidiaries or their respective securities and as to the accuracy of the information relating to the SpinCo Business and Merger Partner and its Subsidiaries contained therein; (vi) causing the taking of corporate actions reasonably necessary to permit the completion of the Financing and executing and delivering, effective as of, and subject to the occurrence of, the Effective Time, customary pledge and security documents and certificates, documents and instruments relating to guarantees, collateral and other matters ancillary to the Financing, and otherwise facilitating the granting of security interests (and perfection thereof) and the pledging of collateral and the providing of guarantees, in each case, pursuant to the Financing Agreements; (vii) requesting that its independent accountants provide, and using reasonable best efforts to cause them to provide (including by delivering customary representation letters), customary comfort letters

(including “negative assurance” comfort), customary agreed upon procedures letters (if required) and unqualified consents for use of their reports, on customary terms and consistent with customary practice in connection with the Financing; (viii) cooperating with any customary due diligence requests by the Lender Related Parties and their respective legal counsel; (ix) promptly upon becoming aware of any such new or revised information, updating any information provided by or on behalf of it, to ensure that such information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (x) consulting in good faith on the terms and conditions of the Financing.

(e) Notwithstanding anything to the contrary in this Section 7.27, (i) no action contemplated in this Section 7.27 shall be required if any such action shall: (A) require Parent or any of its Subsidiaries (other than SpinCo and its Subsidiaries) to be an issuer of or borrower under the Financing, (B) require any of Parent, SpinCo or Merger Partner, or any of their respective Subsidiaries, or any of the foregoing’s respective Representatives, to provide (or to have provided on its behalf) any certificates, legal opinions or negative assurance letters (other than (x) in the case of SpinCo, Merger Partner or their respective Subsidiaries, certificates, opinions, letters or other documentation delivered at the applicable pricing or closing of the Financing and (y) by delivering customary representation letters to its independent accounts as required in connection with subclause (d)(vii) above); (C) cause any director, officer or employee of Parent, SpinCo or Merger Partner, or any of their respective Subsidiaries, to incur any personal liability; (D) require Parent, SpinCo or Merger Partner, or any of their respective Subsidiaries, to execute and deliver any pledge or security documents or certificates, documents or instruments relating to the provision of collateral in connection with the Financing other than those related to SpinCo, Merger Partner and their respective Subsidiaries that shall not become effective until after the Distribution or the Effective Time, as the case may be, in each case in accordance with the Debt Commitment Letter and the Financing Agreements; (E) without limiting clauses (B) and (D) above, require Parent to execute and deliver any documentation related to the Financing other than (i) documentation executed and delivered by SpinCo and its Subsidiaries and (ii) customary comfort letters executed and delivered by Parent’s accountants (and customary representation letters related thereto executed and delivered by Parent, SpinCo or Merger Partner, or any of their respective Subsidiaries); (F) (1) jeopardize (in Parent’s or SpinCo’s reasonable determination) any attorney-client privilege of Parent, SpinCo or any of their respective Subsidiaries (in which case Parent, SpinCo and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege) or (2) jeopardize (in Merger Partner’s reasonable determination) any attorney-client privilege of Merger Partner or any of its Subsidiaries (in which case Merger Partner and such Subsidiaries shall use reasonable best efforts to take such action in a manner that would not jeopardize such attorney-client privilege); (G) unreasonably interfere with the ongoing operations of the business of Parent, SpinCo or Merger Partner, or any of their respective Subsidiaries; or (H) result in a material violation or breach of, or a default under, the Organizational Documents of Parent, SpinCo or Merger Partner, or any of their respective Subsidiaries, or any applicable Law.

(f) The Commitment Fees, whether incurred prior to or subsequent to Closing shall be borne by the Party or Parties responsible therefor pursuant to Section 7.11. To the extent required by Section 7.11, each of Merger Partner and Parent shall, and shall cause its Subsidiaries to promptly upon request by the other Party, reimburse such Party or any of its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Parent, SpinCo or any of their respective Subsidiaries (including the SpinCo Subsidiaries) in connection with cooperation provided for in this Section 7.27. Merger Partner shall indemnify, defend and hold harmless Parent, its Subsidiaries and their respective Representatives from and against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) suffered or incurred by them in connection with any information provided by or on behalf of Merger Partner or its Subsidiaries utilized in connection with the provision of assistance pursuant to this Section 7.27, except, in each case, (i) in instances of gross negligence or willful misconduct on the part of Parent, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment) and (ii) with respect to any material misstatement or omission in information provided hereunder by any of the foregoing persons. Parent shall indemnify, defend and hold harmless Merger Partner, its Subsidiaries and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with any information provided by or on behalf of Parent or its Subsidiaries utilized in connection with the provision of assistance pursuant to this Section 7.27, except, in each case, (i) in instances of gross negligence or willful misconduct on the part of Merger Partner, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment) and (ii) with respect to any material misstatement or omission in information provided hereunder by any of the foregoing persons. Any amount to be paid or reimbursed by Merger Partner or Parent, as applicable, pursuant to this Section 7.27 shall be paid or reimbursed within thirty days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(g) All non-public or otherwise confidential information regarding the SpinCo Business obtained by Merger Partner or its Representatives pursuant to this Section 7.27 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between Parent and Merger Partner (or their respective Affiliates), Parent agrees that Merger Partner may share information with respect to SpinCo and the SpinCo Business (i) with the Lenders, and that Merger Partner and such Lenders may share such information with potential financing sources in connection with any marketing efforts for the Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by Merger Partner or any of its Subsidiaries pursuant to this Section 7.27, agree to customary confidentiality arrangements, including “click through” confidentiality agreements or confidentiality provisions contained in customary bank books and offering memoranda or (ii) insofar as is necessary to comply with all applicable disclosure laws and regulations in connection with any offering of securities in connection with the Financing.

(h) All non-public or otherwise confidential information regarding Merger Partner and its Subsidiaries obtained by Parent, SpinCo or their respective Representatives pursuant to this Section 7.27 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between Parent or SpinCo, on the one hand, and Merger Partner, on the other hand (or their respective Affiliates), Merger Partner agrees that Parent and SpinCo may share information with respect to Merger Partner and its Subsidiaries (i) with the Lenders, and that Parent, SpinCo and such Lenders may share such information with potential financing sources in connection with any marketing efforts for the Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by Parent, SpinCo or any of their respective Subsidiaries pursuant to this Section 7.27, agree to customary confidentiality arrangements, including “click through” confidentiality agreements or confidentiality provisions contained in customary bank books and offering memoranda or (ii) insofar as is necessary to comply with all applicable disclosure laws and regulations in connection with any offering of securities in connection with the Financing, in which event, Parent and SpinCo shall inform Merger Partner as promptly as practicable.

(i) Notwithstanding anything contained in this Agreement to the contrary, the Parties expressly acknowledge and agree that their obligations under this Agreement are not conditioned in any manner upon obtaining the Financing or any other financing (including any Alternative Financing).

(j) The Parties agree notwithstanding anything to the contrary contained herein, that decisions as to the terms and provisions of any Financing in lieu of the debt financing contemplated by the Debt Commitment Letter on the date hereof to be incurred by SpinCo (or any Subsidiary thereof) shall be made solely by Merger Partner, in consultation with SpinCo; provided that (i) all engagement letters, fee letters and definitive documentation related to such Financing, and the implementation of such Financing, shall (x) be consistent with the Intended Tax Treatment and not impede or prevent the delivery of the Parent Tax Opinions, and (y) be provided in draft form to SpinCo and its counsel prior to their distribution to any lender or counsel to any lender and in any event reasonably in advance of the execution thereof, and SpinCo and its counsel shall be afforded the right to comment thereon and all such comments shall be considered in good faith by Merger Partner and its counsel and (ii) SpinCo will have consent rights (such consent not to be unreasonably withheld, delayed or conditioned) solely with respect to any terms and conditions of such Financing that would reasonably be expected to be material and adverse to Parent or its Subsidiaries.

SECTION 7.28. Merger Partner Existing Credit Agreement. Merger Partner shall use reasonable best efforts to (i) obtain a customary pay-off letter (in form and substance reasonably acceptable to Parent) (the “Merger Partner Payoff Letter”) and customary release documentation for the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of all obligations outstanding under, the Credit and Guaranty Agreement, dated as of June 9, 2016 (as amended by Amendment No. 1, dated as of August 17, 2017, Amendment No. 2, dated as of February 28, 2019, Amendment No. 3, dated as of August 30, 2019, Letter Amendment, dated as of November 22, 2019, Amendment No. 4, dated as of April 16, 2020, Letter Amendment, dated as of June 30, 2020, Amendment No. 5, dated as of March 25, 2021, Amendment No. 6 dated as of March 14, 2023, Amendment No. 7 dated as of July 31, 2025 and as further amended, supplemented or otherwise modified prior to the date hereof and after the date hereof in a manner not prohibited hereby, the “Existing Credit Agreement”) between Merger Partner, Dana International Luxembourg S.à r.l., a private limited liability company, the guarantors party thereto from time to time, the financial institutions and other institutional lenders party thereto from time to time, and Citibank, N.A., as the administrative agent and collateral agent, (ii) provide Parent with a copy of such Merger Partner Payoff Letter at least two (2) Business Days prior to the Closing Date and (iii) give (by the date required under the Existing Credit Agreement) any necessary notices (including notices of prepayment) to allow for the prepayment, payoff, discharge and termination in full of the Existing Credit Agreement at the Closing.

SECTION 7.29. Merger Partner Notes. Prior to the Closing Date, Merger Partner shall use its reasonable best efforts to take all actions as may be required in connection with the Transactions in accordance with, and subject to the terms of, the applicable provisions of the indentures governing the Merger Partner Notes. Merger Partner shall give Parent a reasonable opportunity to review any notice to noteholders or offer to purchase in connection with the foregoing prior to such notice or document being delivered to the applicable trustee or noteholders and shall in good faith consider any comments and reasonable changes requested by Parent or its counsel to such documents; provided that Merger Partner shall make any change requested by Parent in good faith to the extent such information relates to the Parent unless otherwise agreed between Parent and Merger Partner.

SECTION 7.30. Resignations. Parent and SpinCo shall use reasonable best efforts to obtain and deliver to Merger Partner, at or prior to the Effective Time, the resignation of each officer and director of SpinCo, except for any such officer or director who is to continue as an officer or director of SpinCo following the Effective Time pursuant to this Agreement.

SECTION 7.31. Works Council Matters. The Parties acknowledge and agree that they will satisfy all notification and consultation obligations with respect to any applicable works councils in all material respects with respect to the Separation, the Distribution and the Merger (collectively, the “Transactions”). The Parties shall reasonably cooperate with each other in connection with such notification and consultation processes, and the Parties shall be provided with a reasonable opportunity to review in advance any proposed communications in connection therewith, and any information to be provided related to the Transactions, including the Financing and the expected consequences of the Transactions, shall be mutually agreed to by Merger Partner and Parent.

SECTION 7.32. Transition Services Agreement; Specified Commercial Arrangements.

(a) Transition Services Agreement. From the date hereof until the Closing, each of the Parties shall (i) cooperate reasonably with each other, to negotiate in good faith and use reasonable best efforts to agree upon the services schedules (Schedules A, B, C and D of the form of Transition Services Agreement set forth on Exhibit G to the Separation and Distribution Agreement) and (ii) execute and deliver at the Closing the Transition Services Agreement with such services schedules as shall have been mutually agreed by the Parties. The service charges associated with any such services shall be determined in accordance with the Services Charges Baseline Methodology (as defined in the Transition Services Agreement). The Parties shall cooperate reasonably with each other, negotiate in good faith and use reasonable best efforts to agree upon the terms of such services in the services schedules to the Transition Services Agreement, which services schedule shall describe in reasonable detail the nature, scope, service period(s) and other terms applicable to such services. Upon Merger Partner’s reasonable written request, until the Closing, Parent shall use its reasonable best efforts to provide Merger Partner with reasonably available information regarding the quality, priority, volume, service level and standard of care of any services provided by Parent or any Parent Subsidiary to the SpinCo Business during the twelve (12) month period prior to the Distribution Date.

(b) Specified Commercial Arrangements. From the date hereof until the Closing, each Party shall, and shall cause its applicable Subsidiaries to, use its respective reasonable best efforts to (i) negotiate and agree upon the terms of and (ii) cause the applicable members of the Parent Group and the SpinCo Group to execute and deliver agreements for the Specified Commercial Arrangements as promptly as reasonably practicable, and in any event at or prior to the Closing; provided, that, to the extent any agreement with respect to a Specified Commercial Arrangement has not been executed as of the Closing, the Parties shall continue to negotiate such agreement in good faith following the Closing. The terms and conditions of each Specified Commercial Arrangement shall be subject to the prior written approval of Merger Partner.

SECTION 7.33. Parent Names. Prior to Closing, Parent shall use good faith efforts to identify and disclose to Merger Partner any Parent Names used in the SpinCo Business during the twelve (12) month period prior to the Closing that are not described in subclause (a) of the definition of “Parent Names” (as defined in the Separation and Distribution Agreement) or listed on Attachment 1 to Section 1.1(q)(ii) of the Disclosure Letter to the Separation and Distribution Agreement.

SECTION 7.34. IT Systems Separation and Migration.

(a) The Parties shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take the actions and activities set forth on Section 7.34 of the SpinCo Disclosure Letter (the “IT Separation Activities”) in connection with the separation of SpinCo’s information technology systems from the Parent Group’s systems and the migration, configuration, integration (the “IT Separation and Migration”). Section 7.34 of the SpinCo Disclosure Letter identifies, for each IT Separation Activity, whether such activity is to be performed by (i) Parent Group, (ii) Merger Partner Group or (iii) the applicable service provider under the Transition Services Agreement.

(b) All out-of-pocket fees, costs and expenses incurred in connection with the IT Separation and Migration (collectively, “IT Separation Costs”) shall be borne by the Party designated as responsible for the applicable action or activity on Section 7.34 of the SpinCo Disclosure Letter. To the extent that any IT Separation Activities are designated as services to be provided under the Transition Services Agreement, the fees and expenses related thereto shall be governed by the Transition Services Agreement. In the event of any conflict between a Transaction Document and an allocation of IT Separation Costs expressly provided on Section 7.34 of the SpinCo Disclosure Letter, Section 7.34 of the SpinCo Disclosure Letter shall control.

SECTION 7.35. IP License Cooperation. Prior to Closing, (a) upon Parent gaining Knowledge thereof, Parent shall provide written notice to Merger Partner of any limitations or restrictions preventing Parent or the applicable members of the Parent Group from having Control (as defined in Exhibit C to the Separation and Distribution Agreement) of the Other Parent Items (as defined in Exhibit C to the Separation and Distribution Agreement) as of the Closing, the lack of a license to which under Section 2.1 of the Intellectual Property Cross License Agreement would limit the SpinCo Group’s conduct of the SpinCo Business after the Closing in a manner that is material to the business as a whole as conducted during the twelve (12) month period prior to the Closing; and (b) upon written notice from Merger Partner identifying any such limitation or restriction, Parent shall use reasonable best efforts to remove, or cause the removal of, such material limitation so as to secure for the applicable member of the SpinCo Group the benefit of the license rights contemplated under Section 2.1 of the Intellectual Property Cross License Agreement with respect to the affected Intellectual Property for the applicable SpinCo Group member(s) to conduct the SpinCo Business after the Closing as conducted during the twelve (12) month period prior to the Closing; provided, further, nothing in this Section 7.35 shall require any Party or any of its Affiliates to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third party in order to remove, resolve or address any such restriction.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.1. Conditions to the Obligations of SpinCo, Parent, Merger Partner and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by Parent and Merger Partner) at or prior to the Closing of the following conditions:

(a) (x) any applicable waiting period under the HSR Act shall have expired or been terminated and (y) all other Requisite Regulatory Approvals shall have been obtained or deemed obtained, as applicable, and shall remain in full force and effect and all statutory waiting periods (and any extensions thereof) in respect thereof shall have expired or been terminated or the relevant Governmental Authorities shall have declined jurisdiction, as applicable;

(b) the Restructuring and the Distribution shall have been consummated in accordance with the Separation and Distribution Agreement;

(c) (i) the SpinCo Registration Statements shall have become effective in accordance with the Securities Act (or, in the case of the SpinCo Distribution Registration Statement on Form 10, in accordance with the Exchange Act) and shall not be the subject of any stop order or Actions seeking a stop order and (ii) (A) if the Distribution is effected, in whole or in part, as an Exchange Offer, the applicable offer period shall have expired, and (B) if the Distribution is effected in whole or in part as a One-Step Spin-Off or Clean-Up Spin Off, the applicable notice periods required by the applicable stock exchange rules or securities Laws shall have expired;

(d) the SpinCo Shares to be distributed pursuant to the Distribution and issued pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(e) the Merger Partner Stockholder Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of the NYSE; and

(f) (i) No Governmental Authority of competent jurisdiction (i) in any jurisdiction where any of Parent, SpinCo or Merger Partner conducts non de minimis operations or owns non de minimis amounts of assets shall have enacted any Law or (ii) shall have issued or granted any Governmental Order or injunction whether temporary, preliminary or permanent, in each of cases (i) and (ii), that remains in effect and that has the effect of restraining, enjoining or prohibiting the Restructuring, the Distribution or the Merger.

SECTION 8.2. Additional Conditions to the Obligations of Parent, SpinCo and Merger Sub. The obligation of Parent, SpinCo and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing of the following additional conditions:

(a) Merger Partner shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Closing;

(b) all representations and warranties made by Merger Partner set forth in Article VI (other than Section 6.1(a), Section 6.2(a), Section 6.3, Section 6.6(b) and Section 6.18), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, a Merger Partner Material Adverse Effect. The representations and warranties made by Merger Partner set forth in Section 6.1(a), Section 6.3 and Section 6.18 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by Merger Partner set forth in Section 6.2(a) and Section 6.6(b) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of Section 6.2(a)), and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date;

(c) Merger Partner shall have delivered to Parent a certificate dated as of the Closing Date signed by a senior officer of Merger Partner to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d) Parent shall have received the Parent Tax Opinions from Parent Tax Counsel, which opinions shall not have been withdrawn or modified in any material respect; and

(e) Merger Partner (or a Subsidiary thereof) shall have entered into the applicable Transaction Documents, and to the extent applicable, performed the covenants to be performed prior to the Closing in all material respects, and each such agreement shall be in full force and effect.

SECTION 8.3. Additional Conditions to the Obligations of Merger Partner. The obligation of Merger Partner to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by Merger Partner) at or prior to the Closing of the following additional conditions:

(a) SpinCo, Merger Sub and Parent shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Closing;

(b) All representations and warranties made by Parent set forth in Article IV and Article V (other than Section 4.1, Section 4.2, Section 4.5, Section 5.1(a), Section 5.2(a), Section 5.2(b), Section 5.3, Section 5.6(b), Section 5.17 and Section 5.18), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct (without giving effect to materiality, Material Adverse Effect or similar qualifications) would not have, individually or in the aggregate, a SpinCo Material Adverse Effect. The representations and warranties made by Parent set forth in Section 4.1, Section 4.2, Section 4.5, Section 5.1(a), Section 5.2(b), Section 5.2(d), Section 5.3, Section 5.17, and Section 5.18 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date). The representations and warranties made by Parent set forth in Section 5.2(a) and Section 5.6(b) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than for de minimis deviations in the case of Section 5.2(a)) and except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date;

(c) Parent shall have delivered to Merger Partner a certificate dated as of the Closing Date signed by a senior officer of Parent to the effect that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;

(d) SpinCo, Merger Sub and Parent (or a Subsidiary thereof) shall have entered into the applicable Transaction Documents, and to the extent applicable, performed the covenants to be performed prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect; and

(e) Merger Partner shall have received the Merger Tax Opinion from Merger Partner Tax Counsel, which opinion shall not have been withdrawn or modified in any material respect.

ARTICLE IX

TERMINATION

SECTION 9.1. Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the time the Merger Partner Stockholder Approval is obtained, by mutual written consent of Merger Partner and Parent.

SECTION 9.2. Termination by Either Parent or Merger Partner. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by either Merger Partner or Parent if:

(a) the Closing shall not have occurred by June 10, 2027 (the “Outside Date”), whether such date is before or after the time the Merger Partner Stockholder Approval is obtained; provided that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations under this Agreement or the Separation and Distribution Agreement in any manner that shall have been the primary cause of the failure of the condition set forth in this Section 9.2(a); and provided, that if, as of the Outside Date, all of the conditions set forth in Article VIII have been satisfied or waived (other than those conditions set forth in Section 8.1(a), Section 8.1(f) to the extent relating to any applicable Competition Laws or Foreign Investment Laws or Section 8.1(b)), then either Parent or Merger Partner may, by written notice to the other Party delivered on or prior to the Outside Date, extend the Outside Date for an additional period of three months (the “Antitrust Extension Period”).

(b) the Merger Partner Stockholder Approval shall not have been obtained upon a vote taken thereon at the Merger Partner Stockholder Meeting or at any adjournment or postponement thereof; or

(c) a Governmental Authority of competent jurisdiction (i) in any jurisdiction where any of Parent, SpinCo or Merger Partner conducts non de minimis operations or owns non de minimis amounts of assets shall have enacted any Law or (ii) shall have issued or granted any final and non-appealable Governmental Order, in each of cases (i) and (ii) that is still in effect, permanently enjoining or prohibiting the Restructuring, the Distribution or the Merger; provided that the right to terminate this Agreement pursuant to this Section 9.2(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement or the Separation and Distribution Agreement in any manner that shall have been the primary cause of the failure of the condition set forth in this Section 9.2(c).

SECTION 9.3. Termination by Merger Partner. This Agreement may be terminated by Merger Partner and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by Merger Partner if:

(a) at any time prior to the time the Merger Partner Stockholder Approval is obtained, (i) the Merger Partner Board (or any committee thereof) authorizes Merger Partner to enter into a definitive written agreement with respect to a Superior Proposal, (ii) Merger Partner enters into a definitive written agreement providing for such Superior Proposal concurrently with or immediately after the termination of this Agreement and (iii) Merger Partner, prior to or concurrently with such termination, pays to Parent the Termination Fee pursuant to Section 9.5(b); provided, that such actions shall have been made in compliance with Section 7.9(b);

(b) there has been a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or SpinCo in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that any of the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 45 days after written notice thereof is given by

Merger Partner to Parent and (ii) three (3) Business Days before the Outside Date; provided, however, that Merger Partner is not also in breach of this Agreement such that any of the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 45 days after written notice thereof is given by Parent to Merger Partner and (ii) three (3) Business Days before the Outside Date.

SECTION 9.4. Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by Parent if:

(a) at any time prior to the time the Merger Partner Stockholder Approval is obtained, the Merger Partner Board shall have made a Merger Partner Change of Recommendation, whether or not permitted by the terms hereof, or Merger Partner shall have publicly announced, a Merger Partner Change of Recommendation; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by Merger Partner in this Agreement, or any such representation and warranty shall have become untrue after the date hereof, such that any of the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 45 days after written notice thereof is given by Parent to Merger Partner and (ii) three (3) Business Days before the Outside Date; provided, however, that Parent is not also in breach of this Agreement such that any of the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (A) 45 days after written notice thereof is given by Merger Partner to Parent and (B) three (3) Business Days before the Outside Date.

SECTION 9.5. Effect of Termination and Abandonment.

(a) Except as provided in paragraphs (b) through (d) directly below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) subject to clause (d) directly below, no such termination shall relieve any Party of any liability or damages to the other Party resulting from any Willful Breach of this Agreement and (ii) this Section 9.5 and Article X shall survive the termination of this Agreement.

(b) In the event that:

(i) this Agreement is terminated (A) pursuant to Section 9.4(b), (B) pursuant to Section 9.2(a) without a vote of the stockholders of Merger Partner contemplated at the Merger Partner Stockholder Meeting having occurred and provided that the conditions set forth in Section 8.1(a) and Section 8.1(f) shall have been satisfied at such time of termination; or (C) pursuant to Section 9.2(b), and (x) in any such case, a Competing Proposal shall have been publicly announced (or otherwise communicated to the Merger Partner Board) at any time after the date of this Agreement, and such Competing Proposal was not withdrawn or otherwise abandoned at least five (5) Business Days prior to (I) in the case of a termination pursuant to Section 9.2(b), the

Merger Partner Stockholder Meeting or (II) in the case of a termination pursuant to Section 9.4(b), the breach giving rise to such termination and (y) within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Merger Partner enters into an Alternative Acquisition Agreement in respect of a Competing Proposal (which, in each case, need not be the same Competing Proposal that was made, disclosed or communicated prior to the termination hereof); provided that, solely for purposes of this Section 9.5(b)(i), all references to 20% in the definition of “Competing Proposal” shall instead refer to 50%;

(ii) this Agreement is terminated by Parent pursuant to Section 9.4(a); or

(iii) this Agreement is terminated by Merger Partner pursuant to Section 9.3(a);

then Merger Partner shall pay Parent (or its designee(s)) a termination fee of $158,700,000 (the “Termination Fee”) (less any amounts paid pursuant to Section 9.5(e)) by wire transfer of same-day funds, such payment to be made on the date of entry into an Alternative Acquisition Agreement or consummation of a Competing Proposal (whichever is earlier) in the case of clause (i) above, within three (3) Business Days after such termination in the case of clause (ii) above, and prior to or concurrently with termination in the case of clause (iii) above.

(c) Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and SpinCo in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby and by the Transaction Documents, which amount would otherwise be impossible to calculate with precision. In the event that Merger Partner fails to promptly pay when due the Termination Fee pursuant to Section 9.5(b) and, in order to obtain such payment Parent commences an Action that results in a judgment against Merger Partner for payment of the Termination Fee, Merger Partner shall pay to Parent its reasonable and documented costs and expenses (including reasonable attorneys’ fees) in connection with such Action, together with interest on the Termination Fee at the prime rate set forth in the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(d) The Parties acknowledge and agree that in no event shall Merger Partner be required to pay the Termination Fee on more than one occasion. Notwithstanding anything in this Agreement to the contrary, upon payment of the Termination Fee in accordance with Section 9.5(b), Merger Partner shall have no further liability to Parent, Merger Sub or SpinCo with respect to this Agreement, the Separation and Distribution Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby; provided, however, that payment by Merger Partner of the Termination Fee shall not relieve Merger Partner from any liability or damages resulting from any Willful Breach of this Agreement.

(e) If this Agreement is terminated pursuant to Section 9.2(b) or is terminated pursuant to any other subsection of Section 9.1 or Section 9.2 and, at such time, Parent was entitled to terminate this Agreement pursuant to Section 9.2(b), Merger Partner shall pay to Parent its Expenses incurred since February 25, 2026 in an amount not to exceed $20,000,000. Any Expenses of Parent due under this Section 9.5(e) shall be paid by wire transfer of immediately available funds no later than two (2) Business Days after receipt by Merger Partner of an itemized statement identifying such Expenses.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Non-Survival of Representations, Warranties and Agreements. The covenants and agreements that by their terms are to be performed following the Closing pursuant to any Transaction Document, including the Separation and Distribution Agreement or this Agreement shall survive the Effective Time in accordance with their terms and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder or hereunder; provided that, following the Effective Time, Merger Partner shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business or included in the SpinCo Assets (except to the extent relating to assets retained by, or liabilities assumed by, Parent or its Subsidiaries (other than the SpinCo Entities) pursuant to the Separation and Distribution Agreement), which information shall no longer be considered “Evaluation Material” (as defined in the Confidentiality Agreement) for purposes thereof.

SECTION 10.2. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Parent or SpinCo, to:

Eaton Corporation plc

c/o Eaton Corporation

1000 Eaton Boulevard

Cleveland, OH 44122

Attention:   Ron E. Garber, VP & Chief Counsel – M&A

Email:     [#####]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention:   Dotun O. Obadina

       Steven J. Williams

Email:     dobadina@paulweiss.com

       swilliams@paulweiss.com

if to Merger Partner, to:

Dana Incorporated

3939 Technology Drive

Maumee, OH 43537

Attention:   Douglas H. Liedberg

Email:     [#####]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:   David M. Klein, P.C.

       Rachael G. Coffey, P.C.

       Brian H. Junquera

Email:     dklein@kirkland.com

       rachael.coffey@kirkland.com

       brian.junquera@kirkland.com

or to such other address or addresses as the Parties may from time to time designate in writing.

SECTION 10.3. Amendments and Waivers.

(a) Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 10.3(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The failure or delay of any Party to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement. No amendment or modification shall be made which by Law requires further approval by the stockholders of Merger Partner without obtaining the further approval of such stockholders.

(c) No amendment, modification or waiver to this Section 10.3, Section 10.4 or Section 10.5(b) (or any of the defined terms used herein or therein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of such Section or, solely as they relate to such Section, the definitions of any terms used) to the extent materially adversely affecting any of the Lenders or any of the other Lender Related Parties, shall be effective with respect to such affected Lender or other Lender Related Party unless the affected Lender Related Parties that are party to the Debt Commitment Letter or any other applicable Financing Agreement provide their prior written consent to such amendment, modification or waiver.

SECTION 10.4. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and all Actions (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any Schedule or Exhibit hereto) or the negotiation, execution or performance hereof (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, or if jurisdiction is not then available in such federal court, then in any Delaware state court sitting in New Castle County) and any appellate court from any appeal thereof (the “Chosen Courts”) in any Action arising out of or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Chosen Courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts. Notwithstanding anything to the contrary contained in this Agreement, each Party on behalf of itself and its controlled Affiliates: (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against any of the Lenders or their Lender Related Parties in any way relating to this Agreement, the Financing, or any of the transactions contemplated hereby or thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter or the Financing Agreements, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Lenders or their Lender Related Parties relating to this Agreement, the Merger, or any of the transactions contemplated by this Agreement or the performance of services related hereto, including any dispute arising out of or relating in any way to the Financing, shall be exclusively governed by and construed in accordance with the internal Laws of the State of New York; (iii) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such legal action, suit or proceeding against any of the Lenders or their Lender Related Parties relating to the Financing; (iv) that service of process, summons, notice or document by registered mail addressed to it shall be effective service of process against it for any such action or proceeding brought in any such court; and (v) agrees to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which such Party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal action, suit or proceeding against any of the Lenders or their Lender Related Parties relating to the Financing in any such court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE TRANSACTION DOCUMENTS (INCLUDING ANY SCHEDULE OR EXHIBIT) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(c). NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.4(c) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

SECTION 10.5. Assignment; Parties in Interest; Non-Parties.

(a) No Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Parties; provided, that SpinCo and Merger Partner may assign any or all of their respective rights, interests or obligations under this Agreement, in whole or in part, without the consent of the other parties or their applicable affiliates to the Lenders or Lender Related Parties solely for collateral security purposes. Any attempted assignment or delegation in breach of this Section 10.5 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except as provided in Section 7.8 and Section 10.5(b) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

(b) Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties, and no former, current or future Affiliates, officers, directors, employees, equityholders, lenders, financing sources, the Lenders, the Lender Related Parties, managers, members, partners, agents or representatives of any Party, in each case, who is not a party to this Agreement, shall have any liability for any obligations of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Each Party agrees that none of the Lender Related Parties will have any liability to any of the parties hereto or their respective directors, officers, employees, agents, partners, managers, members or stockholders relating to or arising (directly or indirectly) out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, provided that the foregoing shall not affect the rights of the Persons party to any debt commitment letter or the definitive debt documents executed in connection with the Financing to enforce such agreements in accordance with their terms. Such Persons who are not Parties (including the Lenders and the Lender Related Parties) are third party beneficiaries of Section 10.3, Section 10.4, and this Section 10.5(b) (or any of the defined terms used herein or therein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of such Section or, solely as they relate to such Section, the definitions of any terms used) and shall be entitled to enforce such provisions directly. This Section 10.5(b) shall not affect (a) the rights of the Persons party to the Debt Commitment Letter to enforce the Debt Commitment Letter in accordance with its terms or (b) the rights and obligations of the Parties hereto set forth in Section 7.27.

SECTION 10.6. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic or ..pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

SECTION 10.7. Entire Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreement, including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the SpinCo Disclosure Letter and Merger Partner Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

SECTION 10.8. Severability. If any provision of this Agreement or any Transaction Document, or the application of any provision to any Person or circumstance, is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

SECTION 10.9. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Document, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Document. Without limiting the generality of the foregoing, the Parties agree that each Party shall be entitled to enforce specifically the other Parties’ obligations to consummate the transactions contemplated by this Agreement, if the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived (where permissible under applicable Law). The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EATON CORPORATION PLC

By:	/s/ Sergio Letelier
Name:	Sergio Letelier
Title:	Senior Vice President, Strategy and Corporate Development

[Signature Page to Merger Agreement]

EATON CORPORATION

By:	/s/ Adam Wadecki
Name:	Adam Wadecki
Title:	Senior Vice President and Controller

[Signature Page to Merger Agreement]

MOBILITY (USA) CORPORATION

By:	/s/ Kirsten M. Park
Name:	Kirsten M. Park
Title:	Vice President and Treasurer

[Signature Page to Merger Agreement]

ATLAS MOBILITY SUB, INC.

By:	/s/ Sergio Letelier
Name:	Sergio Letelier
Title:	Vice President

[Signature Page to Merger Agreement]

DANA INCORPORATED

By:	/s/ Timothy R. Kraus
Name:	Timothy R. Kraus
Title:	Chief Financial Officer

[Signature Page to Merger Agreement]